Exhibit 99.1

MARKET AND INDUSTRY DATA

Information in this Exhibit 99.1 to this Current Report on Form 8-K (this “Report”) concerning processing volumes, production capacity, rankings and other industry information, including our general expectations concerning the rolled aluminum products and aluminum and zinc recycling industries, are based on estimates prepared by us using certain assumptions and our knowledge of these industries as well as data from third party sources. This data includes, but is not limited to, data from The Aluminum Association and Brook Hunt & Associates Ltd. Such sources generally state that the information contained therein is believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Our estimates, in particular as they relate to our general expectations concerning the aluminum and zinc industries, involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” included in this Report.

DEFINITIONS AND USE OF CERTAIN TERMS

As used in this Report, unless the context indicates otherwise, (i) “Existing Credit Facility” refers to the Credit Agreement, dated as of December 9, 2004, among the borrowers party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, (ii) “Existing 10 3/8% Notes” refers to Aleris’s outstanding 10 3/8% Senior Secured Notes due 2010, (iii) “Existing 9% Notes” refers to Aleris’s 9% Senior Notes due 2014, (iv) “Bridge Loan Facility” refers to the new senior bridge loan facility being entered into in connection with the Financing Transactions (as defined herein), (v) “New Revolving Credit Facility” refers to the new senior secured asset-backed multi-currency revolving credit facility being entered into in connection with the Financing Transactions, (vi) “New Term Loan Credit Facility” refers to the new senior secured term loan credit facility being entered into in connection with the Financing Transactions, (vii) “New Credit Facilities” refers collectively to the New Revolving Credit Facility and the New Term Loan Credit Facility, (viii) “Corus” refers to Corus Group plc and its subsidiaries, (ix) “Corus Aluminum” refers to Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp., Corus Hylite BV and Hoogovens Aluminium Europe Inc. and certain of their subsidiaries, Corus LP, Corus Aluminum Inc. and a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited, which collectively comprises the downstream aluminum business of Corus, (x) “Corus Acquisition” refers to the acquisition of Corus Aluminum by Aleris from Corus as described under “The Corus Acquisition” included in this Report, (xi) “Aleris,” “we,” “our,” “us” and the “Company” refer to Aleris International, Inc. and its subsidiaries giving effect to the pending acquisition of Corus Aluminum and (xii) the “Financing Transactions” and the “Transactions” have the meanings provided under the heading “The Transactions” in this Report.

In addition, we use the term “2005 Acquisitions” in this Report to collectively refer to the acquisition of:

•	ALSCO Holdings, Inc. (“ALSCO”) on October 3, 2005 (a manufacturer and fabricator of aluminum sheet products for the building and construction industry);

•	Alumitech, Inc. (“Alumitech”) on December 12, 2005 (an aluminum recycler and salt cake processor);

•	Tomra Latasa Reciclagem (“Tomra Latasa”) on August 23, 2005 (a Brazilian aluminum recycler); and

•	certain assets of Ormet Corporation (“Ormet”) on December 20, 2005 (including rolling mill assets, a recycling operation and an aluminum blanking operation).

This Report also contains combined financial statements of Corus Aluminum. Although the combined financial statements of Corus Aluminum included elsewhere in this Report refer to the entities that comprise the downstream aluminum business of Corus Group plc as the “Fabricator Group,” for purposes of this Report we refer to these entities as “Corus Aluminum.”

Unless otherwise stated in this Report, references to “pro forma” balance sheet give pro forma effect to the Transactions, including the Corus Acquisition, as if they had occurred on March 31, 2006, and references to “pro forma” results of operations and cash flow data give pro forma effect to the operating results of the 2005 Acquisitions, excluding the acquisition of certain assets of Ormet, and the Transactions, including the Corus Acquisition, on a combined basis as if they occurred on January 1, 2005.

BUSINESS

Company Overview

The Company

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. We are also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. We operate 50 production facilities in North America, Europe, South America and Asia. We possess a combination of low cost, flexible and technically advanced manufacturing operations supported by an industry leading research and development platform. Our facilities are strategically located and well positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries. Pro forma for the twelve months ended March 31, 2006, we generated revenues of $4.7 billion of which approximately 57% were derived from North America and the remaining 43% were derived from the rest of the world.

Since the end of 2004, we have increased revenues and profitability through a combination of internal growth and productivity initiatives for our existing operations and strategic acquisitions. We have grown significantly through the successful completion of five strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We focus on acquisitions that are accretive to earnings and from which we typically are able to realize significant operational efficiencies within 12 to 18 months through the integration process. While we have already achieved substantial savings from our acquisition activity, we believe additional significant synergies remain to be realized, including synergies from the acquisition of Corus Aluminum.

In connection with the integration of the Corus Acquisition, we intend to operate our business in the following global segments and expect to report on that basis in the quarter in which the Corus Acquisition is completed.

Global Rolled and Extruded Products

We are a producer of rolled aluminum products with leading positions in technically sophisticated applications, including aerospace plate and sheet, brazing sheet and demanding automotive sheet end-uses as well as high volume applications used in building and construction and general distribution. We produce aluminum sheet, plate and fabricated products using direct-chill and continuous-cast processes. We believe that many of our facilities are state-of-the-art and provide us with proprietary manufacturing processes and a competitive advantage in servicing high margin, growing end-uses, such as aerospace and heat transfer applications. We compete successfully in these highly technical applications based on our industry leading research and development capabilities, which have developed over 130 process and alloy patents families. We have 19 production facilities that provide rolled and extruded aluminum products to the major aluminum consuming regions worldwide.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our more technically advanced products require the use of primary aluminum for which we have secured supply agreements for approximately 38% of our expected needs through 2009. Our continuous-cast and common alloy sheet production can utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. In addition, to further mitigate the impact of metal prices on our profitability aluminum costs are passed through to customers for approximately 72% of our rolled product sales, and we strive to manage the remaining key commodity risks through our hedging programs.

We are also a leading producer of soft and hard alloy extruded aluminum profiles targeted at end-uses such as the building and construction, electrical, mechanical engineering and transportation sectors. We have four separate product categories which reflect our customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. We currently operate one of the largest extrusion presses in the world, which provides us with the capability to produce high end value-added products such as larger profiles in addition to the production of hard alloy extrusions for transportation applications. We operate five extrusion product facilities in Europe and China.

Pro forma for the twelve months ended March 31, 2006, shipments of aluminum rolled and extruded products totaled 2.2 billion pounds, establishing us as the number four producer globally based on volume, which accounted for approximately $3.3 billion of our revenues.

Global Recycling

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America, Europe and South America. Our global recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. Our specification alloy operations principally service customers in the automotive industry. For the twelve months ended March 31, 2006, approximately 54% of the total pounds processed by our recycling and specification alloy operations were under tolling arrangements. Tolling arrangements eliminate our metal commodity exposure and reduce our overall working capital requirements. Our global recycling network operates 25 strategically located production plants, with 17 in the United States, two in Brazil, three in Germany, and one in each of Mexico, the Netherlands and the United Kingdom.

Pro forma for the twelve months ended March 31, 2006, we processed 3.3 billion pounds of recycled metal and specification alloys, which accounted for approximately $1.1 billion of our revenues.

Global Zinc

We recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint and in other specialty chemical applications. We operate six zinc facilities in the United States and are in the process of constructing a zinc recycling facility outside of Shanghai, China.

Pro forma for the twelve months ended March 31, 2006, we processed 228.5 million pounds of zinc products, which accounted for approximately $286.0 million of our revenues.

Global Aluminum Industry Overview

We participate in select segments of the aluminum industry, including rolled products, extrusions and recycling. The aluminum industry is highly cyclical and is affected by global economic conditions, industry competition, product development and commercialization. Compared to several substitute metals, it is light weight, has a high strength-to-weight ratio and is resistant to corrosion. Aluminum’s greatest advantage, however, is that it can be recycled again and again without any material decline in performance or quality.

Aluminum prices are determined by worldwide market forces of supply and demand, and, as a result, they are volatile. The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the London Metal Exchange (the “LME”). Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Aluminum recyclers produce aluminum in molten or ingot form. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and, extrusions profiles, or they are sold to aluminum traders or to the commodity markets.

We do not mine bauxite, refine alumina, or smelt primary aluminum as part of our business.

Competitive Strengths

Leading positions in attractive industry segments

We are a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Global aluminum industry shipments have grown approximately 3.8% per annum on average since 1995. We believe aluminum’s growth prospects remain attractive due to its superior strength-to-weight ratio, corrosion resistance and ability to be recycled. We believe the trend toward aluminum recycling will continue, driven by its energy savings and lower capital equipment costs as compared to those of primary aluminum producers. In addition, we believe we will continue to benefit from growth opportunities both in our regional and global businesses. In certain industrial segments, such as transportation, aluminum, because of its strength-to-weight ratio, is the metal of choice and, in addition, is replacing other materials more rapidly than before. For example, the amount of aluminum used in the average light vehicle automobile manufactured in the United States has increased from approximately 170 pounds per light vehicle in 1990 to approximately 299 pounds in 2005 and the amount of aluminum used in the average light vehicle automobile manufactured in Europe has increased from approximately 114 pounds per light vehicle in 1990 to over approximately 298 pounds in 2005. We believe that this trend will continue as we expect high fuel prices to cause an increase in use of aluminum sheet in the automotive sector.

By volume, we are the third largest global supplier in aerospace sheet and plate. We have benefited from the historical growth trends of the aerospace industry while our diversification into commercial, regional and business jet end-uses, as well as defense end-uses, have mitigated some of the effects of cyclical downturns. Additionally, by volume, we are the largest supplier of brazing sheet. Aluminum is also beginning to replace brass in heat exchangers, and growth is being augmented by the increasing prevalence of air conditioners in automobiles. Additionally, U.S. annual production of recycled aluminum has increased by 72%, from 3.9 billion pounds to 6.7 billion pounds, from 1984 to 2004.

Industry leading research, development and technology capabilities

The Corus Acquisition brings us access to industry leading research, development and technology capabilities. These capabilities allow us to focus on technically demanding processes, products and applications, which create a potential to differentiate. Because of these capabilities and our reputation for technical excellence, we often participate on product design teams of many of our customers. The investment in research, development and technology has generated approximately 130 patent families.

Relentless focus on productivity improvement

Our culture emphasizes a relentless focus on continuous improvement, achievement of synergies and optimal use of capital resources. There is a high degree of accountability for achieving results, many of our long-term incentive plans are tied to achieving synergy and return on capital targets and since the Commonwealth acquisition our senior management has continually reset achievement targets upwards. We have developed key operating metrics for all of our businesses and plants globally and strive to achieve best practices both internally and in comparison with external benchmarks. Our implementation of a Rapid Transformation® initiative is aimed at developing a predictive maintenance capability that is improving reliability, while at the same time reducing maintenance costs. We have met or exceeded all synergy and productivity targets related to the Commonwealth acquisition and have already derived synergy benefits from the 2005 Acquisitions. Finally, we are implementing a Six Sigma approach to the continuous improvement and currently have 13 Black Belts working in our operations. Our focus on achievement of these various initiatives has led to implementing approximately $44.0 million of cost savings on an annual basis through merger synergy and productivity initiatives relating to the Commonwealth acquisition through the first quarter of 2006 compared to an original target of $25.0 million, which was established with the acquisition of Commonwealth.

Significant end-use industry and geographic diversification

Our main end-users are in the building and construction and transportation industries in numerous geographic regions. As a result, our operations are not dependent on any one industrial segment or particular geographic region.

Reduced exposure to commodity price fluctuations

Our management seeks to mitigate the impact of metal price fluctuations by:

•	using formula pricing in our rolled products business, based on a market-based primary aluminum price plus a conversion fee which effectively passes aluminum costs through to our customers for 72% of our rolled products sales;

•	aligning metal purchases with metal sales;

•	hedging open market positions with the use of financial and commodity derivatives; and

•	pursuing tolling arrangements, which eliminate exposure to aluminum and zinc price fluctuations where customer metal is available and which accounted for 54% of the total volumes processed in our global recycling operations for the twelve month period ended March 31, 2006.

These techniques minimize both margin risk and inventory risk consistent with the need to allow for continuous operation of production facilities. Additionally, we seek to mitigate the effects of natural gas volatility through the use of financial derivatives as well as through price escalators contained in many of our supply agreements.

Wide breadth of efficient manufacturing capabilities

We possess a broad range of capabilities within our manufacturing and recycling operations that allow us to compete effectively in numerous end-use industries.

•	Our rolled products business competes across a number of end-uses ranging from the most demanding aerospace plate and sheet applications to high volume applications such as building and construction and general distribution. These operations benefit from our efficiency, flexibility and technical competence, including our best-in-class rolling mill in Koblenz, Germany, as well as our low cost continuous-cast operations, which we believe are among the lowest cost rolled aluminum production facilities in the world;

•	Our extruded products business produces a wide range of hard and soft alloy extruded aluminum products serving a number of end-uses;

•	Our recycling operations rely on a network or facilities that have rotary and reverbatory melting furnaces, which are among the lowest cost and most efficient furnaces in the industry, and supply some of the largest aluminum and automotive companies in the world; and

•	Our zinc operations recycle zinc metal and also manufacture value added products such as zinc oxide and zinc dust.

We benefit from the ability to manufacture this wide range of product offerings and compete across a number of end-use industries and geographies, reducing our dependence on any single industry, region or product.

Long-term customer relationships

We have long-standing relationships with many of our largest customers including Airbus SAS (“Airbus”), Alcoa Inc. (“Alcoa”), The Boeing Co. (“Boeing”), Bosch Corp. (“Bosch”), BMW, Embraer-Empresa Brasileira de Aeronantica SA (“Embraer”), General Motors Corporation (“GM” or “General Motors”), Norandex/Reynolds, Novelis, Inc. (“Novelis”), DaimlerChrysler Corporation (“DaimlerChrysler”), Reliance Steel and Aluminum Co. (“Reliance Steel and Aluminum”), Ryerson Inc. (“Ryerson”) and Thyssen-Krupp Industries AG (“Thyssen-Krupp”). In addition to the long-standing relationships that Corus Aluminum contributes to our business, Corus Aluminum also adds significant value since a substantial portion of Corus Aluminum’s sales are direct to end-use customers, which will provide us with further opportunities to build upon and continue long-standing relationships with customers at both the distribution and end-use levels. We believe these relationships are mutually beneficial, offer us a consistent base of customer demand and allow us to plan and manage our operations more effectively. Long-term customer relationships also allow us to be more effective in handling our customers’ needs, thereby providing our customers with superior service. Our close working relationships allow us to offer just-in-time inventory management to customers serving multiple industries. We believe these mutually beneficial relationships also lead to significantly higher customer switching costs. Furthermore, as our customer base has expanded globally, a number of our long-term customers have encouraged us to expand our operations to service them.

Experienced management team

Our executive officers and our key leaders have a diversity of industry experience, including experience in the aluminum or zinc industries. Our management team has expertise in all of the commercial, technical and management areas of our business, which provides for focused marketing efforts, quality and cost controls and safety and environmental improvement. Furthermore, our acquisitions have afforded us the opportunity to add to our management talent.

Business Strategy

Achieve operating synergies through focused integration of acquisitions

We expect to achieve approximately $25.0 million of synergies through the successful integration of Corus Aluminum with annual cost savings to be fully realized within 18 to 24 months of the Corus Acquisition. We have achieved synergies and productivity improvements with an annualized run rate of approximately $39.0 million by December 31, 2005 from the acquisition of Commonwealth. In addition, we expect to achieve approximately $49.0 million of additional synergies resulting from the 2005 Acquisitions. We anticipate that we will achieve these cost savings by adopting new metals sourcing initiatives, integrating purchasing, eliminating duplicative costs through shared services and implementing manufacturing best practices.

Focus on productivity improvements and capacity optimization

We believe there are significant opportunities to reduce our manufacturing costs by implementing Six Sigma-based initiatives, transferring best practices, focusing on improved energy utilization and expanding predictive maintenance practices. We place considerable emphasis on optimizing the utilization of our productive assets. Our production network enables us to reallocate processing work among our various facilities, thereby maximizing asset utilization and balancing demand. We believe these productivity processes will also enable us to optimize working capital and increase cash flow. Where we are unable to improve our operating cost structure and remain competitive, we will take actions to close higher cost operations. For example, in conjunction with the acquisition of ALSCO we ceased operations at our Carson, California rolling mill in March 2006.

Further enhance business and product mix

We believe we have numerous opportunities to enhance our business and improve our product mix. We also intend to continue to supply higher value alloys targeting the transportation and consumer durable end-uses. We will seek to enhance the capabilities of our continuous casting operations through manufacturing improvements to produce higher value rolled aluminum products. We believe that increasing the range of alloys produced by this aluminum rolling process could significantly improve our competitiveness, since it is a lower cost manufacturing technique. Our acquisition of Corus Aluminum provides us with high value-added product lines and research and development capabilities to allow us to enhance our business and products offered. The assets acquired from Ormet in December 2005 broadened our product offerings to include several new alloys as well as aluminum blanks and rims used in the lighting, transportation and cooking end-uses. Additionally, we will seek to expand our tolling business, which allows for meaningful profit growth potential without significant investment in working capital or exposure to commodity price risk.

Expand in selected international regions

We intend to expand globally where we see the opportunity to enhance our manufacturing capabilities, grow with existing customers, gain new customers and penetrate higher growth industries. We believe disciplined expansion focused on these objectives will allow us to achieve attractive returns. Our international expansion has followed these principles. For example:

•	the Corus Acquisition brings us value added rolled aluminum product operations capable of successfully competing in demanding global applications such as aerospace plate and sheet;

•	our German recycling facilities, including our new facility in Deizisau, support European automotive manufacturers such as DaimlerChrysler and BMW as well as leading European aluminum companies;

•	our Brazilian facilities, including the Tomra Latasa facility acquired in 2005, support Novelis’s beverage can stock operations;

•	our United Kingdom facility supports Alcoa’s and Novelis’s nearby rolling mills; and

•	our new zinc facility in China will support existing multi-national tire customers who are expanding in the region and also provides access to the rapidly growing Chinese automotive industry.

We will continue to pursue global expansion opportunities in this disciplined, deliberate manner. Additionally, we believe that the combination of our efficient furnaces and processing techniques and our low-cost continuous cast technologies provides us with a highly competitive business model that we might consider exporting to emerging economies.

Selectively pursue accretive acquisitions

We have grown significantly through the successful completion of five strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying our end-use customer base, and increasing our scale and scope. We believe that a number of acquisition opportunities exist in the industries in which we operate. We focus on acquisitions that are accretive to earnings from which we typically are able to realize significant operational efficiencies within 12 to 18 months through the integration process. We will prudently evaluate these opportunities as potential enhancements to our existing operating platforms. We will also consider strategic alliances, where appropriate, to achieve operational efficiencies or expand our product offerings.

Business Segments

Aleris’s current operating structure includes four reportable segments: rolled products, aluminum recycling, international and zinc. Following the consummation of the Corus Acquisition, we intend to transition from four reportable segments to three reportable segments which we expect to consist of a global rolled and extruded products segment, a global recycling segment and a global zinc segment. The global rolled and extruded products segment is expected to consist of Aleris’s current rolled products segment and Corus Aluminum’s rolled products and extruded products businesses. The global recycling segment is expected to consist of Aleris’s current Aluminum Recycling and International segments. The global zinc segment is expected to remain the same. The following discussion of our business pertains to our current operating structure.

On a pro forma basis, assuming the acquisition of Commonwealth had occurred on January 1, 2003, and excluding the Corus Acquisition and the 2005 Acquisitions, the percentages of total revenues by segment for the last three fiscal years were as follows:

	For the year ended December 31
Segment	2003	2004	2005
Rolled products	48%	50%	51%
Aluminum recycling	28%	25%	22%
International	15%	16%	17%
Zinc	9%	9%	10%

Total	100%	100%	100%

Following is a list of each segment’s principal products and services, end-uses, major customers and competitors:

Segment	Principal products and services	Principal end-use/ product category	Major Customers	Competitors

Rolled Products	Rolled aluminum products ranging from thickness (gauge) of 0.008 to 0.250 inches in widths of up to 72 inches	Building and construction—roofing, rainware, siding	Alcoa Home Exteriors, Inc., Norandex/Reynolds	Quanex Corporation, Jupiter Industries, JW Aluminum

		Metal distribution	Ryerson, Reliance Steel and Aluminum Co., Thyssen-Krupp	Alcoa, Novelis

		Transportation equipment—truck trailers and bodies	Great Dane, Wabash Alloys L.L.C.	Alcoa, Quanex Corporation

		Consumer durables	Brunswick Corporation, Kroy Building Products, Inc.	Alcoa, Novelis, Jupiter Industries

Aluminum Recycling	Recycles aluminum scrap and dross into recycled metal in molten or ingot form	Common alloy sheet-building and construction	Aleris Rolled Products, Alcoa, Alcan	Scepter, Tennessee Aluminum Processors, Inc.

		Aluminum can sheet—containers and packaging	Alcoa, Logan Aluminum	Scepter, Tennessee Aluminum Processors, Inc., Smelter Service Corporation

	Specification alloys	Automotive	General Motors, Ford Motor Company, DaimlerChrysler, Contech, a unit of SPX Corporation	Wabash Alloys L.L.C.

International	Recycles aluminum scrap and dross into recycled metal in molten or ingot form	Aluminum can sheet	Novelis, Hydro, Alcoa	Trimet

	Specification alloys	Automotive	BMW, DaimlerChrysler, Ford	Remetel, Konzelmann/BUS, Bruch

Zinc	Zinc oxide	Chemical additive in rubber	All major tire and rubber companies	Horsehead Corporation, Zochem, a division of Hudson Bay Mining and Smelting Co. Limited, Purity Zinc Metals, LLC

	Zinc metal	Galvanizing	Most major steel and after-fabrication hot dip galvanizing companies	Horsehead Corporation, individual zinc smelters

	Zinc dust	Chemical additive in paint and coatings	Most major paint companies	Purity Zinc Metals, LLC, Umicore

Rolled Products

Our rolled aluminum products are produced using the continuous casting process at our facility located in Uhrichsville, Ohio and by the conventional, direct-chill rolling ingot casting process at our multi-purpose aluminum rolling mill at Lewisport, Kentucky, one of the largest in North America. In October 2005, we acquired ALSCO, which operates a continuous pelletizing mill in Richmond, Virginia. As part of our plan to integrate ALSCO, we announced the closure of our Carson, California rolling mill due to its higher cost structure and processing limitations. In addition, we operate coating lines at the Lewisport mill and at our facilities in Bedford, Ohio, Roxboro, North Carolina and Ashville, Ohio. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products are produced in response to specific customer orders. For the year ended December 31, 2005, our North American sales of rolled aluminum products were approximately 922 million pounds.

Aluminum Recycling

We offer customers a wide range of metals recycling services and specification alloy products through our aluminum production facilities. Many of our plants in this segment are located near our major customers’ facilities. The close proximity of these plants to our customers’ facilities allows us to provide deliveries of molten aluminum by customized trucks with hot metal crucibles. The molten aluminum is then poured from the crucible into a customer’s furnace, saving the customer the time and expense of re-melting ingots. This delivery method lowers our customers’ energy and capital expenses as well as metal melt loss, thereby increasing their productivity. In addition, for the year ended December 31, 2005, 52% of the pounds processed by our aluminum recycling segment were under “tolling” arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee.

International

Our German operation supplies specification alloys to the European automobile industry and serves other European aluminum industries from three plants that together have an annual aluminum processing capacity in excess of 900 million pounds. We also recycle magnesium scrap and deliver product to several large automotive companies from one of these facilities, as well as from a dedicated magnesium facility in the Netherlands. Our Swansea, Wales, facility supplies aluminum to a variety of customers. Our facilities in Pindamonhangaba, Brazil supply Brazil’s only can sheet rolling mill and recycle used beverage cans and production scrap for a facility owned by Brazil’s largest manufacturer of aluminum cans. These facilities have a combined annual processing capacity of 200 million pounds. Our facility in Monterrey, Mexico recycles aluminum dross and scrap for several large diecasters. Monterrey has an annual processing capacity of approximately 100 million pounds of aluminum.

Zinc

We recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint, and in other specialty chemical applications. Our zinc recycling facilities have an annual processing capacity of approximately 290 million pounds.

Sales and Marketing

Rolled Products

Our rolled aluminum products manufactured by this segment are sold to end-users, as well as distributors, principally for use in building and construction, transportation, consumer durables, electrical, and machinery and equipment industries. Building and construction is the largest industry sector for our rolled aluminum products. Our backlog as of December 31, 2005 and 2004 was approximately $120 million and $62 million, respectively.

Sales of rolled aluminum products are made through the rolled product segment’s own sales force, which is strategically located to provide North American coverage. The majority of our customer sales agreements in this segment are for a term of one year or less.

Aluminum Recycling and International

Principal customers of these segments’ operations use recycled aluminum to produce can sheet, building and construction, automotive and other aluminum products. Sales of our products and services are made by our dedicated U.S. and international sales force. Customarily, agreements with customers in the aluminum recycling industry are short-term. These agreements usually result from a bidding process in which aluminum producers and metal traders offer to sell materials or to have materials tolled. Consequently, we have historically maintained no significant backlog of orders in this segment.

However, we have long-term contractual arrangements for our aluminum recycling services with a number of our largest customers in these segments, including agreements where we have constructed a recycling facility adjacent to a customer’s plant. The remaining terms of these arrangements as of December 31, 2005 range up to seven years, although many of these arrangements provide for extensions. The majority of our pounds processed under long-term contractual arrangements in these segments are subject to price escalators directly related to production costs such as labor, natural gas and supplies.

Zinc

Most of our zinc products are sold directly to end-users. Most of our agreements with zinc customers are for a term of one year or less. We historically have maintained no significant backlog of orders for zinc products.

Competition

The worldwide aluminum and zinc industries are highly competitive. Aluminum and zinc also compete with other materials such as steel, plastic and glass for various applications.

Rolled Products

Our rolled product business competes in the production and sale of rolled aluminum sheet products. In the sectors in which we compete, the industry leaders include Alcoa, Novelis, Quanex and Jupiter. In addition, we compete with imported products. We compete with other rolled products suppliers on the basis of quality, price, timeliness of delivery and customer service.

Aluminum Recycling

The principal factors of competition in our aluminum recycling segment are price, metal recovery rates, proximity to customers, molten metal delivery capability, environmental and safety regulatory compliance and other types of services. Freight costs also limit the geographic areas in which we can compete effectively. Our largest domestic aluminum competitor is Wabash Alloys, a secondary aluminum processor, followed by several smaller competitors.

International

The principal factors of competition in our international recycling segment are the same factors as in our aluminum recycling segment. The international recycling business is highly fragmented and very competitive. Our major competitors are Trimet for recycling, and Remetel and Konzelmann/BUS for specification alloys. We believe we will be able to compete effectively because of our low cost processing technology.

Zinc

The principal factors of competition in the zinc segment are price, customer service and product quality. Competition is regionally focused due to high freight costs. Competitors in the zinc recycling industry include Horsehead Corporation, Zochem, Purity Zinc Metals and Umicore as well as a large number of regional and local competitors. For zinc metal, we consider both primary and secondary zinc producers to be competitors.

Raw Materials and Supplies

Rolled Products

A significant portion of the aluminum metal used by this segment is purchased aluminum scrap that is acquired from or through aluminum scrap dealers or brokers. We believe that this segment is one of the largest users of aluminum scrap (other than beverage can scrap) in the United States, and that the volume of its purchases assists it in obtaining scrap at competitive prices. The remaining requirements of this segment are met with purchased primary metal, including metal produced in the United States and internationally.

Aluminum Recycling, International and Zinc

Aluminum and zinc scrap and dross represent the largest component of cost of sales for these segments. The availability and price of scrap and dross depend on a number of factors outside of our control, including general economic conditions, international demand for these materials and internal recycling activities by primary aluminum producers. Changes in U.S. and worldwide supply and demand for aluminum and zinc scrap have had and will continue to have an effect on the prices that we pay for these raw materials.

The primary sources of aluminum scrap and dross for these segments’ activities include automotive component manufacturers, can stock producers, used beverage cans and aluminum smelters. Many of our aluminum suppliers are also our customers. We also buy aluminum scrap from metal scrap dealers and traders on the open market.

A significant portion of our zinc products is produced from zinc dross and other secondary materials provided by the galvanizing industry. In addition, we purchase primary zinc to produce high-grade zinc and for metals distribution purposes. We purchase our zinc raw materials from numerous suppliers. Many zinc galvanizers that supply us with zinc raw materials are also our customers. The availability of zinc dross is dependent upon the demand for galvanized steel, which has historically paralleled fluctuations in customer demand in the automotive, appliance and construction industries.

Energy Supplies

Our operations are fueled by natural gas and electricity, which represents the third largest component of our cost of sales, after metal and labor costs. We purchase the majority of our natural gas on a spot-market basis. However, in an effort to acquire the most favorable natural gas costs, we have secured some of our natural gas at fixed price commitments. We use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with our natural gas requirements.

Corus Aluminum

General Business

Corus Aluminum is the fifth largest fabricated aluminum rolled and extruded products manufacturer world-wide, focusing on high growth, value-added products such as aircraft plate, brazing sheet and specialty extrusions. Corus Aluminum is also focused on, and strongly positioned in, sectors with significant growth characteristics, such as aerospace, automotive, engineering and heavy transport. This focus has allowed Corus Aluminum to concentrate on product development, quality, and customer service in these core areas, as well as efficient process technology.

Corus Aluminum is one of the leading suppliers within several of its product areas which account for approximately 62% of its sales, including heat exchanger materials, specialty coil and sheet, aircraft plate and sheet, commercial plate, automotive sheet, hard alloy extrusions and rail vehicle sections. The acquisition of Corus Aluminum includes nine product manufacturing operations in Europe, North America and China with over approximately 4,600 employees.

Rolled Products

Corus Aluminum’s rolled products business remelts ingots, internal scrap, purchased scrap and master alloys to produce rolled aluminum sheet for use in transportation, construction, distribution, engineering and packaging industry segments. Corus Aluminum is a leading supplier in the majority of its nine rolled product areas with a focus on segments with high growth in demand such as transportation and engineering. Corus Aluminum has continued to improve its products and its ability to supply high-quality, innovative materials, most notably to the aerospace and aircraft sectors. It has also developed specialties such as ultra thick aluminum plate and extra wide sheets to meet the requirements of special market sectors.

The rolled product business includes three rolling mill operations in Germany, Belgium and Canada, with two plant locations as a part of the operations in Canada. The acquired rolling mill in Koblenz, Germany is one of the largest specialized rolling mills in Europe concentrated on aircraft plate and exchanger sheet. Additionally, the mill in Duffel, Belgium is the third largest coil and sheet mill in Europe and a top European supplier of automotive body sheet. The acquired operations in Canada participate in heat exchange, foil and building and construction uses in addition to value added coil coatings. We expect to be able to realize increased operational efficiencies as a result of the acquisition going forward.

Extruded Products

Corus Aluminum’s extruded products business is a leading producer of soft and hard alloy extruded aluminum profiles targeted at high demand end-uses such as building and construction, electrical, mechanical engineering and transportation sectors. Corus Aluminum operates four separate product categories which reflect its customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. The extruded products business is a leading supplier in its selected product combinations and is focused on sectors with strong customer demand growth such as transport and engineering.

The extruded products business includes five extrusion mills located in Germany, Belgium and China (a joint venture with 61% participation). Industrial extrusions are made in all locations and the production of extrusion systems, including building systems, is concentrated in Vogt, Germany. Large extrusions and the project business are concentrated in Bonn, Germany and the joint venture in Tianjin, China, with rods and hard alloys produced in Duffel, Belgium. The extrusion mill in Bonn operates one of the largest extrusion presses in the world, which is mainly used for long and wide sections for railway, shipbuilding and other applications. The acquisition of this asset provides us with the capability to produce high end value-added products such as larger profiles and special alloys.

Following is a list of the principal products and services and end-uses of Corus Aluminum’s rolled products and extrusions businesses:

Business	Principal products and services	Principal end-use/product category

Rolled Products	Rolled aluminum products ranging from thickness (gauge) of 0.00026 to 23.0 inches in widths of up to 138 inches	Aircraft plate and sheet

Commercial plate and shate (tooling, molding, road transport, shipbuilding, LNG transport and silos), brazing coil and sheet (heat exchanger materials)

Business	Principal products and services	Principal end-use/product category

Automotive body sheet

Specialty coil and sheet (automotive (inner parts), cookware, fuel tanks, ventilation, cooling and lamp bases)

Customized applications (foil stock)

Converter foil, fins and tray materials

Coated coil (building and transport sectors)

Extrusions	Extruded aluminum products ranging from 0.2 to 120.0 kgm	Industrial extrusions (construction, transport and engineering sectors)

BUG building systems

Windowsills, water bars, roofing products, window systems and balconies

Project business extrusions (urban transport systems, high speed trains, mobile bridges for defense purposes and shipbuilding)

Rods and hard alloy extrusions (automotive parts, aircraft, hydraulic and pneumatic systems and leisure)

Sales and Marketing

The products manufactured by the rolled products and extrusions businesses of Corus Aluminum are sold to end-users, as well as distributors, principally for use in building and construction, transportation, aircraft, consumer durables, electrical, and machinery and equipment industries. Transportation and engineering are the largest industry sectors for Corus Aluminum’s rolled aluminum products. Backlog for the rolled products business as of December 31, 2005 and 2004 was approximately $326.2 million and $323.0 million, respectively. The main customers for Corus Aluminum’s extrusions products are the building and construction, transport (automotive, rail and shipbuilding), electrical and mechanical engineering segments. Backlog for the extrusions business as of December 31, 2005 and 2004 was approximately $67.5 million and $77.5 million, respectively.

Competition

The rolled products and extrusions businesses of Corus Aluminum compete in the production and sale of rolled aluminum sheet and extrusion products. In the sectors in which these businesses compete, the industry leaders include Alcoa, Alcan, Novelis, Hydro, Fuchs and SAPA. We compete with other rolled products and extrusions suppliers on the basis of quality, price, timeliness of delivery and customer service.

Raw Materials and Supplies

A significant portion of the aluminum metal used by the rolled products and extrusions businesses of Corus Aluminum have historically been supplied by the primary aluminum division of Corus Group plc. Upon the completion of the Corus Acquisition, a significant portion of the aluminum metal used by Corus Aluminum’s European rolled products and extrusions businesses will continue to be supplied by the primary aluminum business of Corus Group plc while the remaining aluminum metal will come from purchased aluminum scrap acquired from or through aluminum scrap dealers or brokers.

Seasonality

Many of our rolled products, recycling and specification alloy end-uses are seasonal. Demand in the rolled products segment is generally stronger in the spring and summer seasons due to higher demand in the building and construction industry. Our recycling and specification alloy businesses experience greater demand in the winter and spring seasons due to stronger automotive demand. Such factors typically result in higher operating income in the first half of the year.

Employees

As of May 31, 2006, Aleris had a total of approximately 4,100 employees, consisting of approximately 1,000 employees engaged in administrative and supervisory activities and approximately 3,100 employees engaged in manufacturing, production and maintenance functions. Collectively, approximately 45% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements. Labor relations with employees have been satisfactory.

As of May 31, 2006, Corus Aluminum had a total of approximately 4,600 employees, consisting of approximately 3,200 employees engaged in the rolled products business and approximately 1,400 employees engaged in the extruded products business. Substantially all of Corus Aluminum’s employees are covered by collective bargaining agreements. Labor relations with employees have been satisfactory.

Environmental

Our operations are subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar state statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities.

Our aggregate accrual for environmental matters was $12.6 million and $6.4 million at December 31, 2005 and 2004, respectively, which covered all environmental loss contingencies that we have determined to be probable and reasonably estimable. Although the outcome of any such matters, to the extent they exceed any applicable accrual, could have a material adverse effect on our consolidated results of operations or cash flows for the applicable period, we currently believe that any such outcome would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Currently and from time to time, the Company is a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending notices of violations, currently and from time to time we have discussions with regulatory authorities for the purpose of resolving such issues. At present, discussions are not sufficiently advanced to determine the amount of any penalties that may be sought.

The processing of scrap generates solid waste in the form of salt cake and baghouse dust. This material is disposed of at off-site landfills or at permitted landfills at our Sapulpa, Oklahoma and Morgantown, Kentucky facilities. If salt cake were ever classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase, which could result in significant increased expenditures.

Our two landfill sites have finite lives and we incur costs related to retiring them. The amounts recognized for landfill asset retirement obligations, as of December 31, 2005, were $8.1 million for our Morgantown, Kentucky landfill and $1.8 million for our Sapulpa, Oklahoma landfill. The related asset retirement cost for each facility was capitalized as a long-lived asset (asset retirement cost) and is being amortized over the remaining useful life of the landfills.

Our total expenditures for capital improvements regarding environmental control facilities for 2006 are currently expected to be approximately $3.1 million.

The operations of Corus Aluminum are also subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which Corus Aluminum operates. As of March 31, 2006, Corus Aluminum had accrued $1.2 million for environmental matters.

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position or results of operations.

Properties - Aleris

Our production and manufacturing facilities are listed below by segment.

Segment	Location	Owned/Leased

Rolled products	Lewisport, Kentucky	Owned

	Uhrichsville, Ohio (2)	Owned

	Bedford, Ohio	Leased

	Roxboro, North Carolina	Owned

	Roxboro, North Carolina	Leased

	Ashville, Ohio	Owned

	Richmond, Virginia	Owned

	Beloit, Wisconsin	Leased

	Terre Haute, Indiana	Owned

Aluminum recycling	Coldwater, Michigan (2)	Owned

	Morgantown, Kentucky	Owned

	Post Falls, Idaho	Owned

	Shelbyville, Tennessee	Owned

	Sapulpa, Oklahoma	Owned

	Saginaw, Michigan	Owned

	Loudon, Tennessee	Owned

	Chicago Heights, Illinois	Owned

	Goodyear, Arizona	Leased

	Elyria, Ohio	Owned

	Rock Creek, Ohio	Owned

	Cleveland, Ohio	Owned

	Wabash, Indiana	Owned

	Friendly, West Virginia (2)	Owned

	Macedonia, Ohio	Owned

International	Töging, Germany	Owned

	Grevenbroich, Germany	Owned

	Deizisau, Germany	Owned

	Monterrey, Mexico	Owned

	Swansea, Wales	Leased

	Pindamonhangaba, Brazil (2)	Owned

	Delftzijl, Netherlands	Leased

Zinc	Houston, Texas (2)	Owned

	Clarksville, Tennessee	Owned

	Millington, Tennessee	Owned

	Coldwater, Michigan	Owned

	Spokane, Washington	Leased

Substantially all of our real property, fixtures and equipment at our U.S. aluminum recycling and zinc facilities are mortgaged to secure indebtedness under our Existing 10 3/8% Notes and substantially all of our real property, fixtures and equipment at all of our aluminum recycling and zinc facilities are expected to be mortgaged to secure indebtedness under our New Credit Facilities.

The average operating rates for our wholly owned U.S. aluminum recycling and zinc facilities for 2005, 2004 and 2003 were 78%, 82% and 73%, respectively, of stated capacity. The average operating rate for our rolled products facilities for 2005 was 86% of stated capacity. We permanently closed our Rockwood, Tennessee plant in December 2004. In November 2005, we announced the planned closure of our rolled products facility located in Carson, California as the first phase of our plan to integrate ALSCO.

General Motors has an option to acquire our Saginaw, Michigan facility under its long-term supply agreement with us. This option is exercisable under certain conditions beginning in 2008. If the supply agreement with GM were terminated, GM would then have an option to acquire ownership of the Saginaw facility. In December 2004, we relocated our principal executive corporate offices to Beachwood, Ohio and have leased approximately 30,600 square feet there for those purposes. Our aluminum recycling segment offices are also based at that location. We also lease approximately 7,100 square feet of office space in Irving, Texas. This location provides information technology support for our consolidated operations.

In Louisville, Kentucky, we currently lease approximately 10,000 square feet for our rolled products segment offices. In Raleigh, North Carolina, our rolled products segment leases approximately 11,000 square feet for financial, accounting and administrative support functions for ALSCO. In Houston, Texas, our zinc segment owns approximately 30,000 square feet of office space for financial and management functions for our zinc operations. We also have two zinc distribution and sales offices that we lease, which are located in Des Plaines, Illinois and Pittsburgh, Pennsylvania.

We believe that our facilities are suitable and adequate for our operations.

Properties – Corus Aluminum

The production and manufacturing facilities of Corus Aluminum are listed below by business.

Business	Location	Owned/Leased

Rolled products	Koblenz, Germany	Owned

	Duffel, Belgium	Owned

	Toronto, Canada	Owned

	Cap-de-la-Madeleine, Canada	Owned

Extruded products	Vogt, Germany	Owned

	Bonn, Germany	Owned

	Bitterfeld, Germany	Owned

	Duffel, Belgium	Owned

	Tianjin, China	Owned (1)

(1)	A joint venture with a 61% participation.

Substantially all of the real property, fixtures and equipment at Corus Aluminum’s manufacturing facilities is expected to be mortgaged to secure indebtedness under our New Credit Facilities.

We believe that Corus Aluminum’s facilities are suitable and adequate for the operations of Corus Aluminum.

Internet Address and SEC Filings

Our Internet website address is http://www.aleris.com. We make available on our Internet website for no charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after the materials are electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including our company.

RISK FACTORS

Risks Related to Our Business

The operations of Aleris, Corus Aluminum and the 2005 Acquisitions may not be integrated successfully.

We are acquiring Corus Aluminum for an aggregate cash consideration of approximately €691.0 million (approximately $837.6 million at the March 31, 2006 exchange rate of $1.2121). The integration of the operations of Corus Aluminum involves consolidating products, operations and administrative functions of two companies that previously operated separately.

Achieving the anticipated benefits of the combination of Aleris and Corus Aluminum will depend in part upon our ability to integrate the two businesses in an efficient and effective manner. The integration of two businesses that have previously operated separately faces significant challenges, and we may be unable to accomplish the integration successfully. In addition, we will need to continue integrating the 2005 Acquisitions.

In particular, specifically with respect to Corus Aluminum, the need to coordinate geographically dispersed organizations and address possible differences in corporate cultures and management philosophies may increase the difficulties of integration. Additionally, we may incur substantial expense in our efforts to integrate the information technology systems of Aleris, Corus Aluminum and the 2005 Acquisitions, and these efforts may not prove successful. The integration of Aleris, Corus Aluminum and the 2005 Acquisitions may take longer than planned and may be subject to unanticipated difficulties and expenses. The integration of these acquisitions will require the dedication of significant management resources and may temporarily distract management’s attention from the day-to-day businesses of our company. Employee uncertainty and lack of focus during the integration process may also disrupt our businesses. We may lose key personnel from the acquired organizations and employees in the acquired organizations may be resistant to change and may not adapt well to our corporate structure. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel.

Any inability of management to integrate the operations of Corus Aluminum and the 2005 Acquisitions with Aleris successfully could result in us not achieving the projected efficiencies, cost savings and synergies of these transactions and could adversely affect our businesses and financial condition.

If we fail to implement our business strategy, our financial condition and results of operations could be adversely affected.

Our future financial performance and success depend in large part on our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to continue improving our operating results. In particular, we cannot assure you that we will be able to achieve all of the operating synergies targeted through focused integration of acquisitions, focused productivity improvements and capacity optimization, further enhancements of our business and product mix, expansion in selected international regions, opportunistic pursuit of accretive acquisitions and management of key commodity exposures.

Furthermore, we cannot assure you that we will be successful in our growth efforts or that we will be able to effectively manage expanded or acquired operations. Our ability to achieve our expansion and acquisition objectives and to effectively manage our growth depends on a number of factors, including:

•	our ability to introduce new products and end-use applications;

•	our ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	our ability to integrate new businesses into our operations; and

•	the availability of capital on acceptable terms.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal and regulatory developments, general economic conditions or the increase of operating costs. Any failure to successfully implement our business strategy could adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The cyclical nature of the metals industry, our end-use segments and our customers’ industries could limit our operating flexibility, which could negatively impact our financial condition and results of operations.

The metals industry in general is cyclical in nature. It tends to reflect and be amplified by changes in general and local economic conditions. These conditions include the level of economic growth, financing availability, the availability of affordable energy sources, employment levels, interest rates, consumer confidence and housing demand. Historically, in periods of recession or periods of minimal economic growth, metals companies have often tended to under-perform other sectors. We are particularly sensitive to trends in the transportation and construction industries, which are both seasonal and highly cyclical in nature, and dependent on general economic conditions. For example, during recessions or periods of low growth, the transportation and construction industries typically experience major cutbacks in production, resulting in decreased demand for aluminum and zinc. This leads to significant fluctuations in demand and pricing for our products and services. Because we generally have high fixed costs, our profitability is significantly affected by decreased processing volume. Accordingly, reduced demand and pricing pressures may significantly reduce our profitability and adversely affect our financial condition and results of operations. Economic downturns in regional and global economies or a prolonged recession in our principal industry segments have had a negative impact on our operations in the past, and could have a negative impact on our future financial condition or results of operations. In addition, in recent years global economic and commodity trends have been increasingly correlated. Although we continue to seek to diversify our business on a geographic and industry end-use basis, we cannot assure you that diversification will significantly ameliorate cyclical downturns.

Changes in the market price of aluminum and zinc impact the selling prices of our products. Market prices of aluminum and zinc are dependent upon supply and demand and a variety of factors over which we have minimal or no control, including:

•	regional and global economic conditions;

•	availability and relative pricing of metal substitutes;

•	labor costs;

•	energy prices;

•	environmental and conservation regulations;

•	seasonal factors and weather; and

•	import and export restrictions.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees, including certain members of Corus Aluminum’s senior management team. These individuals possess sales,

marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be negatively affected. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

Prior to 2005, Aleris had substantial historical net losses, and any continuation of net losses in the future may reduce our ability to raise needed capital.

Aleris reported net losses for the years ended December 31, 2001, 2002, 2003 and 2004. Our ability to continue operations may become increasingly constrained if the trend begun in 2005 and continued in the first quarter of 2006 is reversed and we begin to incur net losses in the future.

If we sustain net losses in future periods, our ability to raise needed financing, or to do so on favorable terms, may be limited if losses are taken into account by the organizations that issue investment ratings on our indebtedness. Our debt ratings would continue to remain below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors would not purchase debt securities that are not rated in an investment grade rating category. Also, any rating assigned may not remain in effect for any given period of time and could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of a rating could further increase the combined company’s borrowing costs.

We may encounter issues under the Sarbanes-Oxley Act of 2002 that require our management to provide a management report containing an assessment that our internal controls over financial reporting are ineffective.

We are required to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002 and SEC rules, which require our management to assess the effectiveness of our internal control over financial reporting on an annual basis and to include in our Annual Report on Form 10-K management’s report on that assessment, together with an attestation by our independent registered public accounting firm. If there are any “material weaknesses” in internal control over financial reporting that are identified, then our management is not permitted to conclude in its report that our company’s internal control over financial reporting is effective. As defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2, a material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Although no material weaknesses in internal control over financial reporting were noted as of December 31, 2005, we may experience future material weaknesses. The occurrence of one or more material weaknesses could have an adverse effect on our business, results of operations, financial condition and liquidity.

We may encounter increases in the cost of raw materials and energy, which could cause our cost of goods sold to increase thereby reducing operating results and limiting our operating flexibility.

We require substantial amounts of raw materials and energy in our business, consisting principally of primary aluminum, aluminum and zinc scrap, zinc metals and natural gas. Any substantial increases in raw materials or energy costs could cause our operating costs to increase and negatively affect our financial condition and results of operations.

Aluminum scrap and primary aluminum metal prices are subject to significant cyclical price fluctuations. LME primary aluminum metal prices declined by 45% between 1988 and 2002 and rose 87% from December 2002 to March 2006. Metallics, primary aluminum metal, aluminum and zinc scrap and aluminum dross, represent the largest component of our costs of sales. We purchase scrap primarily from aluminum and zinc scrap dealers. We meet our remaining requirements with purchased primary metals. We have limited control over the price or availability of these supplies in the future.

The availability and price of aluminum scrap depends on a number of factors outside our control, including general economic conditions, international demand for metallics and internal recycling activities by primary aluminum producers. Increased regional and global demand for aluminum scrap can have the effect of increasing the prices that we pay for these raw materials thereby increasing our cost of sales. We often cannot adjust the selling prices for our products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the market value of the primary metals, our future financial condition and results of operations could be affected by higher costs and lower profitability. In addition, a significant decrease in the pricing spread between aluminum scrap and primary aluminum could make recycling less attractive compared to primary production, and thereby reduce customer demand for our recycling business.

After raw materials and labor costs, natural gas costs represent the third largest component of our cost of sales. The price of natural gas can be particularly volatile. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to mitigate the effect of higher natural gas costs on our cost of sales. If natural gas prices remain at current levels or increase further, our financial condition and results of operations may be adversely affected. Although we attempt to mitigate volatility in natural gas costs through the use of hedging and the inclusion of price escalators in certain of our long-term supply contracts, we may not be able to eliminate the effects of such cost volatility.

We may be unable to manage effectively our exposure to commodity price fluctuations, and our hedging activities may affect profitability in a changing metals price environment and subject our earnings to greater volatility from period to period.

Significant increases in the price of primary aluminum metal or aluminum scrap, if not offset by product price increases, would cause our cost of goods sold to significantly increase, negatively impacting our future financial condition and results of operations. To reduce our exposure at any time to the risk of changes in metal prices, we purchase metal for forward delivery and hedge with futures and options contracts.

We purchase LME futures and options contracts to reduce exposure to the risk of changes in metal prices. Despite the use of LME futures contracts, we remain exposed to the variability in prices of scrap metal. While scrap metal is priced in relation to prevailing LME prices, it is also priced at a premium or discount to LME metal prices (depending on the quality of the material supplied). This premium or discount is referred to in the industry as the “scrap spread” and fluctuates depending on market conditions. Further, our rolled products segment is exposed to variability in the market price of a transportation differential (“Midwest Premium” in the United States; “Duty Paid/Unpaid Rotterdam” in Europe) charged by industry participants to deliver metal from the smelter to the manufacturing facility. This transportation differential also fluctuates in relation to market conditions. Our rolled products segment follows a pattern of increasing or decreasing its selling prices to customers in response to changes in the Midwest Premium and the Duty Paid/Unpaid Rotterdam.

The majority of our aluminum LME futures and options contracts have not met requisite accounting “effectiveness” tests in recent periods. As a result, unrealized gains and losses on the majority of our aluminum metal cash flow hedges must be reported in our consolidated results of operations rather than deferred in our consolidated balance sheet, while the unrealized gains and losses on our fair value aluminum hedges must be included in our consolidated results of operations with no offsetting changes in the value of the inventory being hedged. The inclusion of such metal hedging gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operating performance.

If we were to lose order volumes from any of our largest customers, our sales volumes and revenues could be reduced and our cash flows lessened.

Our business is exposed to risks related to customer concentration. In 2005, on a pro forma basis, our ten largest customers were responsible for 18% of our consolidated revenues. No one customer accounted for more than 5% of our pro forma revenues in 2005. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability. In addition, our strategy of having dedicated facilities and dedicated arrangements with customers where appropriate carries the inherent risk of increased dependence on a single or few customers with respect to a particular facility of ours. In such cases, the loss of such a customer, or the reduction of that customer’s business at one or more of our facilities, could negatively affect our financial condition and results of operations, and any timely replacement of volumes could prove difficult. In addition, several of our customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to us in recent years. We currently provide no significant reserves for sales to our U.S. automotive customers as we believe amounts currently included in our consolidated balance sheet to be collectible. However, should the recent poor financial performance and economic conditions experienced by the U.S. automotive industry continue, we may be required to record significant additional reserves which may have a material impact on our financial condition, results of operations and cash flows. At March 31, 2006, approximately $49.8 million of our accounts receivable and approximately $10.3 million of Corus Aluminum’s accounts receivable were payable by U.S. automobile manufacturers or their direct suppliers.

We may not be able to generate sufficient cash flows to fund our capital expenditure requirements or to meet our debt service obligations.

In recent periods prior to 2005, we have not generated sufficient cash flows from operations to fund our capital expenditure requirements. Our operations may not be able to generate sufficient cash flows to service our indebtedness, fund our capital expenditures or provide the ability to raise needed financing on terms favorable to us. If we are not able to reduce our high leverage through the generation of cash flows from our business, we would have to do one or more of the following:

•	raise additional capital through debt or equity issuances or both;

•	cancel or scale back current and future business initiatives; or

•	sell businesses or properties.

We may be unable to raise additional capital on favorable terms or at all. In addition, any failure to pursue business initiatives could adversely affect our ability to compete effectively. Further, any of the actions above could provide only temporary assistance with the cash flows of the business.

Our business requires substantial capital investments that we may be unable to fulfill.

Our operations are capital intensive. On a pro forma basis, our total capital expenditures were approximately $130.7 million and $128.9 million for 2005 and 2004, respectively, and were approximately $20.7 million for the three months ended March 31, 2006.

We may not generate sufficient operating cash flows and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plant and equipment, our financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality, and other competitive influences.

We may not be able to compete successfully in the industry segments we serve and aluminum may become less competitive with alternative materials, which could reduce our share of industry sales, lower our selling prices and reduce sales volumes, which could reduce operating results and negatively impact our financial condition.

Aluminum competes with other materials such as steel, plastic and composite materials and glass for various applications. Higher aluminum prices tend to make aluminum products less competitive with these alternative materials.

We compete in the production and sale of rolled aluminum products with a number of other aluminum rolling mills, including large, single-purpose sheet mills, continuous casters and other multi-purpose mills, some of which are larger and have greater financial and technical resources than we do. We compete with other rolled products suppliers, principally multi-purpose mills, on the basis of quality, price, timeliness of delivery, technological innovation and customer service.

We also compete with other aluminum recyclers in segments that are highly fragmented and characterized by smaller, regional operators. The principal factors of competition in our aluminum and zinc recycling business include price, metal recovery rates, proximity to customers, customer service, molten metal delivery capability, environmental and safety regulatory compliance, and types of services offered.

Additional competition could result in lost share of industry sales or reduced prices for our products and services, which could decrease revenues or reduce volumes, either of which could have a negative affect on our financial condition and results of operations.

We do not have long-term contractual arrangements with a substantial number of our customers, and our sales volumes and revenues could be reduced if our customers switch their suppliers.

On a pro forma basis, approximately 77% of our sales volume for the year ended December 31, 2005 was with customers who do not have long-term contractual arrangements with us. These customers purchase products and services from us on a purchase order basis and may choose not to continue to purchase our products and services. The loss of these customers or a significant reduction in their purchase orders could have a material negative impact on our sales volume and business.

As a result of the Corus Acquisition, a growing portion of our sales is expected to be derived from our international operations, which exposes us to certain risks inherent in doing business abroad.

We have aluminum recycling operations in Germany, the United Kingdom, Mexico and Brazil and magnesium recycling operations in Germany and the Netherlands. As a result of the Corus Acquisition, we will also have rolled products and extrusions operations in Germany, Belgium, Canada and China. In addition, we are in the process of constructing a zinc recycling facility in China. We plan to continue to explore opportunities to expand our international operations. Our international operations generally will be subject to risks, including:

•	changes in U.S. and international governmental regulations, trade restrictions and laws, including tax laws and regulations;

•	currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises;

•	interest rate fluctuations;

•	high rates of inflation;

•	currency restrictions and limitations on repatriation of profits;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could cause our costs to rise, limit growth opportunities or have a negative effect on our operations and our ability to plan for future periods, and subject us to risks not generally prevalent in the United States.

The financial condition and results of operations of some of our operating entities will be reported in various currencies and then translated into U.S. Dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, generally speaking, appreciation of the U.S. Dollar against these currencies will have a negative impact on reported revenues and operating profit while depreciation of the U.S. Dollar against these currencies will have a positive effect on reported revenues and operating profit.

Current environmental liabilities, as well as the cost of compliance with and liabilities under health and safety laws, could increase our operating costs, negatively impacting our financial condition and results of operations.

Our operations are subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements.

Processing and manufacturing activities at current and formerly owned and operated properties and adjacent areas have resulted in environmental impacts requiring remediation. We are subject to indemnification obligations to third parties for certain of these properties. Financial responsibility for the remediation of contaminated property or for the amelioration of damage to natural resources can be imposed on us where current or prior operations have had an environmental impact. Such liability can include the cost of investigating and cleaning up contaminated soil or ground water, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property, and other toxic tort claims, as well as lost or impaired natural resources. In addition, Corus has agreed to indemnify us for certain known environmental liabilities relating to the facilities of Corus Aluminum. However, if Corus becomes unable to, or otherwise does not, comply with its indemnity obligations in the future, we could become subject to significant liabilities. Certain environmental laws impose strict, and in certain circumstances joint and several, liability for some of these matters, meaning that a person can be held liable without regard to fault for all costs even though others were also involved in causing them. As of March 31, 2006, we had accrued $12.3 million for environmental matters and $12.5 million for asset retirement obligations and Corus Aluminum had accrued $1.2 million for environmental matters. These costs have not been material to net income (loss) for any accounting period since January 1, 2001. However, future remedial requirements at current and formerly owned or operated properties or adjacent areas, or identification of previously unknown conditions, could result in liabilities significantly in excess of this amount.

Changes in environmental requirements or changes in their enforcement could materially increase our costs. For example, if salt cake, a by-product from some of our recycling operations, were to become classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase and could result in significant increased expenditures.

We could experience labor disputes that could disrupt our business.

Approximately 45% of our U.S. employees and substantially all of our non-U.S. employees, located primarily in Europe where union membership is common, are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Although we believe that we will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations:

•	may not prove successful;

•	may result in a significant increase in the cost of labor; or

•	may break down and result in the disruption of our operations.

Labor negotiations may not conclude successfully and, in that case, work stoppages or labor disturbances may occur. Any such stoppages or disturbances may have a negative impact on our financial condition and results of operations by limiting plant production, sales volumes and profitability.

We may have to take further charges to earnings if our goodwill or asset values are impaired.

We perform an annual goodwill impairment review to estimate the fair value of our reporting units. This valuation entails a discounted cash flow model using internal projections and budgets to determine a unit’s fair value. In the event that we are not able to achieve expected cash flow levels, or other factors indicate that goodwill is impaired, we may need to write off all or part of our goodwill. The amount of the impairment would be charged as an expense in the period in which the impairment occurred. Any such goodwill or other asset impairment charges in the future would reduce our net income and could be a factor in causing future net losses.

In addition, our landfill assets are subject to charges for asset retirement obligations, which are adjusted over time to recognize the current fair market value of the obligations. We are also subject to charges for impairment or disposal of certain of our long-lived assets and facilities. For instance, over the past three years, we have closed two aluminum recycling facilities, one zinc recycling facility and one rolled products facility and reduced the number of furnaces we operate at other U.S. facilities. Continued under-utilization at our U.S. aluminum facilities could result in write-downs and impairment charges. In addition, the carrying value of certain of our properties could be reduced in the future if the fair value of these assets were to decline in the future, resulting in additional asset impairment charges at that time.

Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility.

We have substantial debt and, as a result, significant debt service obligations. The Financing Transactions are expected to occur concurrently with the closing of the Corus Acquisition. As a result, upon the closing of the Corus Acquisition, and giving effect to the Transactions on a pro forma basis, we would have had approximately $1.6 billion of debt outstanding at March 31, 2006.

Our substantial level of debt and debt service obligations could have important consequences including the following:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	exposing our cash flows to changes in floating rates of interest such that a 1% increase in floating rates will negatively impact our cash flows by approximately $12.0 million;

•	imposing additional restrictions on the manner in which we conduct our business under financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets;

•	placing us at a competitive disadvantage compared to many of our competitors who have less debt; and

•	reducing the availability of our cash flows to fund our working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

In the future we may incur additional indebtedness which could exacerbate the impact of the foregoing.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such event, we may not have sufficient assets to pay amounts due under our notes.

The indentures governing the Existing 9% Notes and the Existing 10 3/8% Notes, and the terms of our New Credit Facilities and the Bridge Loan Facility, restrict and will restrict us from taking various actions such as incurring additional debt under certain circumstances, paying dividends, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our New Credit Facilities, under certain circumstances, will require us to maintain certain financial ratios and satisfy certain financial conditions and may require us to reduce our debt or take other actions in order to comply with them. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand future downturns in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by the restrictive covenants under our New Credit Facilities and the indentures. A breach of any of these provisions will likely result in a default under our New Credit Facilities and the indentures that would allow lenders to declare debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy proceeding or proceed against any assets that serve as collateral to secure debt.

In addition, the indentures contain provisions that prohibit us and our restricted subsidiaries from granting liens on any assets, except for liens in assets securing indebtedness under our New Credit Facilities and other liens permitted under the indenture, to secure any of our or our restricted subsidiaries’ indebtedness, unless the Existing 9% Notes and the Existing 10 3/8% Notes are at the same time secured by liens on an equal and ratable basis with such indebtedness. The existence of these provisions restricts the financing alternatives available to us. Corus Aluminum’s property and equipment added to our consolidated asset base as a result of the Corus Acquisition and other property and equipment acquired by us in the future may be less attractive to a particular lender seeking collateral in these and other assets due to the operation of this provision.

THE TRANSACTIONS

The transactions described in this Report include:

•	a $1.2 billion Bridge Loan Facility (of which we currently expect to draw approximately $506.8 million on the closing of the Transactions);

•	a $750.0 million New Revolving Credit Facility;

•	a $650.0 million New Term Loan Credit Facility, consisting of U.S. Dollar borrowings of $407.6 million and Euro-based borrowings of €200.0 million (approximately $242.4 million at an exchange rate of $1.2121 at March 31, 2006);

•	a tender offer and consent solicitation for our Existing 9% Notes and our Existing 10 3/8% Notes and the repayment or discharge of any Existing 9% Notes or Existing 10 3/8% Notes that remain outstanding after such tender offer and consent solicitation;

•	the repayment of our Existing Credit Facility;

•	the payment of indebtedness relating to Corus Aluminum’s Canadian operations, which totaled approximately €37.0 million at March 31, 2006 (approximately $44.8 million at an exchange rate of $1.2121 at March 31, 2006);

•	the repayment of certain amounts outstanding under the VAW-IMCO credit facilities, which totaled $23.2 million at March 31, 2006;

•	the Corus Acquisition; and

•	the payment of fees and expenses incurred in connection with these transactions.

The transactions described above, other than the Corus Acquisition, are collectively referred to herein as the “Financing Transactions” and the Financing Transactions together with the Corus Acquisition are collectively referred to herein as the “Transactions.”

The entering into of the Bridge Loan Facility, the entering into of the New Credit Facilities, the tender offer and consent solicitation for our Existing 9% Notes and our Existing 10 3/8% Notes, the repayment of substantially all of our other outstanding indebtedness and the consummation of the Corus Acquisition are expected to occur simultaneously. The entering into of the Bridge Loan Facility, the tender offer and consent solicitation for our Existing 9% Notes and our Existing 10 3/8% Notes and the entering into of our New Credit Facilities are each contingent on the closing of the Corus Acquisition. In addition, each of the Financing Transactions described above is conditioned upon the satisfaction of customary closing conditions.

The proceeds from the Financing Transactions, together with cash on hand, will be used as follows:

Sources of Funds	($ millions)	Uses of Funds (3)	($ millions)
New Revolving Credit Facility (1)	$386.5	Corus Acquisition purchase price (4)	$837.6
New Term Loan Credit Facility	650.0	Repayment of Existing Credit Facility (5)	232.6
Bridge Loan Facility (2)	506.8	Repayment or discharge of Existing 9% Notes (6)	146.1
		Repayment or discharge of Existing 10 3/8% Notes (6)	240.1
		Repayment of VAW-IMCO lines of credit	23.2
		Repayment of Corus Aluminum’s Canadian debt	44.8
		Transaction fees and expenses (7)	18.9

Total Sources of Funds	$1,543.3	Total Uses of Funds	$1,543.3

(1)	It is estimated that the total commitment under the New Revolving Credit Facility will be $750.0 million.
(2)	We may, in the alternative, offer new notes in lieu of drawing under the Bridge Loan Facility.
(3)	All repayment and redemption amounts are based on outstanding amounts on March 31, 2006, assuming the repayment of our Existing Credit Facility, the VAW-IMCO lines of credit, Corus Aluminum’s Canadian debt and the repayment or discharge of our Existing 9% Notes and Existing 10 3/8% Notes had occurred on that date. These amounts include unpaid and accrued interest through March 31, 2006.

As of May 31, 2006, we had $229.8 million outstanding under our existing revolving credit facility and $28.5 million under the VAW-IMCO lines of credit. Further, the proceeds to be used for the repayment or discharge of the Existing 9% Notes and Existing 10 3/8% Notes would have been $142.4 million and $232.8 million, respectively, as of May 31, 2006. As a result, we would have had approximately $378.0 million of indebtedness outstanding under the New Revolving Credit Facility as of May 31, 2006.

(4)	The payment for the Corus Acquisition is based upon a purchase price of €691.0 million translated into U.S. Dollars at a rate of $1.2121, the exchange rate at March 31, 2006.
(5)	Amount does not include any breakage costs that may be incurred under the terms of our Existing Credit Facility’s prepayment provisions as these amounts, if any, are not determinable at this time.
(6)	Amounts include a repurchase price of the Existing 9% Notes plus accrued interest and a repurchase price of the Existing 10 3/8% Notes plus accrued interest.
(7)	Includes underwriting discounts in connection with the New Credit Facilities, the Bridge Loan Facility fees, and legal, accounting and other miscellaneous fees and expenses.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of March 31, 2006, and the accompanying notes thereto, have been prepared to illustrate the effects of the Financing Transactions and the Corus Acquisition on our historical financial position. The following unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the three and twelve months ended March 31, 2006, and the accompanying notes thereto, have been prepared to illustrate the effects of the Financing Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition on our historical results of operations. The pro forma combined financial information does not include any adjustments for the acquisition of certain assets of Ormet in December 2005. The Aleris historical amounts include the results of the 2005 Acquisitions from their respective acquisition dates. The Corus Acquisition is expected to be financed with borrowings under our New Credit Facilities and Bridge Loan Facility, which we expect to enter into concurrently with the completion of the tender offer and consent solicitation of our Existing 10 3/8% Notes and Existing 9% Notes.

Corus Aluminum’s historical combined financial statements from which these pro forma combined financial statements are, in part, derived were prepared in accordance with IFRS as adopted by the European Union, which differ in certain material respects from U.S. GAAP. The pro forma information for the year ended December 31, 2005 and as of and for the three and twelve months ended March 31, 2006 included elsewhere in this Report, were, in part, derived from the combined financial statements including the reconciliation from IFRS to U.S. GAAP that was included in Note 36 and Note 11 of Corus Aluminum’s audited and unaudited combined financial statements, respectively.

The unaudited pro forma combined balance sheet gives effect to the Financing Transactions and the Corus Acquisition as if they had occurred on March 31, 2006. The unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the three and twelve months ended March 31, 2006 are presented assuming the Financing Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition had occurred on January 1, 2005, the first day of the 2005 fiscal year. The unaudited pro forma combined financial statements are presented for informational purposes only and do not purport to represent our financial condition or operating results had the Financing Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition occurred as of the respective dates indicated above. In addition, the unaudited pro forma combined financial statements do not purport to project our future financial position or operating results as of any future date or for any future period.

The following unaudited pro forma combined financial statements as of March 31, 2006 and for the year ended December 31, 2005 and the three and twelve months ended March 31, 2006 have been derived from our audited and unaudited historical consolidated financial statements, the audited and unaudited historical combined financial statements of Corus Aluminum, the audited financial statements of ALSCO and the historical unaudited financial statements of Tomra and Alumitech. The unaudited pro forma combined financial statements reflect the application of pro forma adjustments related to the 2005 Acquisitions (other than the acquisition of certain assets of Ormet Corporation), the Corus Acquisition as well as the Financing Transactions. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined financial statements. The pro forma adjustments are based on preliminary estimates of the fair values of certain assets and liabilities acquired, available information and certain assumptions that we believe are reasonable and will be revised as additional information becomes available. Accordingly, the final allocation of purchase price and the resulting effect on operating results will differ from the pro forma amounts included herein, and the differences may be material. In particular, the adjustments with respect to the New Credit Facilities and Bridge Loan Facility reflect the estimated interest rate plus amortization of estimated financing costs. The final interest rate, financing costs incurred and application of borrowings will be determined on the date the Corus Acquisition closes and may differ from those reflected in the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial statements do not include any adjustments as a result of final valuations of the acquired long-lived tangible and intangible assets and in-process research and development of Corus Aluminum. Further, the unaudited pro forma combined statements of operations do not include any adjustments related to restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the Corus Acquisition.

The unaudited pro forma combined financial information, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto as well as the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

MARCH 31, 2006

(in thousands)

	Aleris Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined
			Corus Acquisition		Financing Transactions
ASSETS
Current Assets
Cash and cash equivalents	$8,254	$38,666	$(837,561	)(b)	$908,860	(i)	$46,920
					(39,898	)(j)
					(17,250	)(k)
					(14,151	)(l)
Accounts receivable, net	401,528	278,904	(1,311	)(c)			679,121
Inventories	401,365	418,538	19,000	(d)			838,903
Deferred income taxes	35,205	2,303	(7,220	)(d)			30,288
Other current assets	26,690	69,575					96,265

Total Current Assets	873,042	807,986	(827,092)		837,561		1,691,497
Property and equipment, net	535,356	571,142					1,106,498
Goodwill	154,939	18,180	82,968	(b)			225,860
			(11,780	)(d)
			14,279	(e)
			(32,726	)(f)
Intangible assets	22,563	8,485					31,048
Restricted cash	6,203						6,203
Other assets	19,704	39,757			(16,598	)(j)	60,113
					17,250	(k)

	$1,611,807	$1,445,550	$(774,351)		$838,213		$3,121,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$244,912	$325,812	$(1,311	)(c)			$569,413
Accrued liabilities	145,834	65,817	10,000	(g)	$(14,151	)(l)	185,675
					(21,825	)(j)
Current maturities of long-term debt	28,331	30,060			(47,413	)(i)	10,978

Total Current Liabilities	419,077	421,689	8,689		(83,389)		766,066
Long-term debt	599,824	24,848			937	(j)	1,581,882
					956,273	(i)
Deferred income taxes	51,166	64,605	(8,751	)(e)			107,020
Accrued pension benefits	41,984	108,362	23,030	(e)			173,376
Accrued post retirement benefits	48,787						48,787
Other long-term liabilities	30,903	61,453	(32,726	)(f)			59,630

STOCKHOLDERS’ EQUITY/NET INVESTMENT
Common stock	3,134						3,134
Additional paid-in capital	294,105						294,105
Retained earnings	124,108				(16,598	)(j)	88,500
					(937	)(j)
					(39,898	)(j)
					21,825	(j)
Accumulated other comprehensive loss	(972)						(972)
Treasury stock	(309)						(309)
Net investment		764,593	(764,593	)(h)

Total Stockholders’ Equity	420,066	764,593	(764,593)		(35,608)		384,458

	$1,611,807	$1,445,550	$(774,351)		$838,213		$3,121,219

See Notes to Unaudited Pro Forma Combined Balance Sheet.

Notes to Unaudited Pro Forma Combined Balance Sheet

(All dollar amounts, except per share amounts, are in thousands)

The unaudited pro forma combined balance sheet reflects the following pro forma adjustments and the preliminary purchase price allocation for Corus Aluminum as further described below:

a) The historical balance sheet of Corus Aluminum, as presented in the unaudited pro forma balance sheet, reflects the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s unaudited combined financial statements included elsewhere in this Report. Corus Aluminum’s unaudited combined balance sheet and the U.S. GAAP adjustments were converted to U.S. Dollars using an exchange rate of $1.2121, the exchange rate at March 31, 2006.

b) To record the preliminary allocation of the estimated purchase price paid for the Corus Acquisition as follows:

Estimated cash purchase price	$837,561
Estimated acquisition costs (g)	10,000

Total acquisition consideration	$847,561

Historical value of net assets acquired comprised of the following:
Current assets	$807,986
Property and equipment	571,142
Goodwill	18,180
Other assets	48,242
Current liabilities	(421,689)
Long-term debt	(24,848)
Deferred income taxes	(64,605)
Accrued pension and post-retirement benefits	(108,362)
Other long-term liabilities	(61,453)

Historical value of net assets acquired	764,593

Acquisition consideration in excess of historical net assets	$82,968

The estimated cash purchase price was determined based on €691,000 converted at an exchange rate of $1.2121, the exchange rate at March 31, 2006.

The preliminary purchase price allocation is subject to the finalization of the determination of the fair values of the net assets acquired. Valuations of inventories, property and equipment, intangible assets, in-process research and development, pensions and deferred income taxes are subject to completion and may materially change the preliminary purchase price allocation.

c) To reflect the elimination of outstanding accounts receivables and payables with Corus Aluminum as of March 31, 2006.

d) To reflect the preliminary adjustment to increase the acquired inventories to their estimated fair values and the related deferred income taxes.

e) To reflect the adjustment to increase the liability for pension benefits to the estimated fair value of the pension obligation assumed by us and the related deferred income taxes.

f) To remove the minority interest liability associated with Corus Aluminum’s Canadian operations, 100% of which will be acquired by us.

g) To reflect estimated direct costs of the acquisition.

h) To eliminate Corus Aluminum’s historical net investment.

i) To reflect the financing transactions as follows:

To eliminate the outstanding amounts under the Existing Credit Facility	$(232,600)
To eliminate the outstanding balance of our Existing 9% Notes	(125,000)
To eliminate the outstanding balance of our Existing 10 3/8% Notes	(208,830)
To eliminate the outstanding balance of VAW-IMCO lines of credit	(23,171)
To eliminate the outstanding indebtedness of Corus Aluminum	(44,848)
To record the estimated borrowings under the New Revolving Credit Facility	386,494
To record the borrowings under the New Term Loan Credit Facility	650,000
To record the borrowings under the Bridge Loan Facility	506,815

Total net cash received from issuance of new debt and pay-off of existing debt	$908,860
Amount recorded as pro forma decrease to current maturities of long-term debt	47,413

Amount recorded as pro forma increase to long-term debt	$956,273

The New Term Loan Credit Facility is expected to include U.S. Dollar borrowings of $407,580 and Euro-based borrowings of €200,000 (approximately $242,420 at an exchange rate of $1.2121 at March 31, 2006). The Bridge Loan Facility is expected to include U.S. Dollar borrowings of $325,000 and Euro-based borrowings of €150,000 (approximately $181,815 at an exchange rate of $1.2121 at March 31, 2006). The New Revolving Credit Facility is expected to include U.S. Dollar borrowings of $550,000 and Euro-based borrowings of approximately €82,500 ($100,000 at an exchange rate of $1.2121 at March 31, 2006).

A comparison of long-term debt on a historical basis and on a pro forma basis, reflecting the financing transactions described above, is as follows:

Aleris and Corus Aluminum Historical Debt Outstanding as of March 31, 2006:

Aleris:
Existing Credit Facility	$232,600
Existing 10 3/8% Notes (net of $937 discount)	207,893
Existing 9% Notes	125,000
VAW-IMCO credit facilities	41,086
Morgantown, Kentucky solid waste disposal revenue bonds	19,383
Other	2,193

Total Aleris	628,155

Corus Aluminum	54,908

Total	$683,063

Aleris and Corus Aluminum Combined Pro Forma Debt Outstanding as of March 31, 2006:

New Revolving Credit Facility	$386,494
New Term Loan Credit Facility	650,000
Bridge Loan Facility	506,815
VAW-IMCO credit facilities	17,915
Morgantown, Kentucky solid waste disposal facilities revenue bonds	19,383
Other (including Corus)	12,253

Total	$1,592,860

j) To reflect the premiums of $38,238 to be paid upon the prepayment of our existing Existing 9% Notes and Existing 10 3/8% Notes, the payment of the Bridge Loan Facility commitment fees of $1,660, the amortization of the remaining $937 discount on the Existing 10 3/8% Notes and the write-off of $16,598 of existing deferred financing costs net of tax benefits of $21,825.

k) To reflect the estimated direct costs associated with the New Credit Facilities and the Notes.

l) To pay accrued interest on outstanding Existing 9% Notes and Existing 10 3/8% Notes.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006

(in thousands, except per share data)

	Aleris Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined (j)
			Corus Acquisition		Financing Transactions
Revenues	$847,533	$524,595	$(2,557	)(b)			$1,369,571
Cost of sales	760,419	418,834	(2,557	)(b)			1,222,418
			45,722	(c)

Gross profit	87,114	105,761	(45,722)				147,153

Selling, general and administrative expense	26,740	39,103					65,843
Restructuring and other charges	—	1,203					1,203
Unrealized losses (gains) on derivative financial instruments	856		(45,722	)(c)			(44,866)

Operating income	59,518	65,455	—				124,973
Interest expense	13,927	3,008			$12,915	(f)	29,850
Other expense (income), net	335	(241)			—		94

Income (loss) from continuing operations before provision for income taxes and minority interests	45,256	62,688	—		(12,915)		95,029
Provision for (benefit from) income taxes	16,846	20,695	946	(d)	(4,956	)(d)	33,531

Income (loss) from continuing operations before minority interests	28,410	41,993	(946)		(7,959)		61,498
Minority interests, net of provision for income taxes	219	(602)	602	(e)	—		219

Income (loss) from continuing operations	$28,191	$42,595	$(1,548)		$(7,959)		$61,279

Earnings (loss) per share:
Basic	$0.92						$1.99
Diluted	$0.89						$1.94
Weighted average shares outstanding:
Basic	30,777						30,777
Diluted	31,631						31,631

See Notes to Unaudited Pro Forma Combined Statements of Operations.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands, except per share data)

	Aleris Historical	ALSCO Historical	Tomra & Alumitech Acquisitions Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined (j)
					Acquisitions		Financing Transactions
Revenues	$2,428,974	$218,958	$85,397	$1,850,668	$(22,446	)(b)			$4,561,551
Cost of sales	2,170,715	195,302	76,086	1,674,639	(22,446	)(b)			4,085,577
					2,112	(g)
					(10,831	)(c)

Gross profit	258,259	23,656	9,311	176,029	8,719				475,974
Selling, general and administrative expense	91,089	9,638	5,985	126,606	(1,645	)(h)			230,816
					1,545	(g)
					(2,402	)(i)
Restructuring and other charges	29,865	—	—	15,188	—				45,053
Unrealized losses (gains) on derivative financial instruments	18,648	—	—	—	10,831	(c)			29,479

Operating income	118,657	14,018	3,326	34,235	390				170,626
Interest expense	41,886	3,872	1,225	8,216	—		$68,682	(f)	123,881
Other (income) expense, net	(27)	5	(27)	(1,120)	—				(1,169)
Equity in net loss of affiliates	1,560	—	—	—	—				1,560

Income from continuing operations before provision for income taxes and minority interests	75,238	10,141	2,128	27,139	390		(68,682)		46,354
Provision for (benefit from) income taxes	424	3,810	58	1,992	10,290	(d)	(28,235	)(d)	(11,661)

Income from continuing operations before minority interests	74,814	6,331	2,070	25,147	(9,900)		(40,447)		58,015
Minority interests, net of provision for income taxes	466	—	—	(3,361)	3,361	(e)	—		466

Income (loss) from continuing operations	$74,348	$6,331	$2,070	$28,508	$(13,261)		$(40,447)		$57,549

Earnings (loss) per share:
Basic	$2.44								$1.89
Diluted	$2.38								$1.84
Weighted average shares outstanding:
Basic	30,448								30,448
Diluted	31,252								31,252

See Notes to Unaudited Pro Forma Combined Statements of Operations.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED MARCH 31, 2006

(in thousands, except per share data)

	Aleris Historical	ALSCO Historical	Tomra & Alumitech Acquisitions Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined (j)
					Acquisitions		Financing Transactions
Revenues	$2,631,526	$148,901	$56,684	$1,893,738	$(17,887	)(b)			$4,712,962
Cost of sales	2,358,289	133,618	50,252	1,658,120	(17,887	)(b)			4,225,780
					1,414	(g)
					41,974	(c)

Gross profit	273,237	15,283	6,432	235,618	(43,388)				487,182
Selling, general and administrative expense	95,287	6,089	4,395	129,245	(1,177	)(h)			233,019
					1,057	(g)
					(1,877	)(i)
Restructuring and other charges	27,074			16,391					43,465
Unrealized losses (gains) on derivative financial instruments	15,850				(41,974	)(c)			(26,124)

Operating income	135,026	9,194	2,037	89,982	583				236,822
Interest expense	45,481	2,170	865	8,863			$65,999	(f)	123,378
Other (income) expense, net	601	3	(19)	(1,230)					(645)
Equity in net loss of affiliates	1,426								1,426

Income from continuing operations before provision for income taxes and minority interests	87,518	7,021	1,191	82,349	583		(65,999)		112,663
Provision for (benefit from) income taxes	13,442	1,805	(29)	20,982	26,751	(d)	(23,258	)(d)	39,693

Income from continuing operations before minority interests	74,076	5,216	1,220	61,367	(26,168)		(42,741)		72,970
Minority interests, net of provision for income taxes	625			(3,832)	3,832	(e)			625

Income (loss) from continuing operations	$73,451	$5,216	$1,220	$65,199	$(30,000)		$(42,741)		$72,345

Earnings (loss) per share:
Basic	$2.39								$2.36
Diluted	$2.33								$2.30
Weighted average shares outstanding:
Basic	30,673								30,673
Diluted	31,489								31,489

See Notes to Unaudited Pro Forma Combined Statements of Operations.

Notes to Unaudited Pro Forma Combined Statements of Operations

(all dollar amounts, except per share amounts, are in thousands)

The unaudited pro forma combined statements of operations reflect the following pro forma adjustments as further described below:

a) The historical results of operations of Corus Aluminum for the three and twelve months ended March 31, 2006 and the year ended December 31, 2005 as presented in the pro forma combined statements of operations reflect the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s unaudited and audited combined financial statements included elsewhere in this Report. Corus Aluminum’s unaudited and audited combined statements of operations were converted to U.S. Dollars using exchange rates of $1.2032, $1.3117 and $1.2449, the average exchange rates for the three months ended March 31, 2006 and 2005 and the year ended December 31, 2005, respectively.

b) To eliminate revenues and cost of sales between the acquired entities and us as follows:

	For the three months ended March 31, 2006	For the year ended December 31, 2005	For the twelve months ended March 31, 2006
ALSCO	$—	$(1,909)	$(1,501)
Alumitech	—	(3,582)	(2,266)
Tomra Latasa	—	(1,376)	(705)
Corus Aluminum	(2,557)	(15,579)	(13,415)

Total revenues and cost of sales eliminations	$(2,557)	$(22,446)	$(17,887)

c) To reclassify Corus Aluminum’s unrealized losses (gains) on derivative financial instruments to conform with our presentation.

d) The pro forma income tax expense for each period was determined by computing the pro forma effective tax rates for each period, giving effect to the acquisitions and Financing Transactions. The pro forma income tax adjustments included in the Acquisitions columns represent the adjustment to historical income tax expense necessary to state pro forma income tax expense at these rates. The pro forma adjustments to income tax expense included in the Financing Transactions columns represent the application of the pro forma statutory tax rates to the pro forma adjustments to interest expense.

e) To remove the minority interest loss associated with Corus Aluminum’s Canadian operations, 100% of which will be acquired by us.

f) To reflect the estimated impact of the Financing Transactions as follows:

	For the three months ended March 31, 2006	For the year ended December 31, 2005	For the twelve months ended March 31, 2006
Elimination of historical interest expense:
Existing Credit Facility	$(4,230)	$(4,007)	$(7,299)
Existing 10 3/8% Notes	(5,459)	(21,841)	(21,817)
Existing 9% Notes	(2,813)	(11,250)	(11,250)
VAW-IMCO lines of credit	(263)	(398)	(615)
Aleris deferred financing costs	(944)	(3,744)	(3,757)
ALSCO interest expense	—	(3,872)	(2,170)
Alumitech interest expense	—	(999)	(737)
Tomra interest expense	—	(226)	(128)
Corus Aluminum interest expense	(3,008)	(8,216)	(8,863)

Total historical interest expense	(16,717)	(54,553)	(56,636)

Estimated interest expense on new indebtedness:
New Term Loan Credit Facility	11,446	46,244	45,942
New Revolving Credit Facility	6,600	26,400	26,400
Bridge Loan Facility	10,863	47,698	47,400
Deferred financing costs	723	2,893	2,893

Total pro forma interest expense	29,632	123,235	122,635

Incremental interest expense	$12,915	$68,682	$65,999

The incremental interest expense calculations are based on an assumed weighted average interest rate of 7.8%. Each 0.125% variance in assumed interest rates would amount to a change in pro forma cash interest expense of $1.9 million for the twelve months ended March 31, 2006 based on our pro forma debt level. The pro forma debt level consists of the New Revolving Credit Facility ($386,494), the New Term Loan Credit Facility ($650,000) and the Notes offered hereby ($506,815).

g) To record the incremental depreciation and amortization expense on the write-up of property and equipment and intangible assets based upon preliminary appraised values and useful lives as follows:

	For the year ended December 31, 2005		For the twelve months ended March 31, 2006
	Depreciation	Amortization	Depreciation	Amortization
ALSCO	$2,324	$1,227	$1,549	$818
Tomra Latasa	(212)	318	(135)	239

Total incremental depreciation and amortization expense	$2,112	$1,545	$1,414	$1,057

Preliminary valuations of acquired property and equipment and intangible assets of Alumitech and Corus Aluminum are not yet available. As a result, no adjustment to the historical depreciation and amortization of Alumitech and Corus Aluminum has been included in the pro forma statements of operations.

h) To eliminate non-recurring parent company expenses associated with the acquired businesses, primarily management fees paid by ALSCO to their former owner as these fees will not be incurred by Aleris.

i) To record cost savings related to employees of ALSCO expected to be terminated as a result of our plans to integrate the acquired businesses. The associated severance and other benefits have been accounted for pursuant to EITF 95-3 “Recognition of Liabilities Assumed in a Business Combination.”

j) We expect to incur additional charges associated with the Corus Acquisition and the Financing Transactions. These costs, which are not included in the amounts shown above, are anticipated to be incurred during the third quarter of 2006 and total approximately $76,433 ($47,749 net of income tax benefits), including approximately $19,000 related to the cost of sales impact of the write-up of acquired inventories to fair value, $39,898 of premiums related to the prepayment of our Existing 10 3/8% Notes and Existing 9% Notes and payment of bridge loan commitment fees, and $17,535 of unamortized deferred financing and debt discount costs associated with the Existing 9% Notes, the Existing 10 3/8% Notes and the Existing Credit Facility.

THE CORUS ACQUISITION

On May 23, 2006, we entered into a definitive share purchase agreement (the “Corus Europe Acquisition Agreement”) with Corus Group plc, or Corus, under which we, and as agent for certain of our wholly-owned subsidiaries, will acquire all of the share capital of Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp., Corus Hylite BV and Hoogovens Aluminium Europe Inc. and their respective subsidiaries and a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited (the “Corus Entities”) for a net cash consideration of approximately €667 million ($800 million) (“Corus Europe Acquisition”). The Corus Europe Acquisition Agreement provides that the consideration for the Corus Europe Acquisition is subject to certain closing adjustments, including an adjustment based on the provisional net debt balance of the Corus Entities and working capital adjustments. The Corus Europe Acquisition will result in our ownership of Corus’s aluminum rolling and extrusion businesses but will not include Corus’s primary aluminum smelters. As a result of the Corus Europe Acquisition, the Corus Entities would each become our direct or indirect subsidiaries. Completion of the Corus Europe Acquisition is subject to customary closing conditions, including regulatory approvals in the United States.

In addition, on May 23, 2006, we also entered into a definitive securities purchase agreement (the “Corus Canadian Acquisition Agreement”) with Corus and Societe generale de financement du Quebec to purchase Corus and Societe generale de financement du Quebec’s limited partnership interests in Corus LP and the shares which they respectively hold in Corus Aluminum Inc., Corus LP’s general partner, for a net cash consideration of approximately €24 million excluding the assumption of approximately €37 million of debt (the “Corus Canadian Acquisition”). The Corus Canadian Acquisition Agreement provides that the consideration for the Corus Canadian Acquisition is subject to certain closing adjustments, including working capital adjustments. The acquisition will result in our ownership of Corus’s Canadian downstream aluminum business. Completion of the Corus Canadian Acquisition is subject to closing of the Corus European Acquisition and to other customary closing conditions, including regulatory approvals in Canada. The Corus Canadian Acquisition Agreement and the Corus Europe Acquisition Agreement will each terminate on October 31, 2006 if the contemplated transactions have not been consummated. We expect to consummate the Corus Europe Acquisition and the Corus Canadian Acquisition during the third quarter of 2006. The Corus Europe Acquisition and the Corus Canadian Acquisition are collectively referred to as the “Corus Acquisition” and the downstream aluminum businesses that we will acquire pursuant to the Corus Europe Acquisition Agreement and the Corus Canadian Acquisition Agreement are collectively referred to as “Corus Aluminum.”

Metal Supply Agreements

Upon the consummation of the Corus Acquisition, we will enter into metal supply agreements with Corus to supply metal for Corus Aluminum following the consummation of the Corus Acquisition. These supply agreements will consist of agreements for the supply of rolling ingots to the Koblenz and Duffel manufacturing facilities and agreements for the supply of billets to the Vogt, Bitterfeld, Bonn and Duffel manufacturing facilities. These agreements were pre-existing metal supply agreements between Corus’s primary aluminum business and Corus’s rolled products and extrusions businesses. The initial term of each agreement will be four years and each party will be able to terminate an agreement by giving six months written notice to the other party. Upon a written notice of termination, a three year phase out of the contract would commence. In addition, in the event that the operation of any casthouse would cease, or in the event that any casthouse is to be sold, assigned or transferred (wholly or in part) independently of the relevant smelter, we would have the right of first refusal to purchase the relevant casthouse. In the event of a sale of the smelters and the casthouses to a third party, such third party would have to agree that if it ceases to operate any casthouse, we would have the right of first refusal to purchase the relevant casthouse.

Research, Development and Technology Agreement

Also upon the consummation of the Corus Acquisition, we will enter into a research, development and technology agreement with Corus Technology BV pursuant to which Corus Technology BV would assist us in the development of research and development programs on a fee-for-service basis. It is expected that the minimum annual cost to us would be €11 million. The agreement would contain a non-compete provision prohibiting Corus Technology BV from providing research and development services to third parties in similar activities during the term of the agreement and for a period of time after the termination of the agreement. It is expected that the initial term of the agreement would be for five years.

Transitional Services Agreement

We also expect to enter into a transitional services agreement (the “Transition Agreement”) with Corus upon consummation of the Corus Acquisition. The Transition Agreement would relate to matters including treasury, information technology, patent maintenance and prosecution, and HUB purchasing services which would be provided by Corus to us for a period of time following the consummation of the Corus Acquisition and at costs to be agreed upon.

Fabricator Group Audited Combined Financial Statements
Independent Auditors’ Report
Combined Income Statement for the financial periods ended December 31, 2005 and 2004
Combined Balance Sheet at December 31, 2005 and 2004
Combined Statement of Recognised Income and Expense for the financial periods ended December 31, 2005 and 2004
Combined Cash Flow Statement for the financial periods ended December 31, 2005 and 2004
Presentation of Combined Financial Statements and Accounting Policies
Notes to Combined Financial Statements

Fabricator Group Unaudited Combined Financial Statements
Combined Income Statement for the financial periods ended March 31, 2006 and 2005
Combined Balance Sheet at March 31, 2006 and 2005
Combined Statement of Recognised Income and Expense for the financial periods ended March 31, 2006 and 2005
Combined Cash Flow Statement for the financial periods ended March 31, 2006 and 2005
Presentation of combined report and accounting policies
Notes to the combined interim report

FABRICATOR GROUP AUDITED COMBINED FINANCIAL STATEMENTS

Independent auditors’ report

To the Board of Directors of Corus Group plc

We have audited the accompanying combined balance sheets of the Fabricator Group as of 31 December 2005 and 2004, and the related combined income statements, combined statements of recognised income and expense, and cash flows statements, for each of the two years in the period ended 31 December 2005. These combined financial statements are the responsibility of the directors of Corus Group plc and the management of the Aluminium Division of Corus Group plc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors of Corus Group plc and the management of the Aluminium Division, as well as evaluating the overall combined financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the combined financial statements present fairly, in all material respects, the financial position of the Fabricator Group at 31 December 2005 and 31 December 2004, and the results of its operations and cash flows for the years ended 31 December 2005 and 31 December 2004 in conformity with International Financial Reporting Standards as adopted by the European Union.

As discussed in the ‘Presentation of combined financial statements and accounting policies’, the Fabricator Group was an integrated businesses of Corus Group plc throughout the two years in the period ended 31 December 2005. The financial position, results of operations and cash flows of the Fabricator Group could differ from those that would have resulted had the Fabricator Group operated autonomously or as an entity independent from Corus Group plc.

As described in the ‘Presentation of combined financial statements and accounting policies’, the Fabricator Group has adopted the new accounting standards IAS 32, ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’ as of 2 January 2005. The change has been accounted for prospectively from 2 January 2005.

International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 36.

PricewaterhouseCoopers LLP

London, England

2 June 2006

Combined income statement

For the financial period ended 31 December 2005	Note	2005 € million	2004 € million
Turnover	1	1,487	1,462
Total operating costs	2	(1,433)	(1,395)

Operating profit	1	54	67
Finance costs	5	(8)	(6)
Finance income	5	1	1

Profit before taxation		47	62
Taxation	6	(14)	(11)

Profit after taxation		33	51

Attributable to:
Other Corus companies		36	52
Minority interests		(3)	(1)

		33	51

The charges set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Earnings per share information has not been presented as the Fabricator Group does not have a defined capital structure that is consistent across all of its constituent businesses.

Notes and related statements forming part of these combined financial statements appear on pages 62 to 92; Note 25 sets out the movements in the balance sheet net investment.

Combined balance sheet

At 31 December 2005	Note	2005 € million	2004 € million
Non-current assets
Goodwill	8	20	20
Other intangible assets	9	7	8
Property, plant and equipment	10	461	444
Other non-current assets	20	27	—
Deferred tax assets	23	18	22

		533	494

Current assets
Inventories	11	291	261
Trade and other receivables	13	170	176
Current tax assets	12	1	9
Other financial assets	20	54	—
Cash and short term deposits	14	29	49

		545	495

TOTAL ASSETS		1,078	989

Current liabilities
Short term borrowings	16	(23)	(15)
Trade and other payables	15	(255)	(270)
Current tax liabilities	12	(36)	(23)
Other financial liabilities	20	(4)	—
Retirement benefit obligations	32	(3)	(4)
Short term provisions and other liabilities	22	(9)	(3)

		(330)	(315)

Non-current liabilities
Long-term borrowings	16	(14)	(21)
Deferred tax liabilities	23	(37)	(25)
Retirement benefit obligations	32	(112)	(89)
Provisions for liabilities and charges	22	(18)	(17)
Other non-current liabilities	20	(9)	—
Deferred income	24	(2)	(2)

		(192)	(154)

TOTAL LIABILITIES		(522)	(469)

NET ASSETS		556	520

Net investment
Investment attributable to other Corus companies	25	184	407
Loans from, and deposits with, other Corus companies	25	341	81
Net investment by other Corus companies	25	525	488
Minority interests	25	31	32

NET INVESTMENT		556	520

The capital structure set out above is not necessarily representative of the capital structure of the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages 62 to 92.

Approved by the Board of Corus Group plc and signed on its behalf by:

D.M. Lloyd

P. Varin

2 June 2006

Combined statement of recognised income and expense

For the financial period ended 31 December 2005	2005 € million	2004 € million
Actuarial losses on defined benefit plans	(19)	(7)
Net movement on fair values of cash flow hedges	(25)	—
Deferred tax on items taken directly to reserves	14	(1)
Exchange movements on currency net investments:	14	(1)

Net expense recognised directly in balance sheet net investment	(16)	(9)
Profit after taxation	33	51

Total recognised income and expense for the period	17	42
Adoption of IAS 32 and IAS 39	47	—

	64	42

Total recognised income and expense for the period attributable to:
Other Corus companies	65	45
Minority interests	(1)	(3)

	64	42

Adoption of IAS 32 and IAS 39 attributable to:
Other Corus companies	47
Minority interests	—

	47

The recognised income and expense set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages 62 to 92.

Combined cash flow statement

For the financial period ended 31 December 2005	Note	2005 € million	2004 € million
Operating activities
Cash generated from operations	29	88	134
Interest paid		(7)	(6)
Taxation paid		7	(20)

Net cash flow from operating activities		88	108

Investing activities
Purchase of property, plant and equipment		(54)	(55)
Sale of property, plant and equipment		1	—
Purchase of other intangible assets		—	(1)
Sale of investment in subsidiary		—	9

Net cashflow from investing activities		(53)	(47)

Financing activities
New loans from other Corus companies		250	—
Financing investment in other Corus company		(250)	—
Other movements on loans from other Corus companies		10	(57)
Movement on short term deposits with other Corus companies		(1)	3

Cash flows related to net amounts attributable to other Corus companies		9	(54)
New loans		1	12
Repayment of borrowings		(12)	—
Dividends paid	7	(59)	—
Net cashflow from financing activities		(61)	(42)

(Decrease)/ Increase in cash and cash equivalents		(26)	19
Cash and cash equivalents at beginning of period		37	19
Effect of foreign exchange rate changes		—	(1)

Cash and cash equivalents at end of period		11	37

Cash and cash equivalents consist of:
Cash and short term deposits	14	29	49

Bank overdrafts	16	(18)	(12)

		11	37

The cash flows set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages 62 to 92.

The cash flows above, for the current period, include additional equity investments of €250 million (and related loan funding from other Corus companies) made by companies of the Fabricator Group into certain subsidiaries that do not form part of the rolled products and extrusions businesses and are therefore not included in these combined financial statements. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51 such investments are eliminated against the ‘Net investment by other Corus companies’ when preparing the combined balance sheet.

Presentation of combined financial statements and accounting policies

Introduction

These combined financial statements for the two years ended 31 December 2005 and 31 December 2004 are non-statutory in nature and present the combined balances and results of operations for those subsidiaries of Corus Group plc (‘Corus’) which form the Aluminium Rolled Products and Extrusions Businesses of Corus (collectively the ‘Fabricator Group’).

The combined financial statements have been specifically prepared in connection with the disposal by Corus of the Fabricator Group for the purposes of presenting, as far as practicable, the assets, liabilities, revenues and expenses of the Fabricator Group on a stand-alone basis. The combined financial statements are an aggregation of financial information from the individual companies that make up the Fabricator Group. The basis of preparation, combination and presentation of the combined financial statements of the Fabricator Group is more fully described under policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51.

The Fabricator Group is not required to prepare audited consolidated financial statements. No such financial statements have been prepared prior to these combined financial statements. The financial information set out in the combined financial statements is based on a combination of certain financial information in the consolidation returns of the companies that comprise the Fabricator Group, for the years ended 31 December 2005 and 31 December 2004 (prepared solely for the purpose of producing the consolidated financial statements of Corus) after making such adjustments as were considered necessary by the directors of Corus and the management of the Aluminium Division of Corus.

The combined financial statements are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had the Fabricator Group operated independently or under separate ownership.

Statement of Responsibilities of the Directors of Corus and management of the Aluminium Division of Corus

The following statement, which should be read in conjunction with the statement of auditors responsibilities set out in the independent auditors’ report, is made with a view to distinguishing the respective responsibilities of the directors of Corus, the management of the Aluminium Division of Corus, and of the auditors in relation to the combined financial statements.

In the context of preparing consolidated financial statements for Corus Group plc, the directors of Corus are responsible for:

•	Ensuring the maintenance of proper accounting records, which disclose with reasonable accuracy the financial position of Corus at any time from which financial statements can be prepared to comply with the Companies Act 1985 and Article 4 of the IAS regulation.

•	Preparing financial statements for each financial period, which give a true and fair view, in accordance with International Financial Reporting Standards, as adopted by the European Union, of the state of affairs of Corus as at the end of the financial period and of the profit for that period.

•	Taking such steps as are reasonably open to them to safeguard the assets of Corus and to prevent and detect fraud and other irregularities.

The directors of Corus consider that in preparing financial statements for Corus, including the Fabricator Group, they have used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates, and that all accounting standards which they consider to be applicable have been followed. The directors of Corus are required to prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The same responsibilities as described above apply to these combined financial statements, which are based on a combination of certain financial information included in the consolidation returns of the companies that comprise the Fabricator Group. These returns were prepared for the purpose of preparing the consolidated financial statements of Corus and were adjusted as the directors of Corus and the management of the Aluminium Division of Corus considered necessary.

I Basis of preparation

In preparing these combined financial statements the financial information for entities within the Fabricator Group, as at the relevant date, has been extracted from the Corus statutory reporting records and combined. This information was prepared under the accounting policies as adopted for statutory submissions to Corus, which complied with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). IFRS as adopted by the EU differ in certain respects from IFRS as issued by the International Accounting Standards Board (IASB). However the combined financial information for the periods presented would be no different had the Fabricator Group applied IFRS as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as adopted by the EU.

The combined financial statements are not prepared under section 226 of the United Kingdom Companies Act 1985. They have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS. The principal accounting policies are set out below. These policies have been consistently applied to all the periods presented except for those relating to the classification and measurement of financial instruments under IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’. The Fabricator Group has made use of the exemption available under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ to only apply these two standards from 1 January 2005. The adoption of IAS 32 and IAS 39 as at 1 January 2005 principally resulted in the measurement of all derivative financial instruments at fair value, and the recognition of related deferred tax balances. At 1 January 2005 these changes resulted in an increase in net assets of €47 million.

A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out in Note 36 ‘Summary of differences from US generally accepted accounting principles’ on pages 88 to 91.

As fully integrated businesses of Corus, the Fabricator Group does not prepare separate financial statements in accordance with IFRS in the normal course of operations. Accordingly, the combined financial statements have been derived by extracting certain assets, liabilities, revenues and expenses of the Fabricator Group from the assets, liabilities, revenues and expenses reflected in the accounting records of Corus.

The combined financial statements have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows of the Fabricator Group on a stand-alone basis. The combined financial statements of the Fabricator Group reflect assets, liabilities, revenues and expenses directly attributable to the Fabricator Group as well as allocations deemed reasonable by the directors of Corus and the management of the Aluminium Division of Corus. Costs have been allocated to the Fabricator Group from Corus using various allocation methodologies, including, but not limited to, employee numbers and personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Corus had been purchased from independent third parties, the allocations are considered to be reasonable. However, the financial position, results of operations and cash flows of the Fabricator Group are not necessarily representative or indicative of those that would have been achieved had the Fabricator Group operated autonomously or as an entity independent from Corus.

(a) Management fees

For each of the two years ended 31 December 2005 the financial statements include management fees, the cost recovery mechanism used by Corus to recover certain central management and other similar costs. An appropriate proportion of the remuneration of the key management personnel for the Fabricator Group, including their salaries and pension costs, is included in this management fee. These management fees have either been directly attributed to individual operations of the Fabricator Group or, for costs incurred centrally, allocated between the relevant Corus businesses and the Fabricator Group operations. Costs have principally been allocated on the basis of employee numbers and personnel costs, turnover and working capital balances.

(b) Pension and post retirement costs

For each of the two years ended 31 December 2005 the pension and post retirement costs included within the Fabricator Group are entirely related to the specific pension and post retirement benefit schemes of the Fabricator Group. No additional amounts have been allocated to the Fabricator Group as the vast majority of employees of the Fabricator Group are not members of other Corus schemes and therefore any allocation would not be material.

(c) Interest

For each of the two years ended 31 December 2005 the interest charge attributable to the Fabricator Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Corus. No interest charge related to central borrowings held by other Corus companies has been allocated to the Fabricator Group. Details of borrowings held with other Corus companies are set out in Note 16.

(d) Taxation

During the period under review, the entities within the Fabricator Group did not legally operate within the structure reflected in these combined financial statements, and were not necessarily subject to specific taxation of their results. Therefore the tax position shown is not necessarily representative of the tax position of the Fabricator Group under separate ownership. For each of the two years ended 31 December 2005 the tax charge attributable to the Fabricator Group has been based on the tax charge attributable to the individual entity or group of Fabricator entities in the relevant individual tax jurisdictions, on a separate return basis. Tax liabilities that may arise from any separation from Corus tax groups of the operations of the Fabricator Group in specific countries have not been reflected in these combined financial statements.

(e) Dividends

The dividends recorded in the combined financial statements are an aggregation of the actual dividends recorded in the financial statements of the individual operations of the Fabricator Group. Dividend payments were made in the context of Corus as a whole.

(f) Goodwill

Goodwill recorded at a Corus level and attributable to the Fabricator Group has been recorded in these combined financial statements.

(g) Financial Instruments

The financial risk management policies of the Fabricator Group are set out in more detail in Note 19. Financial instruments to hedge currency and commodity risks are taken out with other Corus companies as the counter-parties. These financial instruments are legally contracted with other Corus companies and have been treated as external contracts of the Fabricator Group in these combined financial statements. Not all of those contracts taken out with other Corus companies have matching contracts being held externally to the wider Corus.

(h) Cash

A number of individual Fabricator Group operations participate in cash sweep arrangements operated by Corus under which cash balances are cleared regularly to a central account held by another Corus company. Amounts held on deposit with the Corus cash pool are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. For this reason the cash position shown is not necessarily representative of the cash position of the Fabricator Group under separate ownership.

(i) Net investment by other Corus companies

Because the Fabricator Group has not, in the past, formed a separate legal group or been structured with a single holding company as a separate legal group, the proportion of share capital and reserves of Corus attributable to the Fabricator Group have been shown in the balance sheet within the ‘Net investment by other Corus companies’. The Fabricator Group has a number of loans from, and deposits with, other Corus companies, and these balances have been shown on the balance sheet as part of ‘Loans from, and deposits with, other Corus companies’, and included as part of the Net investment as loan balances form part of the long-term financing arrangements of the Fabricator Group by Corus. In addition, the Fabricator Group has a number of short term current account balances with other Corus companies. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Amounts owed to other Corus companies’ within ‘Trade and other payables’.

II Basis of combination

The list of individual legal entities included within these financial statements, which together form the Aluminium Rolled Products and Extrusions Businesses of Corus, is provided in Note 35. In preparing these financial statements all intra-Fabricator Group transactions, balances, income and expenses are eliminated on combination, including unrealised profits on such transactions. As at 31 December 2005 some of the investments held by the companies within the Fabricator Group related to investments in shares in subsidiaries of other Corus companies that are not part of these combined financial statements. In preparing the combined financial statements all investments in subsidiaries or related companies, whether part of the Fabricator Group or the wider Corus have been eliminated against the ‘Net investment by other Corus companies’.

III Use of estimates and critical accounting judgements

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the:

(i)	reported amounts of assets and liabilities;

(ii)	disclosure of contingent assets and liabilities at the date of the financial statements; and

(iii)	reported amounts of income and expense during the reporting period.

Actual results could differ from those estimates. The most significant techniques for estimation are described in the accounting policies or in the notes below.

Critical accounting judgements and the key sources of estimation uncertainty in applying accounting policies for these combined financial statements arise in relation to property, plant and equipment, current asset provisions, deferred tax, retirement benefits, provisions created for redundancy, rationalisation and related costs and financial derivatives. The detailed accounting policies, including underlying judgements and methods of estimations, are discussed below. All of these key factors are considered at least annually.

IV Business combinations

On the acquisition of a subsidiary, fair values are attributed to the net assets acquired. Any excess of the fair value of consideration given over the fair values of the Fabricator Group’s share of the identifiable net assets acquired is treated as goodwill. If the fair value of the net assets acquired exceeds the fair value of consideration then these fair values are reassessed before taking the remainder as a credit to profit or loss in the period of acquisition.

Goodwill is recognised as an asset and, although it is not amortised, it is reviewed for impairment annually and whenever there is a possible indicator of impairment. Any impairment is recognised immediately in profit or loss and is not subsequently reversed. On disposal of a subsidiary any residual amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous historic values, as no adjustment was required on transition. These have also been subject to impairment tests at that date and will continue to be, at least, annually.

V Turnover

Revenue from the sale of goods and rendered services is recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is generally when they have accepted physical delivery and control of the goods and services. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Revenue is measured at the fair value of the consideration received or receivable and represents amounts due for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

VI Provisions

Provisions for rationalisation and related measures, environmental remediation and legal claims are recognised when the Fabricator Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. This involves a series of management judgments and estimates that are based on past experience of similar events and third party advice where applicable.

In particular, redundancy provisions are made where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been made at the balance sheet date. These provisions also include charges for any termination costs arising from enhancement of retirement or other post-employment benefits for those employees affected by these plans.

Provisions are also created for long-term benefits that depend on the length of service such as long service awards, disability benefits and long-term compensated absence such as sick leave. The amount recognised as a liability is the present value of benefit obligations at the balance sheet date, and all movements in the provision (including actuarial gains and losses or past service cost) are recognised immediately within profit and loss.

VII Research and development

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Costs incurred on individual development projects are recognised as intangible assets from the date that all of the following conditions are met:

(i)	completion of the development is technically feasible;

(ii)	it is the intention to complete the intangible asset and use or sell it;

(iii)	it is clear that the intangible asset will generate probable future economic benefits;

(iv)	adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

(v)	it is possible to reliably measure the expenditure attributable to the intangible asset during its development.

Recognition of costs as an asset is stopped when the project is complete and available for its intended use, or if these criteria no longer apply. The approach to amortisation and impairment of other intangible assets is described in XVII.

Where development activities do not meet the conditions for recognition as an asset, any associated expenditure is treated as an expense in the period in which it is incurred.

VIII Government grants

Grants related to expenditure on property, plant and equipment are credited to profit and loss over the useful lives of qualifying assets. Total grants received less the amounts credited to profit and loss at the balance sheet date are included in the balance sheet as deferred income.

IX Insurance

Certain of the Fabricator Group’s insurances are handled by two Corus captive insurance companies, Crucible Insurance Company Limited and Hoogovens Verzekeringsmaatschappij N.V. Insurance premiums in respect of insurance placed with these captive companies and third parties are charged to the income statement in the period to which they relate.

X Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Fabricator Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit retirement benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. The Fabricator Group has early adopted the amendment to IAS 19 ‘Employee Benefits’ (as issued in December 2004) to allow actuarial gains and losses to be recognised in retained earnings and presented in the statement of recognised income and expense. In applying IAS 19, in relation to retirement benefits costs, the current service cost, interest cost and expected return on plan assets have been treated as a net expense within employment costs.

Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

XI Financing items

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable. Interest expense, including that related to financing the construction of property, plant and equipment, is written off as incurred.

XII Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. In contrast, deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised (which, in particular, requires an assessment of the period over which taxable profits are more likely than not to arise to offset brought forward losses). Liabilities are not recognised for taxable temporary differences arising on investments in subsidiaries, where the Fabricator Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Both current and deferred tax items are calculated using the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. This means using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset to the extent that they relate to taxes levied by the same tax authority and they are in the same taxable entity, or a group of taxable entities where the tax losses of one entity are used to offset the taxable profits of another.

XIII Foreign currencies

Presentational currency

The individual financial statements of each Fabricator Group company are presented in the currency of the primary economic environment in which it operates (its presentational currency). For the purposes of the combined financial statements, the results and financial position of each Fabricator Group business is expressed in Euro (€).

Transactions and balances

Monetary assets and liabilities in foreign currencies are translated into Euro at the quoted rates of exchange ruling at each balance sheet date. Income statement items and cash flows are translated into Euro at the average rates for the financial period. In order to hedge its exposure to certain foreign exchange risks, the Fabricator Group enters into forward contracts and options (see note XIV below for details of the Fabricator Group’s accounting policies in respect of such derivative financial instruments).

Exchange differences on the retranslation of the opening net investment in foreign enterprises and the retranslation of profit or loss items from average to closing rate are recorded as movements in the balance sheet ‘Net investment’.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

XIV Financial instruments

Up to 31 December 2004

Forward contracts and commodity futures are used, where appropriate, to hedge the cash flow risk of contracted sales and purchase transactions. Net sales and purchases covered by these contracts or options were translated into Euro at contract rates. No account was taken of the potential but unrealised profits or losses on open forward contracts or options which were intended as a hedge against future contracted transactions; such profits and losses were accounted for so as to match the exchange or price differences arising on the underlying contracted transactions.

If a derivative instrument ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognised at that time in the income statement. If a transaction does not occur, the hedge is terminated and any gains or losses are recognised in profit and loss.

From 1 January 2005

Financial assets and financial liabilities are recognised in the Fabricator Group’s balance sheet when the Fabricator Group becomes a party to the contractual provisions of the instrument. The detailed accounting treatment for such items can differ, as described in the following sections:

(a) Trade receivables

Trade receivables, which are initially recorded at their fair value, do not carry any interest and are subsequently stated at their amortised cost, as reduced by appropriate allowances for any impairment.

(b) Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the individual contractual arrangements.

(c) Bank borrowings

Interest-bearing bank loans (including those from other Corus companies) and overdrafts are initially recorded at their fair value which is generally the proceeds received, net of direct issue costs. These borrowings are subsequently stated at amortised cost.

(d) Trade payables

Trade payables, which are initially recorded at fair value, are not interest bearing and are subsequently stated at their amortised cost.

(e) Equity instruments

Equity instruments issued by the Fabricator Group are recorded at the proceeds received, net of direct issue costs.

(f) Derivative financial instruments and hedge accounting

In the ordinary course of business the Fabricator Group companies use certain derivative financial instruments to reduce business risks that arise from its exposure to foreign exchange and base metal prices. The instruments are confined principally to forward foreign exchange contracts, forward rate agreements, options and London Metal Exchange (LME) contracts (as held through independent subsidiaries of Corus on behalf of the Fabricator Group). The instruments are employed as hedges of transactions included in the financial statements or forecast for firm contractual commitments. These contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products business, which may extend up to four years.

Derivatives are accounted and measured at fair value from the date the derivative contract is taken out and subsequently measured at fair value. For forward currency and commodity contracts the fair values are determined based on market forward rates as at the balance sheet date.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

For an effective hedge of an exposure to changes in fair value, the hedged item is adjusted for changes attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the associated derivative are also recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in profit and loss as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with gains or losses reported in the income statement.

XV Patents, trademarks and software

Patents, trademarks and software are included in the balance sheet as intangible assets where they are clearly linked to long-term economic benefits for the Fabricator Group. In this case they are measured initially at purchase cost and then amortised on a straight-line basis over their estimated useful lives.

All other costs on patents, trademarks and software are expensed in profit and loss as incurred.

XVI Property, plant and equipment

Property, plant and equipment is recorded at original cost less accumulated depreciation and any recognised impairment loss, with the exception of land. Cost includes professional fees, and, for assets constructed by the Fabricator Group businesses, any related works to the extent that these are directly attributable to the acquisition or construction of the asset. Commissioning costs and interest attributable to expenditure on assets in the course of construction are written off to profit and loss as incurred. Assets in the course of construction are depreciated from the date on which they are ready for their intended use.

The gain or loss arising on disposal of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in income.

Subsequent costs are included in the carrying value of an asset when it is probable that additional future economic benefits will flow to the Fabricator Group and the cost of the item can be measured reliably. All other repairs and renewals are charged to profit and loss as incurred.

XVII Depreciation, amortisation and impairment of property, plant and equipment and other intangible assets

Depreciation or amortisation is provided so as to write off, on a straight-line basis, the cost of property, plant and equipment and other intangible assets including those held under finance leases, but with the exception of land, to their residual value. These charges are commenced from the dates the assets are available for their intended use and are spread over their estimated useful economic lives or, in the case of leased assets, over the lease period if shorter. The estimated useful lives of assets are reviewed regularly and, when necessary, revised. Accelerated depreciation or amortisation is provided where an asset is expected to become obsolete before the end of its normal useful life or if events or changes in circumstances indicate that an impairment loss needs to be recognised, as discussed below. No further charges are provided in respect of assets that are fully written down but are still in use.

The estimated useful lives for the main categories of property, plant and equipment and other intangible assets:

Freehold and long leasehold buildings that house plant and other works buildings	25 years
Other freehold and long leasehold buildings	50 years
Plant and machinery:
Manufacturing equipment	maximum 20 years
IT hardware and software	maximum 8 years
Office equipment and furniture	10 years
Motor vehicles	4 years
Other	maximum 15 years
Patents and trademarks	4 years
Product and process development costs	5 years

At each balance sheet date, the Fabricator Group reviews the carrying amounts of its property, plant and equipment and other intangible assets to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Fabricator Group companies estimate the recoverable amount of the cash-generating unit to which the asset belongs. Other intangible assets with indefinite useful lives are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. The discount rate applied in the period of 9.5% was based upon the Corus long-term weighted average cost of capital with appropriate adjustments for the risks associated with the relevant units. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

XVIII Leases

Assets held under finance leases are recognised as assets of the Fabricator Group at their deemed cost, being their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the period of the lease.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

XIX Inventories

Inventories of raw materials are valued at the lower of cost and net realisable value. Cost is determined using the ‘first in first out’ method. Inventories of partly processed materials, finished products and stores are individually valued at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is the price at which the inventories can be realised in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of marketing, selling and distribution. Provisions are made to cover slow moving and obsolescent items based on historical experience of utilisation on a category-by-category basis.

XX Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks (or other Corus companies), other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

XXI Segmental reporting

The Fabricator Group is organised into a structure that comprises two main operating units: Rolled Products and Extrusions. This structure reflects the dominant source and nature of operational risks and returns and so is used as the primary format for segmental reporting.

Segment assets are operational assets used in normal day-to-day activities. They include attributable goodwill, intangible assets, property, plant and equipment, inventories and operational receivables. They do not include cash, short-term deposits, short-term investments, tax assets and other non-current financial assets. Segment liabilities are also those resulting from the normal activities of the businesses, excluding tax liabilities and indebtedness but including post retirement obligations where directly attributable to the segment. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual businesses.

Geographical sectors are used as the secondary format for segmental reporting. Those areas separately disclosed represent the Fabricator Group’s most significant regional markets. Segment assets are operational assets employed in each region and include items such as tax and pension balances that are specific to a country. They also include attributable goodwill but exclude cash, short-term deposits and short-term investments. Segment liabilities are those arising within each region, excluding indebtedness. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual geographical segments.

XXII IFRS transition exemptions and choices

IFRS 1 permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS in the transition period. The Fabricator Group companies took the following key exemptions:

a) Employee benefits: At the transition date for IAS 19, all cumulative actuarial gains and losses have been recognised in the balance sheet within pension assets or pension liabilities. Subsequently, actuarial gains and losses have been recognised immediately and taken to reserves through the statement of recognised income and expense.

b) The effect of changes in foreign exchange rates: Under IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’, cumulative translation differences on the consolidation of subsidiaries are being accumulated for each individual subsidiary from the date of transition to IFRS and not from the original acquisition date.

c) Financial instruments: Financial instruments were designated as a financial asset or liability at fair value (with the fair values taken through profit and loss) or as available for sale on the adoption date of 1 January 2005, rather than at the date of initial recognition. IAS 32, IAS 39 and IFRS 4 ‘Insurance Contracts’ have not been applied to the comparative financial statements included in these combined financial statements. Financial instruments in 2004 are recorded on the pre-existing accounting basis of previous reporting of the Fabricator Group to Corus.

d) Business combinations: IFRS 3 ‘Business Combinations’ has been applied prospectively from the transition date to IFRS with no restatement of previous business combinations.

At the balance sheet date of these combined financial statements there were a number of international standards and interpretations that, although issued, were not yet effective or applied by the Fabricator Group. These were IFRS 6 ‘Exploration for and Evaluation of Mineral Resources’, IFRS 7 ‘Financial Instruments: Disclosures’ and the related amendments to IAS 1 ‘Presentation of Financial Statements’ on capital disclosures, IFRIC 4 ‘Determining whether an Arrangement contains a Lease’, IFRIC 5 ‘Right to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds’, IFRIC 6 ‘Liabilities Arising from Participating in a Specific Market – Waste Electrical and Electronic Equipment’, IFRIC 7 ‘Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies’, IFRIC 8 ‘Scope of IFRS 2’ and IFRIC 9 ‘Reassessment of Embedded Derivatives’. Changes arising from the adoption of these standards and interpretations in future periods are not expected to have a material impact on the combined financial statements of the Fabricator Group.

Notes to the combined financial statements

1. Segmental analysis

1.1 Operating business analysis

2005 (Figures in € million, unless otherwise stated)	Rolled Products	Extrusions	Central & other	Eliminations	Total
Income statement key data
Gross turnover	1,236	317	—	(66)	1,487
Inter-segment sales	(63)	(3)	—	66	—

Group turnover	1,173	314	—	—	1,487
Depreciation (net of grants released)	(42)	(6)	—	—	(48)

Amortisation	(1)	(1)	—	—	(2)

Operating profit/(loss) before restructuring, impairment and disposals	70	(2)	—	—	68
Restructuring and impairment costs:
Redundancy and related costs	—	(7)	—	—	(7)
Impairment losses related to property, plant and equipment	—	(7)	—	—	(7)

Group operating profit/(loss)	70	(16)	—	—	54
Finance costs	—	—	(8)	—	(8)
Finance income	—	—	1	—	1
Taxation	—	—	(14)	—	(14)

Profit/(loss) after taxation	70	(16)	(21)	—	33

Balance sheet key data
Goodwill	19	1	—	—	20
Property, plant and equipment	410	51	—	—	461
Other segment assets	470	92	19	(13)	568

Total segment assets	899	144	19	(13)	1,049
Cash at bank and in hand	—	—	29	—	29
Total assets	899	144	48	(13)	1,078
Total segment liabilities	(283)	(99)	(116)	13	(485)
Borrowings	—	—	(37)	—	(37)
Total liabilities	(283)	(99)	(153)	13	(522)

Net assets/(liabilities)	616	45	(105)	—	556

Other information
Capital expenditure on property, plant and equipment	49	8	—	—	57
Average weekly number of employees	3,200	1,500	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2004 (Figures in € million, unless otherwise stated)	Rolled Products	Extrusions	Central & other	Eliminations	Total
Income statement key data
Gross turnover	1,191	332	—	(61)	1,462
Inter-segment sales	(60)	(1)	—	61	—

Group turnover	1,131	331	—	—	1,462

Depreciation (net of grants released)	(37)	(6)	—	—	(43)

Amortisation	(1)	—	—	—	(1)

Operating profit/(loss) before restructuring, impairment and disposals	64	5	(1)	—	68
Restructuring and impairment costs:
Redundancy and related costs	(1)	—	—	—	(1)
Impairment losses related to property, plant and equipment	—	—	—	—	—

Group operating profit/(loss)	63	5	(1)	—	67
Finance costs	—	—	(6)	—	(6)
Finance income	—	—	1	—	1
Taxation	—	—	(11)	—	(11)

Profit/(loss) after taxation	63	5	(17)	—	51

Balance sheet key data
Goodwill	19	1	—	—	20
Property, plant and equipment	389	55	—	—	444
Other segment assets	371	82	31	(8)	476
Total segment assets	779	138	31	(8)	940
Cash at bank and in hand	—	—	49	—	49

Total assets	779	138	80	(8)	989

Total segment liabilities	(246)	(81)	(114)	8	(433)
Borrowings	—	—	(36)	—	(36)

Total liabilities	(246)	(81)	(150)	8	(469)

Net assets/(liabilities)	533	57	(70)	—	520

Other information
Capital expenditure on property, plant and equipment	52	4	—	—	56
Average weekly number of employees	3,200	1,500	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

1.2 Geographical analysis

2005 (Figures in € million, unless otherwise stated)	EU	Europe (excl. EU)	North America	Asia	Rest of the World	External net debt	Eliminations	Total
Income statement key data
By destination:
Group turnover	995	29	306	127	30	—	—	1,487

By location of Group entity:
Gross turnover	1,373	—	294	9	—	—	(189)	1,487
Inter-segment sales	(185)	—	(3)	(1)	—	—	189	—

Group turnover	1,188	—	291	8	—	—	—	1,487

Included above:
Turnover to other Corus companies	48	—	—	—	—	—	—	48

Depreciation (net of grants released)	(40)	—	(7)	(1)	—	—	—	(48)

Amortisation	(1)	—	(1)	—	—	—	—	(2)

Operating profit/(loss) before restructuring, impairment and disposals	70	—	(1)	(1)	—	—	—	68
Restructuring and impairments costs:
Redundancy and related costs	(7)	—	—	—	—	—	—	(7)
Impairment losses related to property, plant and equipment	(7)	—	—	—	—	—	—	(7)

Group operating profit/(loss)	56	—	(1)	(1)	—	—	—	54

Balance sheet key data
Goodwill	16	—	4	—	—	—	—	20
Property, plant and equipment	363	—	93	5	—	—	—	461
Other segment assets	493	—	89	9	—	—	(23)	568

Total segment assets	872	—	186	14	—	—	(23)	1,049
Cash at bank and in hand	—	—	—	—	—	29	—	29

Total assets	872	—	186	14	—	29	(23)	1,078

Total segment liabilities	(430)	—	(76)	(2)	—	—	23	(485)
Borrowings	—	—	—	—	—	(37)	—	(37)

Total liabilities	(430)	—	(76)	(2)	—	(37)	23	(522)

Net assets/(liabilities)	442	—	110	12	—	(8)	—	556

Other information
Capital expenditure on property, plant and equipment	52	4	—	1	—	—	—	57
Average weekly number of employees	3,900	—	700	100	—	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2004 (Figures in € million, unless otherwise stated)	EU	Europe (excl. EU)	North America	Asia	Rest of the World	External net debt	Eliminations	Total
Income statement key data
By destination:
Group turnover	1,026	35	263	107	31	—	—	1,462

By location of Group entity:
Gross turnover	1,363	—	222	11	—	—	(134)	1,462
Inter-segment sales	(132)	—	(1)	(1)	—	—	134	—

Group turnover	1,231	—	221	10	—	—	—	1,462

Included above:
Turnover to other Corus companies	42	—	—	—	—	—	—	42

Depreciation (net of grants released)	(36)	—	(6)	(1)	—	—	—	(43)

Amortisation	(1)	—	—	—	—	—	—	(1)

Operating profit/(loss) before restructuring, impairment and disposals	69	—	(1)	—	—	—	—	68
Restructuring and impairments costs:
Redundancy and related costs	(1)	—	—	—	—	—	—	(1)
Impairment losses related to property, plant and equipment	—	—	—	—	—	—	—	—

Group operating profit/(loss)	68	—	(1)	—	—	—	—	67

Balance sheet key data
Goodwill	16	—	4	—	—	—	—	20
Property, plant and equipment	359	—	81	4	—	—	—	444
Other segment assets	409	—	79	8	—	—	(20)	476

Total segment assets	784	—	164	12	—	—	(20)	940
Cash at bank and in hand	—	—	—	—	—	49	—	49

Total assets	784	—	164	12	—	49	(20)	989

Total segment liabilities	(391)	—	(61)	(1)	—	—	20	(433)
Borrowings	—	—	—	—	—	(36)	—	(36)

Total liabilities	(391)	—	(61)	(1)	—	(36)	20	(469)

Net assets/(liabilities)	393	—	103	11	—	13	—	520

Other information
Capital expenditure on property, plant and equipment	52	4	—	—	—	—	—	56
Average weekly number of employees	3,900	—	700	100	—	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2. Operating costs

	2005 € million	2004 € million
Costs by type:
Raw materials and consumables	884	847
Maintenance costs (excluding own labour)	48	56
Other external charges (including fuels and utilities, hire charges and carriage costs)	109	96
Employment costs (Note 4)	271	261
Depreciation and amortisation (net of grants released)	57	44
Other operating costs (including rents, rates, insurance and general expenses)	61	95
Changes in stock of finished goods and work in progress	3	(4)

	1,433	1,395

	2005 € million	2004 € million
Costs by function:
Cost of goods sold	1,317	1,288
Selling, general and administrative expenses	102	106
Restructuring and impairment costs (Note 3)	14	1

	1,433	1,395

	Operating costs before restructuring and impairment costs € million	Restructuring and impairment costs € million	Total € million
The above costs in the 12 months to 31 December 2005 include:
Raw materials and consumables	884	—	884
Maintenance costs (excluding own labour)	48	—	48
Other external charges (including fuels and utilities, hire charges and carriage costs)	109	—	109
Employment costs (Note 4)	264	7	271
Depreciation and amortisation (Note 3)	50	7	57
Other operating costs (including rents, rates, insurance and general expenses)	61	—	61
Changes in stock of finished goods and work in progress	3	—	3

	1,419	14	1,433

	2005 € million	2004 € million
The above costs are stated after including:
Amortisation of other intangible assets	2	1
Depreciation of owned assets	46	43
Impairment losses related to owned assets (see Note 3)	7	—
Depreciation of assets held under finance leases	2	—
Operating leases:
Plant and machinery	12	10
Leasehold property	2	3
Costs of research and development (gross)	12	12
Impairments against trade receivables	1	—

3. Restructuring and impairment costs

	2005 € million	2004 € million
Provision for restructuring and related measures:
Redundancy and related costs	7	1
Impairment losses related to property, plant and equipment	7	—

	14	1

4. Employees

	2005 € million	2004 € million
The total employment costs of all employees (including directors) in the Fabricator Group were:
Wages and salaries	211	208
Social security costs	46	46
Other pension costs (Note 32)	7	6
Redundancy and related costs	7	1

	271	261

Related average employee numbers are presented in Note 1.

5. Financing items
	2005 € million	2004 € million
Interest expense
Bank and other borrowings	(3)	(2)
Borrowings from other Corus companies	(5)	(4)

Finance costs	(8)	(6)

Interest income:
Deposits with other Corus companies	1	1

Finance income	1	1

	(7)	(5)

6. Taxation

	2005 € million	2004 € million
Current tax	12	22
Deferred tax	2	(11)

	14	11

In addition to the total taxation charged to profit and loss, a tax charge of €14 million (2004: €1 million credit) has been recognised in equity in the year.

The total charge for the year can be reconciled to the accounting profit as follows:

	2005 € million	2004 € million
Profit on ordinary activities before tax	47	62

Profit on ordinary activities multiplied by the applicable tax rate of 36.1% (2004: 36.9%)	17	23
Effects of:
Adjustments to current tax in respect of prior periods	—	1
Recognition of tax losses not previously recognised	(4)	(14)
Current year tax losses not recognised	2	1

Other differences	(1)	—

	14	11

The applicable tax rate is the average tax rate weighted in proportion to the accounting profits earned in each geographical area.

7. Dividends

The Fabricator Group companies are subsidiaries of a series of different legal parent entities. During both years presented here a series of dividends have been declared and paid to these parents, in relation to a number of agreements and to aid the internal distribution of funds within Corus.

8. Goodwill

	2005 € million	2004 € million
Cost, and net book value, at beginning and end of period	20	20

Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units that are expected to benefit from that combination. The Fabricator Group tests goodwill annually for impairment, or more frequently if there are any indications that goodwill might be impaired. The recoverable amount of the goodwill is determined from value in use calculations. Key assumptions for the value in use calculations are those regarding expected changes to selling prices and direct costs during the period, as well as market growth rates and discount rates. Changes in selling prices and direct costs are based on past practices and expectations of future changes in the market. Growth rates are based on industry growth factors and discount rates reflect current market assessments of the time value of money. The Fabricator Group prepares cash flow forecasts for these calculations using the most recent approved financial budgets.

9. Other intangible assets

2005	Computer software € million	Patents and trademarks € million	Total € million
Cost at beginning of period	10	5	15
Exchange rate movements	—	1	1

Cost at end of period	10	6	16

Amortisation at beginning of period	6	1	7
Charge for the period	1	1	2

Amortisation at end of the period	7	2	9
Net book value at end of the period	3	4	7

2004	Computer software € million	Patents and trademarks € million	Total € million

Cost at beginning of period	9	5	14
Additions	1	—	1

Cost at end of period	10	5	15

Amortisation at beginning of period	5	1	6
Charge for the period	1	—	1

Amortisation at end of the period	6	1	7

Net book value at end of the period	4	4	8

10. Property, plant and equipment

2005	Land and buildings € million	Plant and machinery € million	Assets in course of construction € million	Total € million
Cost at beginning of period	187	945	26	1,158
Additions	4	32	21	57
Disposals	—	(16)	—	(16)
Exchange rate movements	3	18	1	22
Reclassification	—	24	(24)	—

Cost at end of period	194	1,003	24	1,221

Depreciation at beginning of period	75	639	—	714
Ordinary charge for the period	5	43	—	48
Impairment losses recognised in the period	2	5	—	7
Disposals	—	(15)	—	(15)
Exchange rate movements	1	5	—	6

Depreciation at end of period	83	677	—	760

Net book value at end of period	111	326	24	461

2004	Land and buildings € million	Plant and machinery € million	Assets in course of construction € million	Total € million
Cost at beginning of period	183	920	3	1,106
Additions	4	24	28	56
Disposals	—	(3)	—	(3)
Exchange rate movements	—	(1)	—	(1)
Reclassifications	—	5	(5)	—

Cost at end of period	187	945	26	1,158

Depreciation at beginning of period	71	603	—	674
Charge for the period	4	39	—	43
Disposals	—	(3)	—	(3)

Depreciation at end of period	75	639	—	714

Net book value at end of period	112	306	26	444

(i) Included above are fully depreciated assets with an original cost of €250 million (2004: €245 million) which are still in use.

		2005 € million	2004 € million
(ii)	The net book value of land and buildings comprises:
	Freehold	111	112

		111	112

	Which may be further analysed as:
	Owned assets	111	112

		111	112

(iii)	The net book value of plant and machinery comprises:
	Assets held under finance leases:
	Cost	4	—
	Accumulated depreciation	(1)	—

		3	—
	Owned assets	323	306

		326	306

11. Inventories

	2005 € million	2004 € million
Raw materials and consumables	102	82
Work in progress	92	95

Finished goods and goods for resale	97	84

	291	261

The value of inventories above is stated after impairment for obsolescence and write downs to net realisable value of €2 million

(2004: €2 million).

12. Current tax

2005	Assets € million	Liabilities € million
Current tax	1	(36)

	1	(36)

2004	Assets € million	Liabilities € million
Current tax	9	(23)

	9	(23)

13. Trade and other receivables

	2005 € million	2004 € million
Trade receivables	155	167
Less provision for impairment of receivables	(3)	(2)

	152	165
Amounts owed by other Corus companies	10	6
Other receivables	8	5

	170	176

14. Cash and short-term deposits

	2005 € million	2004 € million
Cash at bank and in hand	29	49

(i) The currency and interest exposure of cash and short-term deposits of the Fabricator Group is as follows:

	Cash at bank and in hand € million	Short term deposits € million	2005 Total € million	Cash at bank and in hand € million	Short term deposits € million	2004 Total € million
Euros	7	52	59	10	51	61
US Dollars	20	—	20	36	—	36
Other	2	—	2	3	—	3

	29	52	81	49	51	100

Floating interest rate	29	52	81	49	51	100

During each of the periods above cash earned interest at a floating rate based on Euribor or other official local rates.

Short-term deposits are highly liquid investments held on deposit with other Corus companies, and with a maturity of less than three months. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51 these deposits are shown within the balance sheet as part of the ‘Net investment by other Corus companies’. The weighted average interest rate for short term deposits was 4.2% (2004: 4.15%).

15. Trade and other payables

	2005 € million	2004 € million
Trade payables	102	100
Amounts owed to other Corus companies	51	47
Other taxation and social security	5	5
Dividends payable	37	59
Other payables	60	59

	255	270

Other creditors include amounts provided in respect of capital expenditure, insurances, holiday pay, other employment costs and sundry other items.

16. Borrowings

	2005 € million	2004 € million
Current:
Bank overdrafts	18	12
Other loans	4	3
Obligations under finance leases	1	—

	23	15

	2005 € million	2004 € million
Non current:
Bank and other loans	11	21
Obligations under finance leases	3	—

	14	21

(i)	The currency and interest exposure of gross borrowings of the Fabricator Group is as follows:

	2005			2004
	Fixed rate borrowings € million	Floating rate borrowings € million	Total € million	Fixed rate borrowings € million	Floating rate borrowings € million	Total € million
Euros	254	134	388	1	131	132
Canadian dollars	32	5	37	32	—	32
Other	4	1	5	3	1	4

	290	140	430	36	132	168

Disclosed as:
Current borrowings			23			15
Non-current borrowings			14			21
Net investment by other Corus companies			393			132

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from other Corus companies are shown within the balance sheet as part of the ‘Net investment by other Corus companies’.

	2005		2004
	Weighted average fixed interest rate %	Weighted average time for which rate is fixed Years	Weighted average fixed interest rate %	Weighted average time for which rate is fixed Years
Euros	3.6	0.1	4.9	3.4
Canadian dollars	6.1	0.7	5.3	1.9
Other	5.0	0.1	5.0	0.1

The majority of floating rate borrowings are borrowings from other Corus companies bearing interest rates based on Euribor or official local rates. These rates are fixed for periods of up to 12 months. The weighted average interest rate on short term borrowings was 3.5% (2004: 3.0%) and on long-term borrowings was 4.8% (2004: 4.6%).

(ii) The maturity of borrowings is as follows:

	2005 € million	2004 € million
In one year or less or on demand	371	102
Between one and two years	13	—
Between two and three years	1	21
Between three and four years	45	—
Between four and five years	—	45

	430	168

Amounts falling due within one year	23	15
Amounts falling due after more than one year	14	21
Net investment by other Corus companies	393	132

Amounts payable under finance leases are as follows:

	Minimum lease payments		Present value of minimum lease payment
	2005 € million	2004 € million	2005 € million	2004 € million
Not later than one year	1	—	1	—
Later than one year but not more than five	3	—	3	—

Present value of finance lease liabilities	4	—	4	—

(iii) External banking facilities are mainly arranged for the Fabricator Group by the ultimate parent company, Corus Group Plc. Such facilities could be drawn down and lent to the Fabricator Group, if required, through internal funding arrangements. The maturity of the majority of uncommitted borrowings for 2005 is greater than two years and is represented by the syndicated bank facility arranged by the ultimate parent company (€800 million). The maturity of undrawn committed borrowing facilities ultimately available to the Fabricator Group is as follows:

	2005 € million	2004 € million
In one year of less	5	204
Between one and two years	18	600
More than two years	800	4

	823	808

17. Other non-current liabilities

	2005 € million	2004 € million
Non-current financial liabilities (Note 20)	9	—

	9	—

18. Currency analysis of net assets

The Fabricator Group’s net assets by principal currencies at the end of the period are:

	2005				2004
	Operational net assets by presentational currency € million	Cash at bank and in hand € million	External borrowings € million	Net assets € million	Operational net assets by presentational currency € million	Cash at bank and in hand € million	External borrowings € million	Net assets € million
Euros	447	7	(4)	450	397	10	(1)	406
US Dollars	—	20	—	20	(4)	36	—	32
Canadian Dollars	105	—	(29)	76	103	—	(32)	71
Other	12	2	(4)	10	11	3	(3)	11

	564	29	(37)	556	507	49	(36)	520

19. Financial risk management objectives and policies

The major financial risks facing the Fabricator Group and the objectives and policies for holding financial instruments are discussed below. Notes 20 and 21 provide further details of the nominal and fair values of these instruments, as well as their disclosure in the combined financial statements.

(a) Foreign exchange risk management

Consistent with the parent group of Corus, the intention is that substantially all of the net currency transaction exposure within the Fabricator Group arising from contracted sales and purchases is covered by selling or purchasing foreign currency forward. These forward positions are arranged through, and therefore contracted with, the central treasury function of Corus. At 31 December 2005 the Fabricator Group held forward currency sales of principally US dollars amounting to €77 million, with a net fair value gain of €14 million, and forward currency purchases of principally US dollars amounting to €368 million, with a net fair value loss of €12 million. These amounts represented substantially 100% of the contracted transaction exposure in these currencies at 31 December 2005. Foreign exchange contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products businesses, which may extend up to four years. Following the adoption of IAS 32 and IAS 39 from 2 January 2005, the fair value of these contracts is now reflected in the Fabricator Group’s balance sheet.

(b) Commodity risk management

The Fabricator Group makes use of commodity futures contracts and options to manage its purchase price risk for certain commodities, predominately aluminium. These forward positions are arranged through, and therefore contracted with, the central commodity purchasing function of Corus. In particular forward purchases and sales of metal are made to reduce the potential volatility of operating results. Forward purchases of aluminium on the LME are ultimately made to match sales agreements to the extent possible in which the price of the aluminium element is wholly or partly fixed.

At 31 December 2005 the Fabricator Group had commodity purchases with a total notional value of €27 million and an equivalent fair value loss of €1 million, and commodity sales with a total notional value of €228 million and an equivalent fair value gain of €67 million. Following the adoption of IAS 32 and IAS 39 from 1 January 2005, the fair value of these contracts is now reflected in the Fabricator Group’s balance sheet.

(c) Interest rate risk management

Consistent with the parent group of Corus, the Fabricator Group’s financial structure is conservative and it is the intention for 50% to 70% of net debt to be at fixed rates, principally achieved by fixed rate internal borrowings. As at 31 December 2005, 67% of all debt had fixed interest rates.

(d) Credit/counter party risk

Cash deposits, trade receivables and other financial instruments give rise to credit risk for the Fabricator Group arising from the amounts and obligations due from counter-parties.

The credit risk of short-term deposits is managed by limiting the aggregate amount and duration of exposure to any one counter-party, depending on its credit rating and other credit information, and by regular reviews of these ratings. The possibility of material loss arising in the event of non-performance is considered unlikely.

Trade receivables are, where appropriate, subject to a credit insurance programme, and regular reviews are undertaken of exposures to key customers and where known risks have arisen or still persist. Any impairment to the recoverability of receivables is reflected in the income statement on a regular basis.

Credit risk also arises from the possible failure of counter-parties to meet their obligations under currency and commodity hedging instruments. However ultimate counter-parties are established banks and financial institutions with high credit ratings and Corus, on behalf of the Fabricator Group, continually monitors each institutions credit quality and limits as a matter of policy the amount of credit exposure to any one of them. The Fabricator Group’s theoretical risk is the cost of replacement at current market prices of these transactions in the event of default by counter-parties. The Fabricator Group believes that the risk of incurring such losses is remote. Underlying principal amounts are not at risk.

In the normal course of business, the Fabricator Group also faces risks that are non-financial or non-quantifiable. Such risks principally include country risk and legal risk.

20. Derivative financial instruments

The Fabricator Group utilises currency and commodity derivatives to hedge significant future transactions and cash flows. In addition, certain of the Fabricator Group’s other operating contracts may contain embedded derivatives that are required to be accounted for separately. These items give rise to the following fair values that have been recognised in the balance sheet:

	Assets € million	Liabilities € million
At end of the period
Non-current:
Commodity contracts	25	—
Foreign currency contracts	2	(9)
	27	(9)

Current:
Commodity contracts	42	(1)
Foreign currency contracts	12	(3)

	54	(4)

	81	(13)

	Assets € million	Liabilities € million
On adoption of IAS 32 and IAS 39
Non-current:
Commodity contracts	11	—
Foreign currency contracts	12	—

	23	—

Current:
Commodity contracts	31	—
Foreign currency contracts	32	(11)

	63	(11)

	86	(11)

2005 € million
The net fair value of derivative financial instruments that were designated as cash flow hedges at the balance sheet date were:
Commodity contracts	(29)
Foreign currency contracts	(21)
The following amounts have been transferred to profit and loss and inventories in respect of contracts maturing or arising in the period:
Commodity contracts	(37)
Foreign currency contracts	19

At the balance sheet date the notional amount of outstanding foreign currency and commodity contracts that the Fabricator Group has committed to are as follows:

	2005 € million	2004 € million
Commodity contracts	255	286
Foreign currency contracts	445	285

21. Fair values of non derivative financial assets and financial liabilities

The major financial risks facing the Fabricator Group and the objectives and policies for holding financial instruments are discussed in Note 19. Short-term debtors and creditors have been excluded from all financial instruments disclosures.

	2005		2004
	Book value € million	Fair value € million	Book value € million	Fair value € million
Financial assets:
Trade and other receivables (Note 13)	170	170	176	176
Cash at bank and in hand (Note 14)	29	29	49	49
Deposits with other Corus companies (Note 31)	52	52	51	51
Financial liabilities:
Current external borrowings (i) (Note 16)	(23)	(23)	(15)	(15)
Trade and other payables (Note 15)	(255)	(255)	(270)	(270)
Non-current external borrowings (iii) (Note 16)	(14)	(14)	(21)	(21)
Loans from other Corus companies (Note 31)	(393)	(393)	(132)	(132)

	(434)	(434)	(162)	(162)

The following notes summarise the principal methods and assumptions that are used in estimating the fair values of non derivative financial instruments.

(i)	The fair values of cash, short term deposits and short term borrowings approximate to their book values due to their short term nature.

(ii)	For those loans bearing a floating rate of interest it is deemed that the carrying amount approximates to the fair value. For those bearing a fixed rate of interest, unless there is a significant difference between the fixed rate and the rate at which the Fabricator Group could make a similar loan in current conditions, it is deemed the carrying amount approximates to the fair value.

(iii)	€140 million (2004: €132 million) of borrowings are with variable rate terms, for which the carrying amount approximates to fair value because of the frequency of re-pricing at market value. The remaining €290 million (2004: €36 million) of borrowings are fixed. For these, fair values are based on quoted market values where appropriate, or are estimated by discounting future cash flows using rates currently available to the Fabricator Group for borrowings with similar terms.

22. Provisions for liabilities and charges

	Rationalisation costs € million	Environmental provisions € million	Employee benefits € million	Other € million	Total 2005 € million	Total 2004 € million
At beginning of period	7	1	5	7	20	23
Charges to profit and loss	7	—	1	—	8	2
Transfers in	—	—	1	—	1	—
Utilised during the period	(2)	—	—	—	(2)	(5)

At end of period	12	1	7	7	27	20

Analysed as:
Current liabilities	8	—	1	—	9	3
Non-current liabilities	4	1	6	7	18	17

(i) Rationalisation costs include redundancy provisions as follows:

	By value		Related employee numbers
	2005 € million	2004 € million	2005 No.	2004 No.
At beginning of period	5	7	99	162
Charge to profit and loss	7	1	116	—
Transfers in/(out)	—	—	—	(17)
Utilised during the period	(1)	(3)	(24)	(46)

At end of period	11	5	191	99

	2005 € million	2004 € million
Other rationalisation costs arise as follows:
Pension and other charges associated with redundancies	1	2

	1	2

Although the precise timing in respect of rationalisation provisions including redundancy is not known, the majority is expected to be incurred within two years.

(ii) The timing of any potential expenditure for environmental provisions is uncertain.

(iii) Provisions for employee benefits include long-term benefits such as long service and sabbatical leave, disability benefits and sick leave. All items are subject to independent actuarial assessments. (iv) Other provisions include €2 million (2004: €2 million) for long service awards for those employees who attain a working career of at least 25 continuous years. It also includes €5 million (2004: €5 million) for pending legal disputes.

23. Deferred tax

The following is the analysis of the deferred tax balances for balance sheet purposes:

	2005 € million	2004 € million
Deferred tax assets	18	22
Deferred tax liabilities	(37)	(25)

	(19)	(3)

The following are the major deferred tax assets and liabilities recognised by the Fabricator Group and the movements thereon, during the current and prior period.

2005	Accelerated tax depreciation € million	Losses € million	Pension € million	Other € million	Total € million
At beginning of period	(48)	41	6	(2)	(3)
Credited/(charged) to profit and loss	3	5	—	(10)	(2)
Credited/(charged) to equity	—	—	4	(18)	(14)

At end of period	(45)	46	10	(30)	(19)

2004	Accelerated tax depreciation € million	Losses € million	Pension € million	Other € million	Total € million
At beginning of period	(56)	32	4	5	(15)
Credited/(charged) to profit and loss	8	9	1	(7)	11
Credited to equity	—	—	1	—	1

At end of period	(48)	41	6	(2)	(3)

The deferred tax assets of €18 million (2004: €22 million) are recoverable against future forecast taxable profits that management consider to be more likely than not to occur. Deferred tax assets have not been recognised in respect of total tax losses of €41 million (2004: €39 million).

At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is €77 million (2004: €192 million). No liability has been recognised in respect of these differences because the Fabricator Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

24. Deferred income

	Investment grants € million	Total 2005 € million	Total 2004 € million
Net book value at beginning and end of period	2	2	2

25. Reconciliation of movements in Net investment

2005	Investment attributable to other Corus companies € million	Loans from, and deposits with, other Corus companies € million	Net investment by other Corus companies € million	Minority interests € million	Total € million
At beginning of period	407	81	488	32	520
Adoption of IAS 32 and IAS 39	47	—	47	—	47

At beginning of period restated	454	81	535	32	567
Profit after taxation	36	—	36	(3)	33
Exchange translation differences on foreign currency net investments	8	1	9	5	14
Movements in investments in other Corus companies	(250)	250	—	—	—
Movement on deposits held with other Corus companies	—	(1)	(1)	—	(1)
Movement on other loans held with other Corus companies	—	10	10	—	10
Actuarial gains and losses on defined benefit plans	(16)	—	(16)	(3)	(19)
Net movement on cash flow hedges	(25)	—	(25)	—	(25)
Deferred tax on items taken directly to reserves	14	—	14	—	14
Dividends payable	(37)	—	(37)	—	(37)

At end of period	184	341	525	31	556

During the current period additional equity investments of €250 million were made by companies of the Fabricator Group into certain subsidiaries that do not form part of the rolled products and extrusions businesses and are therefore not included in these combined financial statements. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51 such investments are eliminated against the net investment when preparing the combined balance sheet.

The €341 million of loans from, and deposits with, other Corus companies presented in the table above is analysed into its main components in Note 31.

The investment attributable to other Corus companies may be further analysed as follows:

2005	Hedging reserves € million	Translation reserves € million	Retained earnings € million	Investment attributable to other Corus companies € million
At beginning of period	—	(1)	408	407
Adoption of IAS 32 and IAS 39	47	—	—	47

At beginning of period restated	47	(1)	408	454
Profit after taxation	—	—	36	36
Exchange translation differences on foreign currency net investments	—	8	—	8
Movements in investments in other Corus companies	—	—	(250)	(250)
Actuarial gains and losses on defined benefit plans	—	—	(16)	(16)
Net movement on cash flow hedges	(25)	—	—	(25)
Deferred tax on items taken directly to reserves	9	—	5	14
Dividends payable	—	—	(37)	(37)

At end of period	31	7	146	184

2004	Investment attributable to other Corus companies € million	Loans from, and deposits with, other Corus companies € million	Net amounts attributable to Corus companies € million	Minority interests € million	Total € million
At beginning of period	416	135	551	35	586
Profit after taxation	52	—	52	(1)	51
Exchange translation differences on foreign currency net investments	(1)	—	(1)	—	(1)
Movement on deposits held with other Corus companies	—	3	3	—	3
Movement on other loans held with other Corus companies	—	(57)	(57)	—	(57)
Actuarial gains and losses on defined benefit plans	(5)	—	(5)	(2)	(7)
Deferred tax on items taken directly to reserves	(1)	—	(1)	—	(1)
Dividends payable	(59)	—	(59)	—	(59)
Allocation of charges not invoiced	5	—	5	—	5

At end of period	407	81	488	32	520

The €81 million of loans from, and deposits with, other Corus companies presented in the table above is analysed into its main components in Note 31.

The investment attributable to other Corus companies may be further analysed as follows:

2004	Hedging reserves € million	Translation reserves € million	Retained earnings € million	Investment attributable to other Corus companies € million
At beginning of period	—	—	416	416
Profit after taxation	—	—	52	52
Exchange translation differences on foreign currency net investments	—	(1)	—	(1)
Actuarial gains and losses on defined benefit plans	—	—	(5)	(5)
Deferred tax on items taken directly to reserves	—	—	(1)	(1)
Dividends payable	—	—	(59)	(59)
Allocation of charges not invoiced	—	—	5	5

At end of period	—	(1)	408	407

26. Future capital expenditure

	2005 € million	2004 € million
Contracted but not provided for	29	—
Authorised but contracts not yet placed	16	11

27. Operating leases

	2005 € million	2004 € million
Other leases (principally for plant and machinery) expiring:
Within one year	—	1
In years two to five	2	2

	2	3

Future minimum lease payments for the Fabricator Group at the end of the period are:
Not later than one year	2	3
Later than one year and not later than five	3	5

	5	8

28. Contingencies

	2005 € million	2004 € million
Guarantees given under trade agreements	1	1
Guarantees given for bank loans and overdrafts	8	7
Guarantees given for pension scheme execution	3	3

There are also contingent liabilities in the ordinary course of business in connection with the completion of contractual arrangements.

29. Reconciliation of cash generated from operations

	2005 € million	2004 € million
Profit after taxation	33	51
Adjustments for:
Tax	14	11
Interest income	(1)	(1)
Interest expense	8	6
Movements on derivatives	(18)	—
Other non cash items	1	5
Depreciation and amortisation including impairments (net of grants released)	57	44
Movement in pension prepayments and provisions	(3)	1
Movement in insurance and other provisions	3	—
Movement in inventories	(23)	(1)
Movement in receivables	12	(31)
Movement in payables	—	52
Rationalisation costs provided	7	1
Movement in rationalisation provisions	(2)	(4)

Net cash flow generated from operations	88	134

30. Reconciliation of net cash flow to movement in net debt

	2005 € million	2004 € million
Movement in cash and cash equivalents	(26)	19
Movement in debt	(248)	42

Change in net debt resulting from cash flows in period	(274)	61
Other non cash items	(4)	—
Exchange rate movements	(3)	(1)

Movement in net debt in period	(281)	60
Net debt at beginning of period	(68)	(128)

Net debt at end of period	(349)	(68)

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25). However, given their nature they have been included in the analysis of net debt above and in Note 31.

31. Analysis of net debt

	2003 € million	Cash flow € million	Exchange rate movements € million	Other non cash changes € million	2004 € million	Cash Flow € million	Exchange rate movements € million	Other non cash changes € million	2005 € million
Cash at bank and in hand	30	20	(1)	—	49	(23)	3	—	29
Bank overdrafts	(11)	(1)	—	—	(12)	(3)	(3)	—	(18)

Cash and cash equivalents	19	19	(1)	—	37	(26)	—	—	11

Long-term borrowings	(10)	(11)	.	—	(21)	12	(2)		(11)
Other loans	(2)	(1)	—	—	(3)	(1)	—	—	(4)
Obligations under finance leases	—	—	—	—	—	—	—	(4)	(4)

External debt excluding bank overdrafts	(12)	(12)	—	—	(24)	11	(2)	(4)	(19)

Deposits with other Corus companies	54	(3)	—	—	51	1	—	—	52
Loan from other Corus companies	(189)	57	—	—	(132)	(260)	(1)	—	(393)

Loans from, and deposits with, other Corus companies	(135)	54	—	—	(81)	(259)	(1)	—	(341)

	(128)	61	(1)	—	(68)	(274)	(3)	(4)	(349)

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page 51, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

32. Pensions and post retirement benefits

Introduction

The Fabricator Group operates a number of defined benefit pension and post retirement schemes throughout the world, covering the majority of employees. Benefits offered by these schemes are largely based on final pay and years of service at retirement. With the exception of plans in Germany, the assets of these schemes are held in separately administered funds.

The principal pension schemes of the Fabricator Group are:

•	the aggregation of all schemes in Germany; and

•	the benefit arrangements in Corus LP (the ‘Canada’ scheme).

The Fabricator Group accounts for all pension and post retirement benefit arrangements using IAS 19 ‘Employee Benefits’, with independent actuaries being used to calculate the costs, assets and liabilities to be recognised in relation to these schemes. The present value of the defined benefit obligation, the current service cost and past service costs were calculated by these actuaries using the projected unit credit method.

However the ongoing funding arrangements of each scheme, in place to meet their long-term pension liabilities, are governed by the individual scheme documentation and national legislation. The accounting and disclosure requirements of IAS 19 do not effect these funding arrangements.

The Fabricator Group also participates in a number of defined contribution plans, on behalf of relevant personnel. Any expense recognised in relation to these schemes represents the value of contributions payable during the period by the Fabricator Group at rates specified by the rules of those plans. The only amounts included in the balance sheet are those relating to the prior month’s contribution that were not due to be paid until after the balance sheet date.

Actuarial assumptions

A range of assumptions must be used to determine these amounts and the values to be included can vary significantly with only small changes in these assumptions. Furthermore the actuarial assumptions used may vary according to the country in which the plans are situated.

Key assumptions applied at the balance sheet date were as follows:

2005	Germany %	Canada %	Other %
Salary growth	3.00	3.25-3.50	N/a
Pension increases	2.00	2.25-2.50	N/a
Discount rate	4.25	5.00-5.75	5.25
Inflation	2.00	2.25-2.50	5.00
Expected return on plan assets:
Equities	N/a	8.40	N/a
Bonds	N/a	5.40	N/a
Property	N/a	N/a	N/a
Cash/Other	N/a	3.50	N/a

2004	Germany %	Canada %	Other %
Salary growth	3.00	3.25-3.50	N/a
Pension increases	2.00	2.25	N/a
Discount rate	5.00	5.75	6.00
Inflation	2.00	2.25	5.00
Expected return on plan assets:
Equities	N/a	8.40	N/a
Bonds	N/a	5.40	N/a
Property	N/a	N/a	N/a
Cash/Other	N/a	3.50	N/a

The discount rate reflects the current rate of return on AA corporate bonds of equivalent currency and term to the scheme liabilities. Projected inflation rate liabilities and pension increases are long-term predictions based, mainly, on the yield gap between long-term index-linked and fixed interest gilts. The Fabricator Group establishes the projected rate of return on assets by developing a forward looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class, respective yields and markets rates at the balance sheet date, and inflation. These returns are assumed to be net of investment expenses.

Demographic assumptions are set having regard to the latest trends in life expectancy, plan experience and other relevant data, including externally published actuarial information within each national jurisdiction. The assumptions are reviewed and updated as necessary as part of the periodic actuarial funding valuations of the individual pension and post retirement plans. The Heubeck 2005 G published biometric data is now being used for the schemes in Germany, which results in a life expectancy for today’s 60 year old male member of almost 83 years. Assumptions for all schemes include an allowance for continuing future improvements in life expectancy.

Income statement costs

Under IAS 19 costs in relation to pension and post retirement plans arise as follows:

•	The current service cost is the actuarially determined present value of the pension benefits earned by employees in the current period. No credit (debit) is reflected here for any surplus (deficit) in the scheme and so the cost is unrelated to whether, or how, the scheme is funded.

•	The expected return on assets is the actuarial forecast of total return (that is, income and gains) on the actual assets in the scheme. This is a long-term rate and is set at the beginning of the period.

•	The interest cost is the notional interest cost arising from unwinding the discount on the scheme liabilities, based on the discount rate (that is, appropriate bond rate) at the beginning of the period.

These items are treated as a net operating cost within employee remuneration in the income statement.

Variations from expected costs, arising from the experience of the plans or changes in actuarial assumptions are recognised immediately in the statement of recognised income and expense. Examples are differences between the estimated return on scheme assets (credited to profit and loss) and the actual return, the remeasurement of scheme liabilities to reflect changes in discount rates, changes in demographic assumptions such as using updated mortality tables, or the effect of more employees leaving service than forecast.

Income statement pension costs arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Current service cost	2	1	—	3
Interest cost	3	5	—	8
Expected return on plan assets	—	(4)	—	(4)

Defined benefit schemes	5	2	—	7

Total charge for the period (Note 4)	5	2	—	7

2004	Germany € million	Canada € million	Other € million	Total € million
Current service cost	1	1	—	2
Interest cost	4	4	—	8
Expected return on plan assets	—	(4)	—	(4)

Defined benefit schemes	5	1	—	6

Total charge for the period (Note 4)	5	1	—	6

Balance sheet measurement

In determining the amounts to be recognised in the balance sheet the following approach has been adopted:

•	Pension scheme assets are measured at fair value (for example for quoted securities this is the mid-market value on the relevant public exchange).

•	Pension liabilities include future benefits for pensioners and deferred pensioners, and accrued benefits for members in service taking into account projected earnings. The pension liabilities are discounted at the current rate of return on AA rated corporate bonds of equivalent currency and term to the pension liability.

Amounts recognised in the balance sheet arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Fair value of plan assets at end of period	—	78	—	78
Present value of obligation at end of period	(83)	(109)	(1)	(193)

Defined benefit liability at end of period	(83)	(31)	(1)	(115)

Disclosed as:
Defined benefit liability – current	(3)	—	—	(3)
Defined benefit liability- non-current	(80)	(31)	(1)	(112)

Arising from:
Funded schemes	—	(31)	—	(31)
Unfunded schemes	(83)	—	(1)	(84)

2004	Germany € million	Canada € million	Other € million	Total € million
Fair value of plan assets at end of period	—	58	—	58
Present value of obligation at end of period	(70)	(80)	(1)	(151)

Defined benefit liability at end of period	(70)	(22)	(1)	(93)

Disclosed as:
Defined benefit liability - current	(4)	—	—	(4)
Defined benefit liability - non-current	(66)	(22)	(1)	(89)

Arising from:
Funded schemes	—	(22)	—	(22)
Unfunded schemes	(70)	—	(1)	(71)

The actual return on plan assets for the above schemes was €7 million (2004: €5 million). Included above are post-retirement medical and similar net obligations of €7 million (2004: €6 million). Of the total plan assets 63% (2004: 63%) was invested in equities, 33% (2004: 33%) was invested in bonds and 4% (2004: 4%) was invested in cash or other investments.

Movements in the plan assets and benefit obligations during the period arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Plan assets
Fair value at start of period	—	58	—	58
Expected return on plan assets	—	4	—	4
Employer contributions	3	6	—	9
Employee contributions	—	1	—	1
Benefit paid	(3)	(5)	—	(8)
Actuarial gain on plan assets	—	3	—	3
Exchange rate movements	—	11	—	11

Fair value at end of period	—	78	—	78
Benefit obligations
Benefit obligations at start of period	70	80	1	151
Current service cost	2	1	—	3
Interest cost	3	5	—	8
Employee contributions	—	1	—	1
Benefits paid	(3)	(5)	—	(8)
Actuarial loss on benefit obligation	11	11	—	22
Exchange rate movements	—	16	—	16

Benefit obligations at end of period	83	109	1	193

2004	Germany € million	Canada € million	Other € million	Total € million
Plan assets
Fair value at start of period	—	53	—	53
Expected return on plan assets	—	4	—	4
Employer contributions	2	3	—	5
Employee contributions	—	1	—	1
Benefit paid	(2)	(5)	—	(7)
Actuarial gain on plan assets	—	1	—	1
Exchange rate movements	—	1	—	1

Fair value at end of period	—	58	—	58

Benefit obligations
Benefit obligations at start of period	63	73	1	137
Current service cost	1	1	—	2
Interest cost	4	4	—	8
Employee contributions	—	1	—	1
Benefits paid	(2)	(5)	—	(7)
Actuarial loss on benefit obligation	4	4	—	8
Exchange rate movements	—	2	—	2

Benefit obligations at end of period	70	80	1	151

The history of actuarial gains and losses is as follows:

	2005	2004
Experience adjustments on scheme assets:
Amount (€ million)	3	1
Percentage of scheme assets (%)	4	2

Experience adjustments on scheme liabilities:
Amount (€ million)	22	8
Percentage of scheme liabilities (%)	11	5

In accordance with the transitional provisions for the amendments to IAS 19 in December 2004, the disclosures above are only determined prospectively, from the 2004 reporting period onwards.

33. Related party transactions

The Fabricator Group companies have arm’s length trading relationships, based on normal commercial market terms, with other Corus companies. Turnover to other Corus companies, which consist of (semi-) finished products amounted to €48 million (2004: €42 million). Whereas purchases from other Corus companies, mainly of aluminium billets and ingots, amounted to €494 million (2004: €447 million). To the extent that they are still outstanding at the balance sheet date, all receivable and payable balances arising from these trading activities with other Corus companies are presented in Notes 13 and 15, respectively.

As described in Note 19, the Fabricator Group also contracts forward currency and commodity derivative positions with central Corus functions, as part of its approach to the management of currency and price risk. The nominal and fair values of these contracts as at 31 December 2005 are disclosed in Note 20. In addition the Fabricator Group receives research and development support from the Corus Research, Development & Technology businesses, with associated costs for the Fabricator Group being disclosed in Note 2.

The Fabricator Group companies also have loan relationships with other Corus companies. The balances outstanding at 31 December 2005 are disclosed in Note 16. Interest and other conditions of the loans are in line with normal market conditions.

The Fabricator Group companies also benefit from the functional support of corporate activities undertaken at the ultimate parent group level. These include activities such as commercial coordination, supplies and purchasing support, human resources, legal services, corporate relations and finance related functions such as corporate finance, internal audit and reporting and control. Recharges of these centrally borne costs are undertaken each year and for 2005 amounted to €6 million (2004: €12 million). These costs also include an allocation of the remuneration of the most senior management personnel of these businesses, who operate on behalf of the entire Aluminium Division of Corus.

34. Post balance sheet events

(i) On 16 March 2006 Corus announced that it had signed a letter of intent for Aleris International Inc. to acquire Corus’ downstream Aluminium rolled products and extrusions businesses for a gross consideration of €826 million. The smelting operations will remain within Corus and it is the intention that they will supply Aleris under a long-term supply agreement. It is also the intention that Corus and Aleris will enter into an agreement related to research, development and technology.

Internal consultation and advice processes related to the transaction have commenced. The proposed sale will also be subject to external regulatory clearances from the European Commission and the other regulatory authorities in different jurisdictions, including the US. It is intended than a Sale and Purchase Agreement will be entered into upon successful completion of these processes.

(ii) On 24 May 2006, following the completion of internal consultation and advice processes related to the transaction, Corus and Aleris confirmed that they had entered into a definitive Share Purchase Agreement. The transaction remains subject to certain external regulatory clearances. Completion is anticipated in the third quarter of 2006.

The net cash proceeds, after deducting pension liabilities but excluding minority interests and net debt, would be approximately €728 million. The management teams of these businesses are expected to transfer to Aleris.

35. Main subsidiaries and investments

The list of subsidiary undertakings of Corus that form the Fabricator Group at 31 December 2005 is set out below. Country names are countries of incorporation. Undertakings operate principally in their country of incorporation unless otherwise stated.

Subsidiary undertakings

Aluminium rolling and extruding, further processing or related activities:

Austria

Corus Aluminium Verkauf GmbH

Belgium

Corus Aluminium NV

Corus Building Systems NV

Corus Service Centre NV

Canada

Corus LP (60% owned)

Corus Aluminium Inc (60% owned)

China

Corus Aluminium Extrusions Tianjin Co Limited

(61.09% owned)

Germany

Corus Aluminium GmbH

Corus Aluminium Profiltechnik Bonn GmbH

Corus Aluminium Profiltechnik Bitterfeld GmbH

Corus Aluminium Profiltechnik GmbH

Corus Aluminium Walzprodukte GmbH

Grundstücksverwaltungsgesellschaft Objekt Wallersheim GmbH

Duinlust Aluminium Bouw (DAB) BV & Co KG

BUG-Alutechnik GmbH

Italy

Corus Aluminium Rolled Products Srl

Japan

Corus Aluminium Japan Limited

Netherlands

Corus Hylite BV

Corus Aluminium Rolled Products BV

Portugal

Hoogovens Aluminium Portugal Lda

Spain

Corus Aluminium Espana SA

USA

Corus Aluminium Corp

Hoogovens Aluminium Europe Inc

36. Summary of differences from US generally accepted accounting principles

These combined financial statements have been prepared in accordance with IFRS as described on page 50, which differs in certain respects from US Generally Accepted Accounting Principles (US GAAP). These differences relate principally to the items presented below, and the effect of each of the adjustments to profit for the financial period and the Net investment by other Corus companies, that would be required under US GAAP, is set out in the following tables.

	2005 € million	2004 € million
Profit for financial period:
Profit attributable to other Corus companies – As reported	36	52
Adjustments:
Interest costs capitalised (ii)	1	2
Depreciation of capitalised interest (ii)	(2)	(2)
Pensions and other employee benefits (iii)	(1)	(1)
Deferred taxation (iv)	12	(18)
Derivatives (v)	(25)	21
Restructuring costs (vi)	2	—

Profit attributable to other Corus companies – US GAAP	23	54

	2005 € million	2004 € million
Net investment by other Corus companies
Net investment by other Corus companies – As reported	525	488
Adjustments:
Goodwill (i)	(5)	(5)
Interest costs capitalised (net of depreciation) (ii)	18	19
Pensions and other employee benefits (iii)	20	4
Deferred taxation (iv)	(24)	(52)
Derivatives (v)	—	75
Restructuring costs (vi)	2	—

Net investment by other Corus companies in accordance with US GAAP	536	529

Basis of preparation

The basis of preparation for these special purpose combined accounts is set out in “Presentation of special purpose combined accounts and accounting policies” on page 51. The basis of preparation follows IFRS as adopted by the EU with the application of “push-down” accounting for the purposes of presenting the Fabricator Group on a stand-alone basis.

Combined statement of cash flows

Under both IFRS and US GAAP, cash flows are classified under operating activities, investing activities and financing activities. Under IFRS, cash is defined as cash in hand and investments with original maturities of three months or less, less overdrafts repayable on demand. Under US GAAP, cash and cash equivalents are defined as only being cash and investments with original maturities of three months or less.

Use of estimates

The preparation of financial statements to conform with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant techniques for estimation are discussed in the “Presentation of special purpose combined accounts and accounting policies” on pages 50 to 61.

(i) Goodwill

The Fabricator Group has exercised the option under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ not to restate business combinations prior to the date of transition to IFRS. Prior to this goodwill on acquisitions was held as an intangible asset and amortised over its estimated useful economic life. Under IFRS the Fabricator Group applies IFRS 3 ‘Business Combinations’ in accounting for goodwill, which was adopted from 1 January 2004. Whereas for US GAAP purposes the Fabricator Group applies SFAS 142 ‘Goodwill and Other intangible Fixed Assets, which was adopted at 30 December 2001. Both of these standards have a similar approach. They do not allow the amortisation of goodwill and instead impairment reviews must be carried out at least annually to assess the recoverability of goodwill balances. However the different adoption dates of these respective standards gives rise to a reconciling item in calculating the ‘Net investment by other Corus companies’ under US GAAP.

Furthermore the Corus Aluminium Rolled Products and Extrusions Businesses were acquired by Corus as part of its acquisition of the Corus Nederland BV group. The fair value of shares offered as consideration during this acquisition was determined by reference to the market price of Corus’ shares on the date that the offer became unconditional, 6 October 1999. As the Fabricator Group has exercised the IFRS 1 exemption not to restate business combinations this purchase consideration has not been reassessed for IFRS purposes. Under US GAAP the fair value of these shares was based on the market price of the shares when the principal terms of the acquisition were announced, on 7 June 1999. The difference resulted in a lower purchase consideration for Corus Nederland BV, and hence the Fabricator Group, under US GAAP, which means the recognised capital issued and goodwill on the Fabricator Group acquisition is lower.

(ii) Capitalisation of interest costs

Under IFRS, the Fabricator Group has opted not to capitalise interest in its financial statements. However, for US GAAP reporting, the estimated amount of interest incurred in connection with the financing of expenditure for major capital projects is included within property, plant and equipment. This interest is then depreciated over the lives of the related assets.

(iii) Pension costs and other employee benefits

Under both IFRS and US GAAP pension costs are charged to earnings so as to reflect the provisions of future pension liabilities accrued by employees during the period, by reference to the respective pension scheme liability and the market value of underlying plan assets.

Under US GAAP surpluses or deficits arising where the actual performance of the scheme differs from previous actuarial assumptions are generally recognised in future periods. The Fabricator Group applies the 10% corridor test at the beginning of the year to determine whether amortisation of the gain or loss is necessary. Where the gain or loss exceeds 10% of the greater of the projected benefit obligation or the market related value of the scheme’s assets this is amortised through the income statement over the active participant’s average remaining service periods. In contrast, under IFRS the Fabricator Group has opted to recognise such actuarial gains and losses immediately within the combined statement of recognised income and expense.

In both 2005 and 2004, the Fabricator Group has recognised a minimum pension liability within the US GAAP ‘Net investment by other Corus companies’. US GAAP requires the employer to recognise an additional minimum pension liability to the extent that the accumulated benefit obligation exceeds the fair value of the plan assets and this shortfall is not covered by the pension liability already recorded in the balance sheet. This results in a charge to other comprehensive income equal to the minimum pension liability but adjusted to take account of an intangible asset that represents the unrecognised transition obligation.

(iv) Deferred taxation

Under IFRS a deferred tax asset is recognised in respect of deductible temporary differences to the extent that there are offsetting taxable temporary differences or it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised. Under US GAAP a deferred tax asset is recognised in full but is then reduced by a valuation allowance if it is more likely than not that some, or all, of the deferred tax asset will not be realised.

Under both IFRS and US GAAP the likelihood that deferred tax assets can be recovered by utilisation against future taxable profits is assessed by consideration of all available evidence, both positive and negative, including historic levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies when prudent and feasible. The Fabricator Group has certain historical tax loss carry-forwards in Belgium. When evaluating the recoverability of this asset under US GAAP, the approach used to determine the weight of available evidence associated with recent historical losses differs from the IFRS approach. In particular more losses have been incurred than were envisaged when the asset was originally recognised. As a result the Group has not taken future projected profits into consideration under US GAAP.

In addition the reconciliation of IFRS to US GAAP includes the tax effect of the other US GAAP adjustments.

(v) Derivative instruments and hedging activities

The Fabricator Group enters into derivative arrangements to limit its exposure to interest rate, foreign exchange and commodity price risks.

On 1 January 2005 the Fabricator Group adopted IAS 32 and IAS 39 under IFRS on a prospective basis, requiring designation of hedging instruments and recognition of all derivative instruments at fair value on the balance sheet. The Fabricator Group’s economic hedging policies remain unchanged but the instruments are accounted for as described in ‘Presentation of combined financial statements and accounting policies’ on page 57 (XIV(f)).

Under US GAAP, the Fabricator Group adopted SFAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group, with effect from 1 January 2001. SFAS 133 also requires all derivatives to be recognised as assets or liabilities in the balance sheet and those instruments to be measured at fair value.

Changes in fair value over the period are recorded in current earnings unless hedge accounting is obtained. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Certain derivatives that are designated by the Fabricator Group as hedging instruments under IAS 39 are not designated as such under SFAS 133. Accordingly hedge accounting is not applied in respect of these arrangements. Hedges of net investment and the treatment of realised gains and losses are the same under US GAAP as under IFRS in both years, being taken to other comprehensive income.

(vi) Restructuring costs

Under IFRS restructuring costs are accounted for in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, and recognised where implementation of a formal plan has begun and has been communicated to those affected. Costs for items such as leased property, plant and equipment, which will no longer provide economic benefit to the Group, are provided for as part of the restructuring plan.

Under US GAAP one-time termination benefits are recognised where a detailed formal plan has been communicated to employees. Where employees are required to continue working until they are terminated to be eligible for the termination benefit and that period exceeds the minimum retention period, the cost is only recognised over the retention period. Termination benefits under a pre-existing benefit plan that vest during employment are recognised when such benefits become probable of being paid. Under US GAAP, other costs associated with a restructuring plan are recognised when the liability is incurred rather than at the date of the Fabricators Group’s commitment to an exit plan.

New US accounting standards

Recently issued accounting pronouncements implemented during the year

In March 2005, the Financial Accounting Standards Board (FASB) issued interpretation No. (FIN) 47, ‘Accounting for Conditional Asset Retirement Obligations’ an interpretation of FASB Statement No. 143 FIN 47 clarifies that SFAS 143, ‘Accounting for Asset Retirement Obligations’, requires that an entity recognise a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after 15 December 2005. The adoption of FIN 47 has not had a material impact on the Fabricator Group’s results of operations or financial position.

Recently issued accounting pronouncements not yet implemented

In November 2004, the FASB issued SFAS 151 ‘Inventory Costs’ to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognised as current period charges. In addition, SFAS 151 requires that the allocation of fixed production overheads to inventory values be based on the normal capacity of the production facilities. SFAS 151 is effective for costs incurred in respect of inventories for reporting periods beginning after 15 June 2005. The adoption of SFAS 151 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In December 2004, the FASB issued SFAS 153 ‘Exchanges of Nonmonetary Assets, and amendment of APB Opinion No. 29’ which, for periods beginning after 15 June 2005, no longer allows the exemption included in APB Opinion No. 29 (APB 29) which permitted certain non-monetary exchanges of similar productive assets to be accounted for at book value with no gain or loss being recognised. Under SFAS 153 such non-monetary transactions have to be accounted for at fair value, recognising any gain or loss, if the transaction meets a commercial substance criterion and the fair value is determinable. SFAS 153 did not affect the guidance in APB 29 for non-monetary exchanges of inventory. The adoption of SFAS 153 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In December 2004, the FASB issued SFAS 123(R) ‘Share-Based Payment’, which is a revision of SFAS 123 ‘Accounting for Stock-Based Compensation’ and supersedes APB Opinion No. 25 ‘Accounting for Stock Issued to Employees’. Generally the valuation methods contained in SFAS 123(R) are similar to those in SFAS 123, but SFAS 123(R) requires all share-based payments to employees, including grants of employee share options, to be charged to the statement of income. Pro-forma disclosure is no longer an alternative. With limited exceptions, the amount charged to the statement of income for share options will be measured based on the grant date fair value of the option amortised over the period to the date of vesting of the award. SFAS 123(R) is effective for annual reporting periods beginning after 15 June 2005. The adoption of SFAS 123(R) is not expected to have a material effect on the results or net assets of the Fabricator Group.

In May 2005, the FASB issued SFAS 154 ‘Accounting Changes and Error Corrections’, which is effective for periods beginning after 15 December 2005. This statement replaces APB Opinion No. 20 ‘Accounting Changes’

(APB 20) and SFAS ‘Reporting Accounting Changes in Interim Financial Statements. APB 20 previously required that most voluntary changes in accounting principle be recognised by including, in net income of the period of the change, the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. The adoption of SFAS 154 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In February 2006, the FASB issued SFAS 155 ‘Accounting for Certain Hybrid Financial Instruments’ an amendment of SFAS 133 and 140. SFAS 155 nullifies the guidance from the FASB’s Derivatives Implementation Group (DIG) in Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which deferred the application of the bifurcation requirements of SFAS 133 for certain beneficial interests. SFAS 155 provides a fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation and requires that beneficial interests in securitized financial assets be analysed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation. SFAS 155 also provides clarification on specific points related to derivative accounting. SFAS 155 is effective for fiscal years beginning after 15 September 2006. The Fabricator Group does not currently expect SFAS 155 to have a material impact on its financial position, results of operations or cash flows.

In June 2005 EITF 05-05 ‘Accounting for Early Retirement or Post-employment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement arrangements)’ (EITF 05-05) was issued. EITF 05-05 provides specific guidance on how to account for such features and is effective for fiscal years beginning after 15 December 2005. The Fabricator Group is currently assessing the impact of this consensus.

FABRICATOR GROUP UNAUDITED COMBINED FINANCIAL STATEMENTS

Combined income statement

	Note	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
Group turnover	1	436	367
Total operating costs	2	(411)	(355)

Group operating profit	3	25	12
Finance costs	4	(2)	(2)
Finance income	4	—	—

Profit before taxation		23	10
Taxation	5	(8)	(4)

Profit after taxation		15	6

Attributable to:
Attributable to other Corus companies		16	6
Minority interests		(1)	—

		15	6

The charges set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Earnings per share information has not been presented as the Fabricator Group does not have a defined capital structure that is consistent across all of its constituent businesses.

Combined balance sheet

	Unaudited 31 March 2006 € million	Unaudited 31 March 2005 € million
Non-current assets
Goodwill	20	20
Other intangible assets	7	7
Property, plant and equipment	453	446
Other non-current financial assets	33	—
Deferred tax assets	15	22

	528	495

Current assets
Inventories	345	287
Trade and other receivables	230	209
Current tax assets	2	1
Other financial assets	57	70
Cash and short term deposits	32	39

	666	606

TOTAL ASSETS	1,194	1,101

Current liabilities
Short term borrowings	(25)	(14)
Trade and other payables	(269)	(222)
Current tax liabilities	(43)	(29)
Other financial liabilities	—	—
Retirement benefit obligations	(4)	(2)
Short term provisions and other liabilities	(8)	(2)

	(349)	(269)

Non-current liabilities
Long-term borrowings	(21)	(20)
Deferred tax liabilities	(48)	(49)
Retirement benefit obligations	(108)	(92)
Provisions for liabilities and charges	(19)	(19)
Other non-current liabilities	—	—
Deferred income	(2)	(2)

	(198)	(182)

TOTAL LIABILITIES	(547)	(451)

NET ASSETS	647	650

Net investment
Investment attributable to other Corus companies	468	459
Loans from, and deposits with, other Corus companies	149	158

Net investment by other Corus companies	617	617
Minority interests	30	33

NET INVESTMENT	647	650

The capital structure set out above is not necessarily representative of the capital structure of the Fabricator Group under separate ownership.

Combined statement of recognised income and expense

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
Actuarial gains/(losses) on defined benefit plans	1	—
Net movement on fair values of cash flow hedges	30	(5)
Deferred tax on items taken directly to reserves	(12)	3
Exchange movements on currency net investments	(1)	2

Net income / (expense) recognised directly in equity	18	—
Profit after taxation	15	6

Total recognised income for the period	33	6
Adoption of IAS 32 and IAS 39	—	47

	33	53

Total recognised income / (expense) for the period attributable to:
Other Corus companies	34	54
Minority interests	(1)	(1)

	33	53

The recognised income and expense set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Combined cash flow statement

	Note	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
Operating activities
Cash generated from operations	9	(16)	(20)
Interest paid		(3)	(1)
Taxation received		1	8

Net cash flow from operating activities		(18)	(13)

Investing activities
Purchase of property, plant and equipment		(8)	(8)
Sale of property, plant and equipment		—	—

Net cash flow from investing activities		(8)	(8)

Financing activities
New loans from other Corus companies		(250)	—
Cash inflow from issue of ordinary shares		250	—
Financing investment in other Corus company		—	—
Other movements on loans from other Corus companies		10	26
Movement on short term deposits with other Corus companies		48	51

Cash flows related to net amounts attributable to Corus companies		58	77
New loans		6	—
Repayment of borrowings		—	(5)
Dividends paid		(37)	(59)

Net cash flow from financing activities		27	13

Net movement in cash and cash equivalents		1	(8)
Cash and cash equivalents at beginning of period		11	37
Effect of foreign exchange rate changes		—	—

Cash and cash equivalents at end of period		12	29

Cash and cash equivalents comprise:
Cash and short term deposits		32	39
Bank overdrafts		(20)	(10)

		12	29

The cash flows set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

I Basis of preparation

The combined interim financial statements have been prepared in accordance with IAS 34 ‘Interim Financial Reporting.’ In preparing these combined interim financial statements report the financial information for entities within the Fabricator Group, as at the relevant date, has been extracted from the Corus statutory reporting records and combined. This information was prepared under the accounting policies as adopted for statutory submissions to Corus, which complied with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). IFRS as adopted by the EU differ in certain respects from IFRS as issued by the International Accounting Standards Board (IASB). However the combined financial information for the periods presented would be no different had the Fabricator Group applied IFRS as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as adopted by the EU.

From 1 January 2005 the Fabricator Group has adopted IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’, which relate to the classification and measurement of financial instruments and, as permitted, is accounting for these standards prospectively from the date of adoption. The adoption of IAS 32 and IAS 39 as at 1 January 2005 principally resulted in the measurement of all derivative financial instruments at fair value, and the recognition of related deferred tax balances. At 1 January 2005 these changes resulted in an increase in net assets of €47 million.

The combined interim financial statements are not prepared under section 226 of the United Kingdom Companies Act 1985. They have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS. The principal accounting policies have been consistently applied to all the periods presented.

A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out in Note 11 ‘Summary of differences from US generally accepted accounting principles’.

As fully integrated businesses of Corus, the Fabricator Group does not prepare separate financial statements in accordance with IFRS in the normal course of operations. Accordingly, the combined interim financial statements have been derived by extracting certain assets, liabilities, revenues and expenses of the Fabricator Group from the assets, liabilities, revenues and expenses reflected in the accounting records of Corus.

The combined interim financial statements have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows of the Fabricator Group on a stand-alone basis. The combined interim financial statements of the Fabricator Group reflect assets, liabilities, revenues and expenses directly attributable to the Fabricator Group as well as allocations deemed reasonable by the directors of Corus and the management of the Aluminium Division of Corus. Costs have been allocated to the Fabricator Group from Corus using various allocation methodologies, including, but not limited to, employee numbers and personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Corus had been purchased from independent third parties, the allocations are considered to be reasonable. However, the financial position, results of operations and cash flows of the Fabricator Group are not necessarily representative or indicative of those that would have been achieved had the Fabricator Group operated autonomously or as an entity independent from Corus.

(a) Management fees

For each of the two quarters presented, the combined interim financial statements include management fees, the cost recovery mechanism used by Corus to recover certain central management and other similar costs. An appropriate proportion of the remuneration of the key management personnel for the Fabricator Group, including their salaries and pension costs, is included in this management fee. These management fees have either been directly attributed to individual operations of the Fabricator Group or, for costs incurred centrally, allocated between the relevant Corus businesses and the Fabricator Group operations. Costs have principally been allocated on the basis of employee numbers and personnel costs, turnover and working capital balances.

(b) Pension and post retirement costs

For each of the two quarters presented the pension and post retirement costs included within the Fabricator Group are entirely related to the specific pension and post retirement benefit schemes of the Fabricator Group. No additional amounts have been allocated to the Fabricator Group as the vast majority of employees of the Fabricator Group are not members of other Corus schemes and therefore any allocation would not be material.

(c) Interest

For each of the two quarters presented the interest charge attributable to the Fabricator Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Corus. No interest charge related to central borrowings held by other Corus companies has been allocated to the Fabricator Group.

(d) Taxation

During the period under review, the entities within the Fabricator Group did not legally operate within the structure reflected in these combined interim financial statements, and were not necessarily subject to specific taxation of their results. Therefore the tax position shown is not necessarily representative of the tax position of the Fabricator Group under separate ownership. For each of the two quarters presented the tax charge attributable to the Fabricator Group has been based on the tax charge attributable to the individual entity or group of Fabricator entities in the relevant individual tax jurisdictions, on a separate return basis. Tax liabilities that may arise from any separation from Corus tax groups of the operations of the Fabricator Group in specific countries have not been reflected in these combined interim financial statements.

(e) Dividends

The dividends recorded in these combined interim financial statements are an aggregation of the actual dividends recorded in the accounts of the individual operations of the Fabricator Group. Dividend payments were made in the context of Corus as a whole.

(f) Goodwill

Goodwill recorded at a Corus level and attributable to the Fabricator Group has been recorded in these combined interim financial statements.

(g) Financial Instruments

Financial instruments to hedge currency and commodity risks are taken out with other Corus companies as the counter-parties. These financial instruments are legally contracted with other Corus companies and have been treated as external contracts of the Fabricator Group in these combined interim financial statements. Not all of those contracts taken out with other Corus companies have matching contracts being held externally to the wider Corus.

(h) Cash

A number of individual Fabricator Group operations participate in cash sweep arrangements operated by Corus under which cash balances are cleared regularly to a central account held by another Corus company. Amounts held on deposit with the Corus cash pool are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. For this reason the cash position shown is not necessarily representative of the cash position of the Fabricator Group under separate ownership.

(i) Net investment by other Corus companies

Because the Fabricator Group has not, in the past, formed a separate legal group or been structured with a single holding company as a separate legal group, the proportion of share capital and reserves of Corus attributable to the Fabricator Group have been shown in the balance sheet within the ‘Net investment by other Corus companies’. The Fabricator Group has a number of loans from, and deposits with, other Corus companies, and these balances have been shown on the balance sheet as part of ‘Loans from, and deposits with, other Corus companies’, and included as part of the Net investment as loan balances form part of the long-term financing arrangements of the Fabricator Group by Corus. In addition, the Fabricator Group has a number of short-term current account balances with other Corus companies. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Amounts owed to other Corus companies’ within ‘Trade and other payables’.

II Basis of combination

In preparing the interim financial statements all intra-Fabricator Group transactions, balances, income and expenses are eliminated on combination, including unrealised profits on such transactions. As at 31 March 2006 some of the investments held by the companies within the Fabricator Group related to investments in shares in subsidiaries of other Corus companies that are not part of the combined interim financial statements. In preparing the combined interim financial statements all investments in subsidiaries or related companies, whether part of the Fabricator Group or the wider Corus have been eliminated against the ‘Net investment by other Corus companies’.

III Use of estimates and critical accounting judgements

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the:

(i) reported amounts of assets and liabilities;

(ii) disclosure of contingent assets and liabilities at the date of the financial statements; and

(iii) reported amounts of income and expense during the reporting period.

Actual results could differ from those estimates. The most significant techniques for estimation are described in the accounting policies or in the notes below.

Critical accounting judgements and the key sources of estimation uncertainty in applying accounting policies for these combined interim financial statements arise in relation to property, plant and equipment, current asset provisions, deferred tax, retirement benefits, provisions created for redundancy, rationalisation and related costs and financial derivatives. The detailed accounting policies, including underlying judgements and methods of estimations, are discussed below. All of these key factors are considered at least annually.

IV Business combinations

On the acquisition of a subsidiary, fair values are attributed to the net assets acquired. Any excess of the fair value of consideration given over the fair values of the Fabricator Group’s share of the identifiable net assets acquired is treated as goodwill. If the fair value of the net assets acquired exceeds the fair value of consideration then these fair values are reassessed before taking the remainder as a credit to profit or loss in the period of acquisition.

Goodwill is recognised as an asset and, although it is not amortised, it is reviewed for impairment annually and whenever there is a possible indicator of impairment. Any impairment is recognised immediately in profit or loss and is not subsequently reversed. On disposal of a subsidiary any residual amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous historic values, as no adjustment was required on transition. These have also been subject to impairment tests at that date and will continue to be, at least, annually.

V Turnover

Revenue from the sale of goods and rendered services is recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is generally when they have accepted physical delivery and control of the goods and services. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Revenue is measured at the fair value of the consideration received or receivable and represents amounts due for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

VI Provisions

Provisions for rationalisation and related measures, environmental remediation and legal claims are recognised when the Fabricator Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. This involves a series of management judgments and estimates that are based on past experience of similar events and third party advice where applicable.

In particular, redundancy provisions are made where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been made at the balance sheet date. These provisions also include charges for any termination costs arising from enhancement of retirement or other post-employment benefits for those employees affected by these plans.

Provisions are also created for long-term benefits that depend on the length of service such as long service awards, disability benefits and long-term compensated absence such as sick leave. The amount recognised as a liability is the present value of benefit obligations at the balance sheet date, and all movements in the provision (including actuarial gains and losses or past service cost) are recognised immediately within profit and loss.

VII Research and development

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Costs incurred on individual development projects are recognised as intangible assets from the date that all of the following conditions are met:

(i) completion of the development is technically feasible;

(ii) it is the intention to complete the intangible asset and use or sell it;

(iii) it is clear that the intangible asset will generate probable future economic benefits;

(iv) adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

(v) it is possible to reliably measure the expenditure attributable to the intangible asset during its development.

Recognition of costs as an asset is stopped when the project is complete and available for its intended use, or if these criteria no longer apply. The approach to amortisation and impairment of other intangible assets is described in XVII.

Where development activities do not meet the conditions for recognition as an asset, any associated expenditure is treated as an expense in the period in which it is incurred.

VIII Government grants

Grants related to expenditure on property, plant and equipment are credited to profit and loss over the useful lives of qualifying assets. Total grants received less the amounts credited to profit and loss at the balance sheet date are included in the balance sheet as deferred income.

IX Insurance

Certain of the Fabricator Group’s insurances are handled by two Corus captive insurance companies, Crucible Insurance Company Limited and Hoogovens Verzekeringsmaatschappij N.V. Insurance premiums in respect of insurance placed with these captive companies and third parties are charged to the income statement in the period to which they relate.

X Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Fabricator Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit retirement benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. The Fabricator Group has early adopted the amendment to IAS 19 ‘Employee Benefits’ (as issued in December 2004) to allow actuarial gains and losses to be recognised in retained earnings and presented in the statement of recognised income and expense. In applying IAS 19, in relation to retirement benefits costs, the current service cost, interest cost and expected return on plan assets have been treated as a net expense within employment costs.

Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

XI Financing items

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable. Interest expense, including that related to financing the construction of property, plant and equipment, is written off as incurred.

XII Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. In contrast, deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised (which, in particular, requires an assessment of which taxable profits are more likely than not to arise to offset brought forward losses). Liabilities are not recognised for taxable temporary differences arising on investments in subsidiaries, where the Fabricator Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Both current and deferred tax items are calculated using the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. This means using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset to the extent that they relate to taxes levied by the same tax authority and they are in the same taxable entity, or a group of taxable entities where the tax losses of one entity are used to offset the taxable profits of another.

XIII Foreign currencies

Presentational currency

The individual financial statements of each Fabricator Group company are presented in the currency of the primary economic environment in which it operates (its presentational currency). For the purposes of the combined interim financial statements, the results and financial position of each Fabricator Group business is expressed in Euro (€).

Transactions and balances

Monetary assets and liabilities in foreign currencies are translated into Euro at the quoted rates of exchange ruling at each balance sheet date. Income statement items and cash flows are translated into Euro at the average rates for the financial period. In order to hedge its exposure to certain foreign exchange risks, the Fabricator Group enters into forward contracts and options (see note XIV below for details of the Fabricator Group’s accounting policies in respect of such derivative financial instruments).

Exchange differences on the retranslation of the opening net investment in foreign enterprises and the retranslation of profit or loss items from average to closing rate are recorded as movements in the balance sheet ‘Net investment’.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

XIV Financial instruments

Financial assets and financial liabilities are recognised in the Fabricator Group’s balance sheet when the Fabricator Group becomes a party to the contractual provisions of the instrument. The detailed accounting treatment for such items can differ, as described in the following sections:

(a) Trade receivables

Trade receivables, which are initially recorded at their fair value, do not carry any interest and are subsequently stated at their amortised cost, as reduced by appropriate allowances for any impairment.

(b) Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the individual contractual arrangements.

(c) Bank borrowings

Interest-bearing bank loans (including those from other Corus companies) and overdrafts are initially recorded at their fair value which is generally the proceeds received, net of direct issue costs. These borrowings are subsequently stated at amortised cost.

(d) Trade payables

Trade payables, which are initially recorded at fair value, are not interest bearing and are subsequently stated at their amortised cost.

(e) Equity instruments

Equity instruments issued by the Fabricator Group are recorded at the proceeds received, net of direct issue costs.

(f) Derivative financial instruments and hedge accounting

In the ordinary course of business the Fabricator Group companies use certain derivative financial instruments to reduce business risks that arise from its exposure to foreign exchange and base metal prices. The instruments are confined principally to forward foreign exchange contracts, forward rate agreements, options and London Metal Exchange (LME) contracts (as held through independent subsidiaries of Corus on behalf of the Fabricator Group). The instruments are employed as hedges of transactions included in the financial statements or forecast for firm contractual commitments. These contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products business, which may extend up to four years.

Derivatives are accounted and measured at fair value from the date the derivative contract is taken out and subsequently measured at fair value. For forward currency and commodity contracts the fair values are determined based on market forward rates as at the balance sheet date.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

For an effective hedge of an exposure to changes in fair value, the hedged item is adjusted for changes attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the associated derivative are also recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in profit and loss as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with gains or losses reported in the income statement.

XV Patents, trademarks and software

Patents, trademarks and software are included in the balance sheet as intangible assets where they are clearly linked to long-term economic benefits for the Fabricator Group. In this case they are measured initially at purchase cost and then amortised on a straight-line basis over their estimated useful lives.

All other costs on patents, trademarks and software are expensed in profit and loss as incurred.

XVI Property, plant and equipment

Property, plant and equipment is recorded at original cost less accumulated depreciation and any recognised impairment loss, with the exception of land. Cost includes professional fees, and, for assets constructed by the Fabricator Group businesses, any related works to the extent that these are directly attributable to the acquisition or construction of the asset. Commissioning costs and interest attributable to expenditure on assets in the course of construction are written off to profit and loss as incurred. Assets in the course of construction are depreciated from the date on which they are ready for their intended use.

The gain or loss arising on disposal of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in income.

Subsequent costs are included in the carrying value of an asset when it is probable that additional future economic benefits will flow to the Fabricator Group and the cost of the item can be measured reliably. All other repairs and renewals are charged to profit and loss as incurred.

XVII Depreciation, amortisation and impairment of property, plant and equipment and other intangible assets

Depreciation or amortisation is provided so as to write off, on a straight-line basis, the cost of property, plant and equipment and other intangible assets including those held under finance leases, but with the exception of land, to their residual value. These charges are commenced from the dates the assets are available for their intended use and are spread over their estimated useful economic lives or, in the case of leased assets, over the lease period if shorter. The estimated useful lives of assets are reviewed regularly and, when necessary, revised. Accelerated depreciation or amortisation is provided where an asset is expected to become obsolete before the end of its normal useful life or if events or changes in circumstances indicate that an impairment loss needs to be recognised, as discussed below. No further charges are provided in respect of assets that are fully written down but are still in use.

The estimated useful lives for the main categories of property, plant and equipment and other intangible assets:

Freehold and long leasehold buildings that house plant and other works buildings	25 years
Other freehold and long leasehold buildings	50 years
Plant and machinery:
Manufacturing equipment	maximum 20 years
IT hardware and software	maximum 8 years
Office equipment and furniture	10 years
Motor vehicles	4 years
Other	maximum 15 years
Patents and trademarks	4 years
Product and process development costs	5 years

At each balance sheet date, the Fabricator Group reviews the carrying amounts of its property, plant and equipment and other intangible assets to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Fabricator Group companies estimate the recoverable amount of the cash-generating unit to which the asset belongs. Other intangible assets with indefinite useful lives are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. The discount rate applied in the period of 9.5% was based upon the Corus long-term weighted average cost of capital with appropriate adjustments for the risks associated with the relevant units. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

XVIII Leases

Assets held under finance leases are recognised as assets of the Fabricator Group at their deemed cost, being their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the period of the lease.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

XIX Inventories

Inventories of raw materials are valued at the lower of cost and net realisable value. Cost is determined using the ‘first in first out’ method. Inventories of partly processed materials, finished products and stores are individually valued at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is the price at which the inventories can be realised in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of marketing, selling and distribution. Provisions are made to cover slow moving and obsolescent items based on historical experience of utilisation on a category-by-category basis.

XX Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks (or other Corus companies), other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

XXI Segmental reporting

The Fabricator Group is organised into a structure that comprises two main operating units: Rolled Products and Extrusions. This structure reflects the dominant source and nature of operational risks and returns and so is used as the primary format for segmental reporting.

Segment assets are operational assets used in normal day-to-day activities. They include attributable goodwill, intangible assets, property, plant and equipment, inventories and operational receivables. They do not include cash, short-term deposits, short-term investments, tax assets and other non-current financial assets. Segment liabilities are also those resulting from the normal activities of the businesses, excluding tax liabilities and indebtedness but including post retirement obligations where directly attributable to the segment. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual businesses.

Geographical sectors are used as the secondary format for segmental reporting. Those areas separately disclosed represent the Fabricator Group’s most significant regional markets. Segment assets are operational assets employed in each region and include items such as tax and pension balances that are specific to a country. They also include attributable goodwill but exclude cash, short-term deposits and short-term investments. Segment liabilities are those arising within each region, excluding indebtedness. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual geographical segments.

XXII IFRS transition exemptions and choices

IFRS 1 permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS in the transition period. The Fabricator Group companies took the following key exemptions:

a) Employee benefits: At the transition date for IAS 19, all cumulative actuarial gains and losses have been recognised in the balance sheet within pension assets or pension liabilities. Subsequently, actuarial gains and losses have been recognised immediately and taken to reserves through the statement of recognised income and expense.

b) The effect of changes in foreign exchange rates: Under IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’, cumulative translation differences on the consolidation of subsidiaries are being accumulated for each individual subsidiary from the date of transition to IFRS and not from the original acquisition date.

c) Financial instruments: Financial instruments were designated as a financial asset or liability at fair value (with the fair values taken through profit and loss) or as available for sale on the adoption date of 1 January 2005, rather than at the date of initial recognition. IAS 32, IAS 39 and IFRS 4 ‘Insurance Contracts’ have been applied prospectively from 1 January 2005.

d) Business combinations: IFRS 3 ‘Business Combinations’ has been applied prospectively from the transition date to IFRS with no restatement of previous business combinations.

e) During the period, an amendment to IAS 39 ‘Financial Guarantee Contracts’ and IFRIC 4 ‘Determining whether an Arrangement contains a Lease’ have been implemented by the Fabricator Group. These have not had a material effect on either the current or prior periods.

Notes to the combined interim financial statements

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
1a. Turnover by business unit
Rolled Products	360	308
Extrusions	94	76

Gross turnover	454	384
Less: intra-group turnover	(18)	(17)

Group turnover	436	367

comprising:
Rolled Products	343	292
Extrusions	93	75

Group turnover	436	367

1b. Group turnover by destination
Europe	308	301
North America	85	65
Other areas	43	1

	436	367

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
2. Total operating costs
Raw materials & consumables	281	227
Maintenance costs (excluding own labour)	12	12
Other external charges	30	27
Employment costs	69	68
Depreciation & amortisation (net of grants released)	14	13
Other operating costs	18	20
Changes in inventory	(13)	(12)

	411	355

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
3. Group operating result
After restructuring and impairment costs:
Rolled Products	25	13
Extrusions	—	(1)
Central & other	—	—

	25	12
Before restructuring and impairment costs:
Rolled Products	25	13
Extrusions	—	(1)
Central & other	—	—

	25	12

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
4. Financing items
Interest expense:
—Bank and other borrowings	—	(1)
—Borrowings from other Corus companies	(2)	(1)

Finance costs	(2)	(2)

Interest income	—	—

Finance income	—	—

	(2)	(2)

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
5. Taxation
Current tax	4	6
Deferred tax	4	(2)

	8	4

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
6. Reconciliation of movements in net investment
At beginning of period	556	520
Adoption of IAS 32 and IAS 39	—	47

At beginning of period—restated	556	567
Total recognized income and expense attributable to other Corus companies	34	7
Share capital issued to other Corus companies	250	—
Movements on deposits held with other Corus companies	48	51
Movements on other loans held with other Corus companies	(240)	26
Dividends payable	—	—
Minority interests	(1)	(1)

At end of period	647	650

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
7. Reconciliation of net cash flow to movement in net debt
Movement in cash and cash equivalents	1	(8)
Movement in debt	186	(72)

Change in net debt resulting from cash flows in period	187	(80)
Exchange rate movements	—	(2)
Other non-cash changes	(1)	(3)

Movement in net debt during the period	186	(85)
Net debt at beginning of the period	(349)	(68)

Net debt at end of the period	(163)	(153)

As described in the Basis of preparation on page 97, loans from, and deposits with, other Corus companies are shown as part of the balance sheet ‘Net investment by other Corus companies’. However, given their nature they have been included in the analysis of net debt above and in the note below.

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
8. Analysis of net debt
Cash and short term deposits (excluding bank overdrafts)	32	39
Bank overdrafts	(20)	(10)
Long-term borrowings	(17)	(17)
Other loans	(4)	(4)
Obligations under finance Leases	(5)	(3)
Deposits with Corus companies	4	—
Loans from Corus companies	(153)	(158)

Net debt at end of the period	(163)	(153)

As described in the Basis of preparation on page 97 loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. However, given their nature they have been included in the analysis of net debt above.

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
9. Reconciliation of cash generated from operations
Profit after taxation	15	6
Adjustments for:
Tax	8	4
Depreciation and amortisation including impairment items (net of grants released)	14	13
Interest income	—	—
Interest expense	2	2
Movements on derivatives	8	1
Other non-cash items	1	—
Restructuring costs (excluding impairment losses related to property, plant and equipment)	—	—
Utilisation of rationalisation provisions	(1)	—
Movement in pension prepayments and provisions	—	—
Movement in insurance and other provisions	—	1
Movement in inventories	(55)	(25)
Movement in receivables	(60)	(32)
Movement in payables	52	10

Net cash flow generated from operations	(16)	(20)

	Unaudited Q1 2006	Unaudited Q1 2005
10. Employees (to the nearest ‘00)	Number	Number
Average weekly numbers employed:
Europe	3,800	3,900
North America	700	700
Other countries	100	100
	4,600	4,700
Comprising:
Rolled Products	3,200	3,200
Extrusions	1,400	1,500
Central & other		—

	4,600	4,700

11. Summary of differences from US generally accepted accounting principles

This combined interim financial statements has been prepared in accordance with IFRS, as adopted by the European Union, which differs in certain respects from US Generally Accepted Accounting Principles (US GAAP). These differences relate principally to the items presented below, and the effect of each of the adjustments to profit for the financial period and the ‘Net investment by other Corus companies’, that would be required under US GAAP, is set out in the following tables.

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
Profit for financial period:
Profit attributable to shareholders—As reported	16	6
Adjustments:
Interest costs capitalised (ii)	—	—
Depreciation of capitalised interest (ii)	—	—
Pensions and other employee benefits (iii)	—	—
Deferred taxation (iv)	(9)	3
Derivatives (v)	30	(5)
Restructuring costs (vi)	(1)	—

Profit for financial period—US GAAP	36	4

	Unaudited Q1 2006 € million	Unaudited Q1 2005 € million
Net investment by other Corus companies
Net investment by other Corus companies—As reported	617	617
Adjustments:
Goodwill (i)	(5)	(5)
Interest costs capitalised (net of depreciation) (ii)	18	19
Pensions and other employee benefits (iii)	19	4
Deferred taxation (iv)	(20)	(24)
Restructuring costs (vi)	1	—

Net investment by other Corus companies in accordance with US GAAP	630	611

(i) Goodwill

The Fabricator Group has exercised the option under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ not to restate business combinations prior to the date of transition to IFRS. Prior to this goodwill on acquisitions was held as an intangible asset and amortised over its estimated useful economic life. Under IFRS the Fabricator Group applies IFRS 3 ‘Business Combinations’ in accounting for goodwill, which was adopted from 1 January 2004. Whereas for US GAAP purposes the Fabricator Group applies SFAS 142 ‘Goodwill and Other intangible Fixed Assets, which was adopted at 30 December 2001. Both of these standards have a similar approach. They do not allow the amortisation of goodwill and instead impairment reviews must be carried out at least annually to assess the recoverability of goodwill balances. However the different adoption dates of these respective standards gives rise to a reconciling item in calculating the ‘Net investment by other Corus companies’ under US GAAP.

Furthermore the Corus Aluminium Rolled Products and Extrusions Businesses were acquired by Corus as part of its acquisition of the Corus Nederland BV group. The fair value of shares offered as consideration during this acquisition was determined by reference to the market price of Corus’ shares on the date that the offer became unconditional, 6 October 1999. As the Fabricator Group has exercised the IFRS 1 exemption not to restate business combinations this purchase consideration has not been reassessed for IFRS purposes. Under US GAAP the fair value of these shares was based on the market price of the shares when the principal terms of the acquisition were announced, on 7 June 1999.

The difference resulted in a lower purchase consideration for Corus Nederland BV, and hence the Fabricator Group, under US GAAP, which means the recognised capital issued and goodwill on the Fabricator Group acquisition is lower.

(ii) Capitalisation of interest costs

Under IFRS, the Fabricator Group has opted not to capitalise interest in its financial statements. However, for US GAAP reporting, the estimated amount of interest incurred in connection with the financing of expenditure for major capital projects is included within property, plant and equipment. This interest is then depreciated over the lives of the related assets.

(iii) Pension costs and other employee benefits

Under both IFRS and US GAAP pension costs are charged to earnings so as to reflect the provisions of future pension liabilities accrued by employees during the period, by reference to the respective pension scheme liability and the market value of underlying plan assets.

Under US GAAP surpluses or deficits arising where the actual performance of the scheme differs from previous actuarial assumptions are generally recognised in future periods. The Fabricator Group applies the 10% corridor test at the beginning of the year to determine whether amortisation of the gain or loss is necessary. Where the gain or loss exceeds 10% of the greater of the projected benefit obligation or the market related value of the scheme’s assets this is amortised through the income statement over the active participant’s average remaining service periods. In contrast, under IFRS the Fabricator Group has opted to recognise such actuarial gains and losses immediately within the combined statement of recognised income and expense.

In both 2006 and 2005, the Fabricator Group has recognised a minimum pension liability within the US GAAP ‘Net investment by other Corus companies’. US GAAP requires the employer to recognise an additional minimum pension liability to the extent that the accumulated benefit obligation exceeds the fair value of the plan assets and this shortfall is not covered by the pension liability already recorded in the balance sheet. This results in a charge to other comprehensive income equal to the minimum pension liability but adjusted to take account of an intangible asset that represents the unrecognised transition obligation.

(iv) Deferred taxation

Under IFRS a deferred tax asset is recognised in respect of deductible temporary differences to the extent that there are offsetting taxable temporary differences or it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised. Under US GAAP a deferred tax asset is recognised in full but is then reduced by a valuation allowance if it is more likely than not that some, or all, of the deferred tax asset will not be realised.

Under both IFRS and US GAAP the likelihood that deferred tax assets can be recovered by utilisation against future taxable profits is assessed by consideration of all available evidence, both positive and negative, including historic levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies when prudent and feasible. The Fabricator Group has certain historical tax loss carry-forwards in Belgium. When evaluating the recoverability of this asset under US GAAP, the approach used to determine the weight of available evidence associated with recent historical losses differs from the IFRS approach. In particular more losses have been incurred than were envisaged when the asset was originally recognised. As a result the Group has not taken future projected profits into consideration under US GAAP.

In addition the reconciliation of IFRS to US GAAP includes the tax effect of the other US GAAP adjustments.

(v) Derivative instruments and hedging activities

The Fabricator Group enters into derivative arrangements to limit its exposure to interest rate, foreign exchange and commodity price risks.

On 1 January 2005 the Fabricator Group adopted IAS 32 and IAS 39 under IFRS on a prospective basis, requiring designation of hedging instruments and recognition of all derivative instruments at fair value on the balance sheet. The Fabricator Group’s economic hedging policies remain unchanged. In the application of IAS 32 and IAS 39 changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

Under US GAAP, the Fabricator Group adopted SFAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group, with effect from 1 January 2001. SFAS 133 also requires all derivatives to be recognised as assets or liabilities in the balance sheet and those instruments to be measured at fair value.

Changes in fair value over the period are recorded in current earnings unless hedge accounting is obtained. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Certain derivatives that are designated by the Fabricator Group as hedging instruments under IAS 39 are not designated as such under SFAS 133. Accordingly hedge accounting is not applied in respect of these arrangements. Hedges of net investment and the treatment of realised gains and losses are the same under US GAAP as under IFRS in both years, being taken to other comprehensive income.

(vi) Restructuring costs

Under IFRS restructuring costs are accounted for in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, and recognised where implementation of a formal plan has begun and has been communicated to those affected. Costs for items such as leased property, plant and equipment, which will no longer provide economic benefit to the Group, are provided for as part of the restructuring plan.

Under US GAAP one-time termination benefits are recognised where a detailed formal plan has been communicated to employees. Where employees are required to continue working until they are terminated to be eligible for the termination benefit and that period exceeds the minimum retention period, the cost is only recognised over the retention period. Termination benefits under a pre-existing benefit plan that vest during employment are recognised when such benefits become probable of being paid. Under US GAAP, other costs associated with a restructuring plan are recognised when the liability is incurred rather than at the date of the Fabricators Group’s commitment to an exit plan.

12. Related party transactions

The Fabricator Group companies have arm’s length trading relationships, based on normal commercial market terms, with other Corus companies. Turnover to other Corus companies, which consists of (semi-) finished products amounted to €17m (Q105: €11m, 2005: €48m). Whereas purchases from other Corus companies, mainly of aluminium billets and ingots, amounts to €175m (Q105: €124m, 2005: €494m). Receivable and payable balances at the balance sheet date that arose from these trading activities with other Corus companies were €9m (Q105: €7m, 2005: €10m) and €80m (Q105: €55m, 2005: €51m) respectively.

The Fabricator Group also contracts forward currency and commodity derivative positions with central Corus functions, as part of its approach to the management of currency and price risk. The fair values of these forward currency and commodity contracts as at the balance sheet date was €5m (Q105: €31m, 2005: €2m) and €85m (Q105: €39m, 2005: €66m) respectively. With notional values of the forward currency and commodity contracts as at the balance sheet date of €317m (Q105: €224m, 2005: €445m) and €266m (Q105: €254m, 2005: €255m) respectively.

In addition, the Fabricator Group received research and development support from the Corus Research, Development & Technology businesses, with associated costs for the Fabricator Group being €2m (Q105: €2m, 2005: €12m). The Fabricator Group companies also have deposits with and loans from other Corus companies. The balances outstanding at 31 March 2006 are disclosed in Note 8. Interest and other conditions of the loans and deposits are in line with normal market conditions.

The Fabricator Group companies also benefit from the functional support of corporate activities undertaken at the ultimate parent group level. These include activities such as commercial coordination, supplies and purchasing support, human resources, legal services, corporate relations and finance related functions such as corporate finance, internal audit and reporting and control. Recharges of these centrally borne costs are undertaken each period and for the 3 months ended 31 March 2006 amounted to €2m (Q105: €2m, 2005: €6m). These costs also include an allocation of the remuneration of the most senior management personnel of these businesses, who operate on behalf of the entire Aluminium Division of Corus.